Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

July 13, 2011

Among

TAYLOR WOODROW HOLDINGS (USA) INC.,

as U.S. Borrower

MONARCH CORPORATION

(as amalgamated with TAYLOR WIMPEY HOLDINGS OF CANADA, LIMITED and with

2279154 ONTARIO INC.),

as Canadian Borrower

TMM HOLDINGS LIMITED PARTNERSHIP,

as Holdings

0913741 B.C. LTD.,

as Canada Holdings

0914457 B.C. LTD.,

as Canada Intermediate Holdings

AYLESBURY ACQUISITION PARENT, INC.,

as U.S. Holdings

THE LENDERS PARTY HERETO,

as Lenders

and

CREDIT SUISSE AG,

as Administrative Agent, Collateral Agent, Swing Line Lender

and Issuing Bank

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.

and HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Joint Bookrunners

$75,000,000 REVOLVING CREDIT FACILITY

[CSM Ref. No. 5865-752]

i	CREDIT AGREEMENT

5.4	No Material Adverse Change	85
5.5	Title to Properties; Liens; Real Property; Intellectual Property	85
5.6	Litigation; Compliance with Laws	85
5.7	Payment of Taxes	86
5.8	Governmental Regulation	86
5.9	Compliance with ERISA and Similar Applicable Law	86
5.10	Environmental Matters	87
5.11	Employee Matters	88
5.12	Solvency	88
5.13	[Reserved]	88
5.14	True and Complete Disclosure	88
5.15	Sanctioned Persons	88
5.16	Insurance	88

SECTION 6. AFFIRMATIVE COVENANTS		89

6.1	Financial Statements and Other Reports	89
6.2	Consolidated Corporate Franchises	93
6.3	Payment of Taxes	94
6.4	Maintenance of Properties; Insurance	94
6.5	Inspection; Books and Records	95
6.6	Compliance with Statutes	95
6.7	Execution of Guaranty and Collateral Documents by Future Subsidiaries	96
6.8	Further Assurances	97
6.9	Transactions with Affiliates	98
6.10	End of Fiscal Years; Fiscal Quarters	99
6.11	Use of Proceeds	99
6.12	Changes in Business	99
6.13	Designation of Subsidiaries	100
6.14	Ratings	100
6.15	USA PATRIOT ACT	100

SECTION 7. NEGATIVE COVENANTS		100

7.1	Indebtedness	101
7.2	Limitation on Liens, etc.	108
7.3	Investments; Joint Ventures	114
7.4	Restricted Payments	117
7.5	Financial Covenants	120
7.6	Restriction on Fundamental Changes; Asset Sales	120
7.7	Sale Leasebacks	125
7.8	Passive Holding Entities	126
7.9	Limitation on Debt Payments and Amendments	126
7.10	Equity Interests of the Co-Borrowers and Restricted Subsidiaries	127

ii	CREDIT AGREEMENT

SECTION 8. EVENTS OF DEFAULT		128

8.1	Failure to Make Payments When Due	128
8.2	Default in Other Agreements	128
8.3	Breach of Certain Covenants	128
8.4	Breach of Warranty	129
8.5	Bankruptcy, etc.	129
8.6	Subordination and Intercreditor Matters	129
8.7	Judgments and Attachments	130
8.8	Employee Benefit Plans	130
8.9	Change in Control	130
8.10	Invalidity of the Guaranty	131
8.11	Failure of Security	131
8.12	Borrowers’ Right to Cure	132

SECTION 9. AGENTS		133

9.1	Appointment	133
9.2	Rights as a Lender	134
9.3	Exculpatory Provisions	134
9.4	Reliance by the Agents	135
9.5	Delegation of Duties	135
9.6	Resignation of Administrative Agent and/or Collateral Agent; Successor Swing Line Lender	136
9.7	Collateral Documents; Successor Collateral Agent	137
9.8	Non-Reliance on Agents and Other Lenders	137
9.9	Duties of Other Named Entities	137

SECTION 10. MISCELLANEOUS		138

10.1	Assignments and Participations in Loans	138
10.2	Expenses; Indemnity; Damage Waiver	142
10.3	Right of Set-Off	144
10.4	Sharing of Payments by Lenders	144
10.5	Amendments and Waivers	145
10.6	Independence of Covenants	147
10.7	Notices	147
10.8	Survival of Representations, Warranties and Agreements	148
10.9	Failure or Indulgence Not Waiver; Remedies Cumulative	148
10.10	Marshalling; Payments Set Aside	148
10.11	Severability	148
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	148
10.13	Maximum Amount	149
10.14	Headings	149
10.15	Applicable Law	150
10.16	Successors and Assigns	150

iii	CREDIT AGREEMENT

10.17	Consent to Jurisdiction and Service of Process	150
10.18	Waiver of Jury Trial	151
10.19	Confidentiality	151
10.20	Counterparts; Integration; Effectiveness; Electronic Execution	152
10.21	USA Patriot Act Notification	153
10.22	Agency of the U.S. Borrower for each other Loan Party	154
10.23	No Fiduciary Duties	154
10.24	Judgment Currency	155
10.25	Additional Borrowing Subsidiaries	155

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV-A	FORM OF REVOLVING NOTE
IV-B	FORM OF SWING LINE NOTE
V	FORM OF GUARANTY
VI	FORM OF SECURITY AGREEMENT
VII	FORM OF MORTGAGE
VIII	FORM OF TRADEMARK SECURITY AGREEMENT
IX-A	FORM OF OFFICER’S CERTIFICATE OF HOLDINGS
IX-B	FORM OF OFFICER’S CERTIFICATE OF THE CO-BORROWERS
X	FORM OF ASSIGNMENT AGREEMENT
XI	INTERCREDITOR AGREEMENT SUMMARY OF TERMS
XII	FORM OF BORROWING SUBSIDIARY AGREEMENT
XIII	FORM OF BORROWING SUBSIDIARY TERMINATION
XIV	FORM OF AFFILIATE SUBORDINATION AGREEMENT
XV	FORM OF GLOBAL INTERCOMPANY NOTE (GRANTOR PAYOR/ GRANTOR PAYEE)
XVI	FORM OF GLOBAL INTERCOMPANY NOTE (NON-GRANTOR PAYOR/GRANTOR PAYEE)

SCHEDULES

1.1	MORTGAGED PROPERTIES
1.2	PERMITTED POST-CLOSING DEBT RESTRUCTURING
1.3	ARIZONA EXCLUDED REAL PROPERTY
2.1	COMMITMENTS
4.1B	MORTGAGE FILING OFFICES
4.1E	LOCAL COUNSELS
5.1C	SUBSIDIARIES OF HOLDINGS
5.5B	OWNED U.S. REAL PROPERTY
5.16	INSURANCE
6.9	TRANSACTIONS WITH AFFILIATES
7.1A	CERTAIN EXISTING INDEBTEDNESS
7.2	CERTAIN EXISTING LIENS
7.3	CERTAIN EXISTING INVESTMENTS

iv	CREDIT AGREEMENT

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of July 13, 2011 and entered into by and among TAYLOR WOODROW HOLDINGS (USA) INC., a Delaware corporation (the “U.S. Borrower”), as co-borrower, MONARCH CORPORATION, an Ontario corporation, as amalgamated with TAYLOR WIMPEY HOLDINGS OF CANADA, LIMITED, a company continued under the laws of the province of Ontario and with 2279154 ONTARIO INC., an Ontario corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Co-Borrowers”), TMM HOLDINGS LIMITED PARTNERSHIP, a British Columbia limited partnership (“Holdings”), 0913741 B.C. LTD., a company continued under the laws of the province of British Columbia (“Canada Holdings”), 0914457 B.C. LTD., a company incorporated under the laws of the province of British Columbia (“Canada Intermediate Holdings”), AYLESBURY ACQUISITION PARENT, INC., a Delaware corporation (“U.S. Holdings”), THE BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”) and CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent (in such capacity, the “Collateral Agent”), as swing line lender (in such capacity, the “Swing Line Lender”) and as Issuing Bank.

R E C I T A L S

A. WHEREAS, capitalized terms used and not defined in these recitals shall have the meanings assigned to such terms in Section 1.1;

B. WHEREAS, the Co-Borrowers have requested (a) the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Commitment Termination Date, in an aggregate principal amount at any time outstanding not in excess of the U.S. Dollar Equivalent of $75,000,000, (b) the Issuing Banks to issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed the U.S. Dollar Equivalent of $75,000,000 and (c) the Swing Line Lender to extend credit, at any time and from time to time prior to the Commitment Termination Date, in the form of Swing Line Loans, in an aggregate principal amount at any time outstanding not in excess of the U.S. Dollar Equivalent of $5,000,000;

C. WHEREAS, the proceeds of the Revolving Loans and the Swing Line Loans shall be used, and Letters of Credit shall be issued, solely for the purposes set forth in Section 2.5; and

D. WHEREAS, the Lenders are willing to extend such credit to the Co-Borrowers, and the Issuing Banks are willing to issue Letters of Credit for the accounts of the Co-Borrowers, in each case on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

CREDIT AGREEMENT

SECTION 1.

DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquired Asset” means any asset (including any owned real estate or improvements thereto (but not any leased real property) or any interest therein) with a Book Value or Fair Market Value in excess of $250,000 (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof or assets subject to a Lien granted pursuant to Section 7.2A(iii)) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be.

“Acquisition” means (i) the acquisition by US Acquisitionco of Taylor Woodrow Holdings (USA) Inc. and (ii) the acquisition by 2279154 Ontario, Inc. from Taylor Wimpey plc of Taylor Wimpey Holdings of Canada, Limited and the amalgamations thereafter resulting in the Canadian Borrower becoming the successor of Monarch Corporation, Taylor Wimpey Holdings of Canada, Limited and 2279154 Ontario Inc., in each case in accordance with and pursuant to the terms of the Stock Purchase Agreement.

“Acquisition Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (taking into account any third party insurance) that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, properties, assets or results of operations of the NA Group, taken as a whole, except to the extent any such effect results from (i) the negotiation, execution, performance or announcement of the Stock Purchase Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by the Stock Purchase Agreement or the Ancillary Agreements, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, joint venture co-owners, counterparties, partners or employees, (ii) any action taken at the written request of the Parent Buyer, (iii) the identity of, or the effects of any facts or circumstances relating to, the Buyers or their Affiliates, (iv) any failure of the NA Group to meet any projections or forecasts (it being understood that the underlying causes of such failure may, if they are not otherwise excluded from the definition of Acquisition Material Adverse Effect, be taken into account in determining whether an Acquisition Material Adverse Effect has occurred), (v) any changes or conditions affecting the homebuilding industry generally in Arizona, California, Colorado, Florida, Texas or Ontario, (vi) any earthquake, hurricane, tornado or other natural or weather-related disaster, (vii) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (viii) any changes in the United States, Canadian or global economy or capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, (ix) any changes in legal, economic, regulatory or political conditions generally in the geographic regions where the NA Group Companies or Joint Venture Affiliates operate or own or lease any property or (x) changes in Applicable Law or any accounting standards or interpretation thereof, which in the case of clauses (v), (vi), (vii), (viii), (ix) and (x) only, do not disproportionately affect the NA Group, taken as a whole, relative to other participants in the homebuilding industry in the United States and Canada, and (b) the Sellers’ ability to consummate the transactions contemplated by the Stock Purchase Agreement and the Ancillary Agreements. Capitalized terms used in this definition of “Acquisition Material Adverse Effect” shall have the meanings assigned to them in the Stock Purchase Agreement.

2	CREDIT AGREEMENT

“Additional Facilities Amount” means $50,000,000; provided that to the extent any additional Commitments with a maturity date later than the Commitment Termination Date are made pursuant to Section 2.1 A(iii) concurrently with a permanent reduction pursuant to Section 2.4A(ii) in the Commitments existing immediately prior to such time, the Additional Facilities Amount shall be deemed increased by the lesser of (i) the amount of such additional Commitments and (ii) the amount of such permanent reduction.

“Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning assigned to that term in Section 10.5A.

“Affected Lender” has the meaning assigned to that term in Section 2.6C.

“Affected Loans” has the meaning assigned to that term in Section 2.6C.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement dated as of July 13, 2011, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amended Canadian Surviving Debt Documents” means (1) the Consent Letter, dated July 12, 2011, executed and delivered by The Toronto Dominion Bank, as lender, in respect of that certain Facility Letter, dated June 27, 2011, by and between The Toronto Dominion Bank, as lender, and Monarch Corporation, as borrower and (2) the Facility Letter dated July 11, 2011, between HSBC Bank Canada, as lender, and Monarch Corporation, as borrower.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the USA PATRIOT Act, ERISA and laws relating to Foreign Plans and obligations), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

3	CREDIT AGREEMENT

“Applicable Margin” means, for any day, with respect to: (a) any Eurodollar Rate Loan or any CDOR Rate Loan, 3.25% per annum, and (b) any Base Rate Loan or Canadian Prime Rate Loan, 2.25% per annum.

“Approved Fund” means any Fund or similar investment vehicle that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., as joint lead arrangers and joint bookrunners.

“Asset Sale” means any Disposition (other than operating leases entered into in the ordinary course of business) by Holdings or any of its Subsidiaries to any Person (other than the Loan Parties) of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, Capital Stock (including, Capital Stock of any Subsidiary of Holdings), but excluding (a) sales (including bulk sales), leases, assignments, conveyances, transfers or other dispositions (including exchanges or swaps) of amenities, homes, Model Home Units, land, other real property, inventory or goods, in each case held for sale or otherwise disposed of in the ordinary course of a Real Estate Business; (b) Dispositions arising out of, or the granting of, any options or rights of first refusal to purchase real property granted to the master developer or the seller of real property that arise as a result of the non-use or non-development of such real property by a Loan Party; (c) sales, assignments, conveyances, transfers or other dispositions of obsolete or worn out assets in the ordinary course of a Real Estate Business; (d) the creation of Permitted Encumbrances and dispositions in connection with, or pursuant to the exercise of remedies under, Permitted Encumbrances; (e) licenses of Intellectual Property entered into in the ordinary course of a Real Estate Business; (f) sales of Cash Equivalents; (g) immaterial Dispositions (including lot line adjustments) of portions of any Real Estate for dedication to the public or otherwise in connection with the development of Real Estate; (h) immaterial Dispositions for the purpose of resolving any encroachment issues and (i) the dissolution, liquidation or other Disposition of any Liquidating Subsidiary or any Closed-Out Subsidiary.

“Assignment Agreement” means an assignment and assumption agreement in substantially the form of Exhibit X annexed hereto or in such other form as may be approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), in each case as now and hereafter in effect, or any successor statutes.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the rate which is 0.5% in excess of the Federal Funds Effective Rate and (c) the Reserve Adjusted Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%; provided that, solely for purposes of the foregoing, the Reserve Adjusted Eurodollar Rate for any day shall be calculated using the Eurodollar Base Rate based on the rate set forth on such day at approximately 11:00 a.m. (London lime) by reference to the

4	CREDIT AGREEMENT

British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to one month; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Eurodollar Base Rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lenders at approximately 11:00 a.m. (London time) on such day. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lenders.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Book Value” means, with respect to any asset of Holdings or any of its Subsidiaries, the book value thereof as reflected in the most recently delivered Section 6.1 Financials (or if such asset has been acquired after the date of such Section 6.1 Financials or during the period prior to the first time the Section 6.1 Financials are required to be delivered, the then current book value thereof as reasonably determined by Holdings in good faith consistent with past practices).

“Borrowers” means the U.S. Borrower, the Canadian Borrower and any additional Subsidiary of a Co-Borrower that becomes a Borrower under this Agreement pursuant to Section 10.25.

“Borrowing Minimum” means $1,000,000 or C$1,000,000, as applicable.

“Borrowing Multiple” means $500,000 or C$500,000, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, (a) with respect to matters relating to Eurodollar Rate Loans, the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London, England, are authorized or required by law to close and (b) when used in connection with any Canadian Loan or any Canadian Dollar Letter of Credit, the term “Business Day” shall also (i) exclude any day on which banks are not open for business in Toronto and (ii) include any day on which banks are open for business in Toronto.

“Calculation Date” has the meaning assigned to that term in Section 7.5A.

“Canada Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“Canada Intermediate Holdings” has the meaning assigned to that term in the preamble to this Agreement.

5	CREDIT AGREEMENT

“Canadian Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Canadian Dollar Equivalent” means, on any date of determination with respect to an amount in Dollars, the equivalent thereof in Canadian Dollars, determined by the Administrative Agent using the Exchange Rate then in effect pursuant to Section 1.3.

“Canadian Dollar Letter of Credit” means any Letter of Credit denominated in Canadian Dollars.

“Canadian LC Disbursement” means a payment made by an Issuing Bank pursuant to a Canadian Dollar Letter of Credit.

“Canadian LC Exposure” means, at any time, the U.S. Dollar Equivalent of the sum of (a) the aggregate Stated Amount of all Canadian Dollar Letters of Credit that remain available for drawing at such time and (b) the aggregate amount of all Canadian LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Canadian LC Exposure of any Lender at any time shall be its Pro Rata Share of the total Canadian LC Exposure at such time.

“Canadian Loan” means any Loan denominated in Canadian Dollars.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada).

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of: (a) the annual rate of interest determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in Toronto, Ontario (or such other office selected by the Administrative Agent in which its Canadian lending operations are conducted) on such day for interest rates on Canadian Dollar-denominated commercial loans made in Canada; and (b) the sum of (i) the yearly interest rate to which the one-month CDOR Rate is equivalent in effect on such day and (ii) 1.0%.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the Canadian Prime Rate.

“Canadian Revolving Exposure” means, with respect to the Lenders, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate principal amount of the Lenders’ Canadian Revolving Loans outstanding at such time, (b) the Lenders’ Canadian LC Exposure at such time and (c) the Lenders’ Canadian Swing Line Exposure at such time. The Canadian Revolving Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate Canadian Revolving Exposure at such time.

“Canadian Revolving Loan” means a Revolving Loan which is denominated in Canadian Dollars.

“Canadian Sublimit” means $15,000,000.

6	CREDIT AGREEMENT

“Canadian Swing Line Exposure” means, at any time, the U.S. Dollar Equivalent of the aggregate principal amount of all Swing Line Loans denominated in Canadian Dollars outstanding at such time. The Canadian Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Canadian Swing Line Exposure at such time.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person. Notwithstanding the foregoing, all leases of any Person that are or would be treated as operating leases in accordance with GAAP on the Effective Date (whether or not such operating leases are in effect on the Effective Date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Effective Date which would otherwise require such leases to be treated as Capital Leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, excluding from all of the foregoing any debt securities convertible into Capital Stock so long as such debt securities are not entitled to share in the payment or distribution of any Dividends (other than Dividends paid in the form of Capital Stock) at any time prior to their conversion into Capital Stock.

“Capitalization Ratio” has the meaning assigned to that term in Section 7.5A.

“Cash” means (a) money, (b) currency or (c) a credit balance in a Deposit Account with a Cash Equivalent Bank.

“Cash Equivalent Bank” means any Lender or any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada, in each case having unimpaired capital and surplus of not less than $500,000,000 (or the Canadian Dollar Equivalent thereof).

“Cash Equivalents” means (a) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s (or, at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent from another U.S. nationally recognized rating service); (c) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof; (d) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent from another U.S. nationally recognized rating service); (e) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of

7	CREDIT AGREEMENT

at least A-1 from S&P or at least P-1 from Moody’s, issued by any Cash Equivalent Bank; (f) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such bank or any other Cash Equivalent Bank); (g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b), (c) and (f) above entered into with any Cash Equivalent Bank or securities dealers of recognized national standing; (h) marketable short-term money market and similar securities having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another U.S. nationally recognized rating service); (i) shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (h) above; and (j) other short-term investments utilized by Restricted Subsidiaries in jurisdictions other than the United States and Canada in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Bank” means any Person that is an Agent, a Lender or an Affiliate of an Agent or a Lender at the time it provides any Cash Management Services or that is an Agent, a Lender or an Affiliate of an Agent or Lender at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by Holdings, a Co-Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means treasury, depository and cash management services and any automated clearing house fund transfer services.

“CDOR Rate” means, on any day, the sum of (a) the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Interest Period appearing on the Reuters Screen CDOR Page (as defined in the International Swaps and Derivatives, Inc. 2000 definitions, as supplemented or amended from time to time) at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day and (b) 0.10% per annum; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the rate that would be applicable to Canadian Dollar bankers’ acceptances quoted by the Administrative Agent at its principal office in Toronto, Ontario (or such other office selected by the Administrative Agent in which its Canadian lending operations are conducted) as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.

“CDOR Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the CDOR Rate.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and

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Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, in each case to the extent materially different from that in effect on the date hereof.

“Class”, when used in reference to any Loans or Commitments, means each of the following classes of Loans or Commitments: (a) the Commitments and the Revolving Loans, (b) if any additional Commitments are made pursuant to Section 2.1 A(iii) that are Other Credit Extensions, such additional Commitments and Other Credit Extensions (it being understood that any Other Credit Extensions (together with the Commitments in respect thereof) having different terms shall each be construed to be a different Class) or (c) if any Loan Modification Offers are made and accepted pursuant to Section 2.9, the Commitments of the Accepting Lenders and the Loans made thereunder (it being understood that the Loans of Accepting Lenders (together with the Commitments in respect thereof) having different terms shall each be construed to be a different Class); provided, however, that at no time shall there be more than four Classes of Loans or Commitments outstanding under this Agreement.

“Closed-Out Subsidiaries” means Taylor Woodrow Communities at Herons Glen, L.L.C., Taylor Woodrow Communities at Seven Meadows, Ltd., Taylor Woodrow Communities at Vasari, L.L.C., Taylor Woodrow U.S. Tower, Inc., The Beach Residences, L.L.C., TW Oaks Meridian, Inc., TW/Beach Residences-Hollywood, L.L.C., TW/Beach Residences-Venice Beach, L.L.C, TW/Olson Venture Management, L.L.C., TWC/Seven Meadows, L.L.C. and Valencia TM LLC.

“Co-Borrowers” has the meaning assigned to that term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended to the Effective Date and from time to time thereafter and any successor statute.

“Collateral” means any and all assets, whether real or personal, tangible or intangible (including the Mortgaged Properties), on which Liens are purported to be granted pursuant to the Security Agreement or any Mortgage as security for the Obligations, in each case except to the extent released in accordance with this Agreement.

“Collateral Agent” means Credit Suisse AG, in its capacity as Collateral Agent under the Collateral Documents, and any successor thereto.

“Collateral Documents” means the Security Agreement, the Trademark Security Agreement, the Mortgages, the Intercreditor Agreement, if any, and any other documents, instruments or agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant, protect or perfect Liens on any assets of such Loan Party as security for all or any of the Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swing Line Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.1 or in any agreement entered into by such Lender pursuant to Section 2.1 A(iii), or in the Assignment Agreement pursuant to which such Lender

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assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.4A(ii) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.1.

“Commitment Termination Date” means, with respect to any Class, the earliest of (a) July 13, 2016, subject to extension as provided in Section 2.9, (b) the date on which the Commitments of such Class are permanently reduced to zero pursuant to Section 2.4A(ii) and (c) the date of termination of the Commitments of such Class pursuant to Section 8.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (other than with respect to clause (xii)(B) below), the sum of the amounts for such period (as determined for Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries on a consolidated basis) of

(i) consolidated interest expenses for such period (net of interest income for such period),

(ii) provisions for taxes based on income, profits, net worth, tangible assets or capital, including franchise, excise and similar taxes, including any penalties and interest relating to any tax examinations deducted (and not added back) in computing Consolidated Net Income,

(iii) total depreciation expense,

(iv) total amortization expense (including amortized intangibles),

(v) the amount for such period of losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary cash losses, in each case, decreasing Consolidated Net Income,

(vi) extraordinary charges and expenses determined in accordance with GAAP,

(vii) any impairment charge or asset write-off in connection with any Permitted Acquisition pursuant to FASB Accounting Standards Codification 350 — Intangibles — Goodwill and Other, and Codification 360 — Property, Plant and Equipment and the amortization of intangibles arising pursuant to FASB Statement Accounting Standards Codification 805 — Business Combinations,

(viii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees,

(ix) non-recurring charges with respect to employee severance,

(x) other non-cash items (including non-cash impairment charges for land and other long- lived assets and option deposit forfeitures, but excluding the write-off or write-down of current assets); provided that, for purposes of this subclause (x) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(xi) expenses for (A) deferred compensation and bonuses incurred in connection with the Transactions and other acquisitions effected on or before the Effective Date and (B) deferred compensation and bonuses, deferred purchase price or earn-out obligations payable in connection with acquisitions effected after the Effective Date,

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(xii) (A) other non-recurring or one-time cash charges and expenses, (B) cash restructuring charges or reserves or non-recurring integration costs and (C) the amount of net cost savings (net of the amount of actual benefits realized prior to or during such period) projected by Holdings in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to Consolidated Adjusted EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period) as a result of an EBITDA Event or specific actions actually taken and identified as provided below, so long as (1) such cost savings are reasonably identifiable and factually supportable and (2) the actions causing such cost savings in connection with any EBITDA Event are taken within 12 months of any such EBITDA Event and the Administrative Agent shall have received an Officer’s Certificate of Holdings that such actions have been taken, or are reasonably anticipated to be taken, within such time period; provided that the aggregate amount added pursuant to this clause (xii) in such period shall not exceed (a) with respect to any twelve-month period ending on or prior to June 30, 2013, 15%, and (b) with respect to any twelve-month period ending thereafter, 10%, in each case of Consolidated Adjusted EBITDA of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries on a consolidated basis for such period (calculated prior to giving effect to any adjustment pursuant to this clause (xii)),

(xiii) management fees permitted pursuant to Section 6.9D,

(xiv) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedge Agreements pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”, provided that Consolidated Adjusted EBITDA shall be reduced in any subsequent period to the extent of any cash impact (other than any such cash impact from Hedge Agreements in respect of interest rates included in clause (i) above) resulting from such loss in such subsequent period (regardless of whether such loss is deducted in determining Consolidated Net Income in such subsequent period),

(xv) transaction related fees, costs and expenses incurred during such period (including fees and expenses for third-party professionals and advisors) in connection with financing transactions consummated or undertaken (whether or not consummated) and including fees, costs and expenses incurred in connection with (A) this Agreement or any other documents entered into in connection therewith and the transactions contemplated by any of the foregoing or (B)(1) the incurrence of Indebtedness under the Unsecured Facility Credit Agreement, and the Refinanced Unsecured Facility Indebtedness and (2) any amendment or other modification of the Unsecured Facility Credit Agreement and any Refinanced Unsecured Loan Documents, and

(xvi) costs and expenses incurred in such period in connection with any Permitted Acquisition and any other EBITDA Event,

less (b) without duplication and to the extent increasing Consolidated Net Income, the sum of the amounts for such period (as determined for Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries on a consolidated basis) of

(i) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents (a) the reversal of an accrual or reserve for potential cash

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gain in any prior period which reduced Consolidated Adjusted EBITDA in a prior period and (b) trade and other receivables in the ordinary course of business that represent income earned during such period),

(ii) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary, non-recurring or one-time cash gains,

(iii) any net after-tax income (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, all of the foregoing (except as otherwise provided in the definition of any term used herein) as determined on a consolidated basis in conformity with GAAP, and

(iv) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedge Agreements pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”, provided that Consolidated Adjusted EBITDA shall be increased in any subsequent period to the extent of any cash impact (other than any such cash impact from Hedge Agreements in respect of interest rates included in clause (a)(i) above) resulting from such gain in such subsequent period (regardless of whether such gain is added in determining Consolidated Net Income in such subsequent period);

provided, however, that for purposes of calculating Consolidated Adjusted EBITDA of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries (x) for any period during which a Permitted Acquisition has occurred, Consolidated Adjusted EBITDA for such period shall be adjusted on a Pro Forma Basis to give effect to such Permitted Acquisition, (y) for any period during which any Person, line of business or assets have been disposed of by Holdings, U.S. Holdings Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries, Consolidated Adjusted EBITDA for such period shall be adjusted to give effect to such disposition, assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period and (z) for any period during which a Restricted Subsidiary has been designated as an Unrestricted Subsidiary, Consolidated Adjusted EBITDA for such period shall be adjusted to give effect to such designation assuming it occurred on the first day of such period. For purposes of determining the Financial Performance Covenants as of or for the periods ended on September 30, 2011, December 31, 2011 and March 31, 2012, Consolidated Adjusted EBITDA (prior to giving effect to the immediately preceding proviso) will be deemed to be equal to $43,750,000 for each of the fiscal quarters ended December 31, 2010, March 31, 2011, and June 30, 2011.

“Consolidated Adjusted Tangible Assets” means, as of any date of determination, the total amount of all assets of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, Co-Borrowers and their respective Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials or, on any date prior to the first date on which the Section 6.1 Financials are required to be delivered, the Pro Forma Financial Statements, in each case less Intangible Assets; provided that assets of Restricted Subsidiaries that are not wholly-owned by a Co-Borrower or any wholly-owned Restricted Subsidiary will be included in the calculation of Consolidated Adjusted Tangible Assets only to the extent the Capital Stock of such Restricted Subsidiaries is owned by a Co-Borrower or any Restricted Subsidiary of a Co-Borrower.

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“Consolidated Adjusted Tangible Net Worth” means, as of any date of determination, the sum of (a) consolidated stockholders’ equity of Holdings and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials or, on any date prior to the first date the Section 6.1 Financials are required to be delivered, the Pro Forma Financial Statements, and (b) 50% of the aggregate principal amount of Indebtedness of any Loan Party included in Consolidated Total Debt as of such date of determination that (i) by its terms is subordinated in right of payment to the Obligations and (ii) has a final maturity date that is at least 90 days after the latest Commitment Termination Date hereunder at such time; provided that the amount of such Indebtedness included under this clause (b) shall not exceed an amount equal to 66 2/3% of the consolidated stockholders’ equity of Holdings and its Subsidiaries as determined pursuant to clause (a) hereof; less (without duplication) the sum of (x) Intangible Assets, (y) Investments in Minority Investments and in joint ventures or similar entities that do not constitute Subsidiaries and (z) Investments in Subsidiaries of Holdings that are not Loan Parties to the extent the aggregate amount of such Investments exceeds 65% of Consolidated Tangible Net Worth as of such date of determination.

“Consolidated Cash Interest Expense” means, for any period (as determined for Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries on a consolidated basis), total interest expense (including that portion attributable to Capital Leases) payable in cash in such period, net of cash interest income received in such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments, if any, made (less net payments, if any, received) pursuant to Hedge Agreements in respect of interest rates, but excluding, however, (a) any amounts referred to in Section 2.3 payable to Agents or the Lenders payable on or before the Effective Date and (b) any amortized Transaction Costs. As used herein, Consolidated Cash Interest Expense shall at all times be calculated on a Pro Forma Basis with respect to any fiscal period during which an event occurred that is set forth in the definition of the term “Pro Forma Basis”.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded therefrom (a) the income (or loss) of any Person (other than a Restricted Subsidiary of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or a Co-Borrower) in which Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries has an equity interest, to the extent that the declaration or payment of dividends or other distributions by such Person is not at the time permitted by operation of the terms of its charter (or similar organization documents) or any agreement or instrument between or among the holders of the Capital Stock of such Person, or any judgment, decree, statute, rule or governmental regulation applicable to such Person, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or a Co-Borrower or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that both (i) the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (unless such restriction with respect to the payment of dividends or similar distribution has been legally waived) and (ii) such restriction on the declaration or payment of dividends or similar distributions would reasonably be expected to

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materially impair the ability of any Borrower to perform the Obligations, (d) any after-tax gains or losses attributable to discontinued operations, (e) one-time Transaction Costs and any fees, costs and expenses payable by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and their Subsidiaries in connection with any Permitted Acquisitions, joint ventures or other Investments permitted hereunder (other than Investments made in the ordinary course of business and other than Investments in Subsidiaries) expensed or amortized in such period and including those fees, expenses or charges triggered by change in control provisions, (f) any net gain or loss resulting from currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedge Agreements related to currency exchange risk) and any foreign currency translation gains or losses and (g) to the extent not included in clauses (a) through (f) above, any net extraordinary gains or net non cash extraordinary losses.

“Consolidated Tangible Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of Holdings and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials or, on any date to the first date the Section 6.1 Financials are required to be delivered, the Pro Forma Financial Statements, in each case less Intangible Assets as of such date of determination.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and their respective Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recently delivered Section 6.1 Financials or, on any date prior to the first date the Section 6.1 Financials are required to be delivered, the Pro Forma Financial Statements.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Adjusted Tangible Net Worth as of such date of determination and (b) Consolidated Total Debt as of such date of determination.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of (a) all outstanding indebtedness of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries for borrowed money outstanding on such date (excluding Non-Recourse Indebtedness), (b) all obligations under Capital Leases of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries outstanding on such date and (c) all obligations owed for all or any part of the deferred purchase price of property (including earn-outs with respect to acquisitions) due and payable in the applicable period to the extent that any such obligation becomes a liability on the balance sheet of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries, in accordance with GAAP, all calculated on a consolidated basis; provided that Consolidated Total Debt shall be determined net of the aggregate amount (not to exceed $50,000,000) of unrestricted Cash and Cash Equivalents of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries (in each case free and clear of all Liens, other than Liens granted under the Collateral Documents and nonconsensual liens permitted by Section 7.2) as of such date required to be reflected on a consolidated balance sheet in accordance with GAAP.

“Consolidated Total Secured Debt” means, at any date of determination, the aggregate amount of Consolidated Total Debt (without giving effect to the proviso set forth in the definition thereof) outstanding at such date that consists of Indebtedness that is then secured by Liens on property or assets of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or any Restricted Subsidiary.

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“Construction Bonds” means bonds issued by surety bond companies or other Persons or other security for the benefit of municipalities or other political subdivisions to secure the performance by any Borrower or any Subsidiary thereof of its obligations relating to Real Estate improvements and subdivision development and completion.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (c) under Hedge Agreements. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence; provided, however, that the term “Contingent Obligation” shall not include (x) obligations (including indemnity obligations but excluding Indebtedness for borrowed money) incurred in the ordinary course of business, including in respect of land acquisition contracts, (y) endorsements of instruments for deposit or collection in the ordinary course of business and (z) mortgage loan repurchase obligations of any Mortgage Subsidiary. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Directors” means the directors of the Board of Directors of the General Partner on the Effective Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the General Partner is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Sponsors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Daily Rate Loan” means a Base Rate Loan or a Canadian Prime Rate Loan.

“Default” means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

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“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by a Co-Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.6B(iv) that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate of Holdings, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 120 days following the consummation of the applicable Disposition).

“Development Agreement” means an agreement entered into with one or more Governmental Authorities (or one or more entities sponsored by Governmental Authorities), other developers, joint venture partners or other Persons, in each case in connection with the payment of the cost of, or the performance of obligations relating to, infrastructure, amenities, common areas and the like, including roads, schools, sidewalks, plazas and parks.

“Disposition” has the meaning assigned to that term in Section 7.6B(ii).

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary that (a) is a disregarded entity for U.S. Federal income tax purposes and (b) owns a Foreign Subsidiary, either directly or indirectly, exclusively through other entities that are disregarded entities for U.S. Federal income tax purposes and the sole assets of such disregarded entities (other than equity interests in each other) consist of Capital Stock of any Foreign Subsidiary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control), in whole or in part, in each case prior to the date that is 120 days after the Commitment Termination Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because (i) it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or (ii) in the case of an option issued to any such employee, such option gives the employee the right, under certain circumstances, to require Holdings to withhold shares to pay the exercise price or the withholding taxes that are applicable upon exercise of such option.

“Dividends” has the meaning assigned to that term in Section 7.4.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower incorporated, formed or organized under the laws of any jurisdiction within the United States of America or any territory thereof.

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“EBITDA Event” means the Acquisition and any Permitted Acquisition, joint venture or Investment (other than an Investment made in the ordinary course of business and other than an Investment in any Subsidiary), in each case permitted hereunder.

“Effective Date” means such date on or prior to July 13, 2011, on which the conditions to effectiveness set forth in Section 4.1 are satisfied (or waived by the Requisite Lenders).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States or Canada, or any State thereof, and having a combined capital and surplus of at least $250,000,000, (e) a savings and loan association or savings bank organized under the laws of the United States or Canada, or any State or Province thereof, and having a combined capital and surplus of at least $250,000,000, (f) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States, (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course and having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and so long as no Event of Default under Section 8.1 or 8.5 has occurred and is continuing, approved by Holdings (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, the Sponsors, Holdings, any Co-Borrower or any of their respective Subsidiaries or Affiliates.

“EMU Legislation” means the legislative measures of the European Union or any other country where the Euro is used for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Holdings or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, medical monitoring or injunctive relief relating to or resulting from the Release or threatened Release of Hazardous Materials or arising in any manner from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, directive, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, of human health or safety.

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“Environmental Liabilities” means all liabilities, obligations, responsibilities and all Environmental Claims, arising from (a) environmental, health or safety conditions, (b) the presence, Release or threatened Release of Hazardous Materials at any location, whether or not owned, leased or operated by any Loan Party or any of its Subsidiaries, or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Equity Contribution” means a cash equity contribution from the Sponsors to Holdings in the form of Capital Stock (other than Disqualified Stock) in an aggregate amount equal to not less than 35% of the total debt and equity capitalization of Holdings on the Effective Date on a Pro Forma Basis after giving effect to the Transactions.

“Equity Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other bona fide costs and expenses associated therewith) from: (a) the issuance of any Capital Stock or other equity Securities of, or (b) the making of any capital contribution to, Holdings after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefore unless such references refer to prior plan years, in which case such references are to ERISA as in effect for the applicable plan year.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Co-Borrowers or any Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Reserve Requirements” means, for each Interest Period for each Eurodollar Rate Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

“Eurodollar Base Rate” means the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London

18	CREDIT AGREEMENT

interbank market in London, England by the Reference Lenders at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Lenders.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Reserve Adjusted Eurodollar Rate as provided in Section 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time, and any successor statute.

“Exchange Rate” means, on any day, the rate at which Canadian Dollars may be exchanged into U.S. Dollars (or, for purposes of the definition of “Canadian Dollar Equivalent” or any other provision of this Agreement requiring or permitting the conversion of U.S. Dollars to Canadian Dollars, the rate at which U.S. Dollars may be exchanged into Canadian Dollars as set forth at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for Canadian Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by reference to such other publicly available services for displaying exchange rates as selected by the Administrative Agent, or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the primary market where its foreign currency exchange operations in respect of Canadian Dollars is then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of U.S. Dollars (or Canadian Dollars, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Real Property” means (a) Real Estate subject to a Lien securing Indebtedness for the acquisition thereof, (b) Real Estate subject to bond financings or financings by political subdivisions or enterprises thereof in the ordinary course of business which arrangements prohibit a Lien in favor of the Collateral Agent, (c) Real Estate subject to a PAPA which prohibits a Lien in favor of the Collateral Agent, (d) Real Estate as to which a contract to sell such Real Estate shall have been entered into as permitted under this Agreement prior to the Effective Date or prior to the date on which a Mortgage would otherwise be required to be given with respect to such Real Estate pursuant to the terms of this Agreement, (e) Real Estate in a community under development or to be developed with a cost basis of less than $2,000,000 (provided that any such Real Property shall cease to be Excluded Real Property if the cost of improvements thereto subsequent to the acquisition thereof, as determined by the U.S. Borrower or the applicable Subsidiary Guarantor in good faith, when aggregated with the initial cost basis of such Real Property, exceeds $2,000,000) or with fewer than 10 Lots remaining and (f) Real Estate owned on the Effective Date that is located in Arizona, is described in a public report existing on the Effective Date, which public report describes any Real Estate which is actively being marketed for sale, and is listed on Schedule 1.3.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) any wholly-owned Domestic Subsidiary that is restricted by Applicable Law from guaranteeing the

19	CREDIT AGREEMENT

Obligations, (c) any Immaterial Subsidiary (provided that Holdings shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations or pledging Collateral to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 5% of the consolidated gross revenues of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries for the most recent Test Period ended prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 5% of the Consolidated Total Assets of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries as at the end of the most recent Test Period ended prior to the date of determination), (d) any Mortgage Subsidiary, (e) any Insurance Subsidiary, (f) any Domestic Subsidiary of a Foreign Subsidiary of the U.S. Borrower and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the U.S. Borrower), the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, with respect to any payment made by a Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and backup withholding taxes, in each case (1) that are Other Connection Taxes or (2) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lender Office is located, (b) any branch profits taxes imposed by the United States of America, (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.8B), any withholding Tax that is imposed on amounts payable to such Lender and is the result of any law in effect (including FATCA) on the date on which such Lender becomes a party hereto (or designates a new Lender Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lender Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.7E(i) and (d) any withholding Tax that is imposed on amounts payable to the Administrative Agent or a Lender that is attributable to the failure (other than as a result of a Change in Law) of the Administrative Agent or such Lender to comply with Section 2.7E(vi)(b).

“Existing Indebtedness” means Indebtedness described in Schedule 7.1 A.

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“Facility Fee Rate” means the applicable percentage set forth below as the case may be, based on the Capitalization Ratio as of the relevant Calculation Date:

CAPITALIZATION RATIO	FACILITY FEE RAIL
Category 1	0.750%
≥ 0.40 to 1.00
Category 2	0.500%
< 0.40 to 1.00

Each change in the Facility Fee Rate resulting from a change in the Capitalization Ratio shall be effective with respect to all Commitments on and after the date of delivery to the Administrative Agent of the Section 6.1 Financials indicating such change until the date immediately preceding the next date of delivery of Section 6.1 Financials indicating another such change. Notwithstanding the foregoing, until Holdings shall have delivered the Section 6.1 Financials for the second complete fiscal quarter of Holdings ended after the Effective Date, the Capitalization Ratio shall be deemed to be in Category 1 for purposes of determining the Facility Fee Rate. In addition, at any time (a) during which Holdings has failed to deliver Section 6.1 Financials or (b) after the occurrence and during the continuance of an Event of Default, the Capitalization Ratio shall be deemed to be in Category 1 for purposes of determining the Facility Fee Rate.

“Facility Fees” has the meaning assigned thereto in Section 2.3A.

“Fair Market Value” with respect to any asset means the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by Holdings acting in good faith.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such law.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

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“Financial Performance Covenants” means the covenants of Holdings set forth in Section 7.5.

“First-Out Provisions” has the meaning assigned to such term in Section 8.6.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Encumbrances and other Liens permitted pursuant to Section 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of: (a) Consolidated Cash Interest Expense of such Person for such period, (b) all cash Dividends (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock, paid by such Person during such period and (c) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.1. As used herein, Fixed Charges shall at all times be calculated on a Pro Forma Basis with respect to any fiscal period during which an event occurred that is set forth in the definition of the term “Pro Forma Basis”.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Rate Loan” means a Eurodollar Rate Loan or a CDOR Rate Loan.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (i) the existence of an Unfunded Current Liability in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under the terms of the plan or any Applicable Law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan, in whole or in part, or to appoint a replacement administrator, trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (iv) the incurrence of any liability by Holdings, the Co-Borrowers or any of their respective Subsidiaries or any ERISA Affiliate under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, the occurrence of an event that could reasonably be expected to result in a complete or partial termination of a Canadian Pension Plan or (v) the occurrence of any transaction that is prohibited under any Applicable Law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Co-Borrowers

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or any of their respective Subsidiaries or any ERISA Affiliate, or the imposition on any of the foregoing entities of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Laws.

“Foreign Lender” means any Lender or Issuing Bank that is not a U.S. Person.

“Foreign Plan” means any pension, retirement or employee benefit plan or arrangement that under Applicable Law outside of the United States is required to be funded through a trust, insurance contract or other funding vehicle, including a Canadian Pension Plan, and (i) that is maintained or contributed to by, or entered into with, Holdings, a Co-Borrower or any of their Subsidiaries or any ERISA Affiliate or (ii) with respect to which any of the foregoing entities would reasonably be expected to have actual liability; provided that, for the avoidance of doubt, a “Foreign Plan” does not include a “Plan” as defined below.

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

“Funding and Payment Office” means the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 10010 (or such office of the Administrative Agent or any successor Administrative Agent specified by the Administrative Agent or such successor Administrative Agent in a written notice to the U.S. Borrower and the Lenders).

“Funding Date” means the date of the funding of a Loan, which shall be a Business Day.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles, as in effect in the United States of America on the date of determination.

“General Partner” means TMM Holdings (G.P.) Inc., a British Columbia corporation and the general partner of Holdings.

“Governmental Authority” means the government of the United States, Canada, any other country or any multinational authority, or any state, province or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Grantor” means each of the U.S. Borrower and each Subsidiary Guarantor.

“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or

23	CREDIT AGREEMENT

services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof (including endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means, individually, Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, each of the Subsidiary Guarantors or any other wholly-owned Domestic Subsidiary of the U.S. Borrower that at any time has executed and delivered a Guaranty and that has not been released from the Obligations in accordance with the provisions of Section 9.7.

“Guaranty” means the Guaranty, substantially in the form of Exhibit V annexed hereto, executed and delivered by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Subsidiary Guarantors on the Effective Date, or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter pursuant to Section 6.7, as such Guaranty may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, that is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that is a Lender, an Agent or an Affiliate of a Lender or any Agent at the time it enters into a Hedge Agreement or that is a Lender or Agent or an Affiliate of a Lender or Agent at any time after it has entered into a Hedge Agreement, in its capacity as a party thereto.

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“Hedge Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Historical Financial Statements” means (i) audited consolidated balance sheets and related consolidated statements of income and cash flows of each of Taylor Woodrow Holdings (USA) Inc. and Taylor Wimpey Holdings of Canada, Limited and their respective subsidiaries for the 2008, 2009 and 2010 Fiscal Years and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Taylor Woodrow Holdings (USA) Inc. and Taylor Wimpey Holdings of Canada, Limited and their respective subsidiaries for each subsequent Fiscal Quarter after December 31, 2010, ended at least 45 days prior to the Effective Date.

“Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“Housing Unit” means a detached or attached (including townhouse condominium or condominium) single-family house (but excluding mobile homes) owned by a Co-Borrower or a Subsidiary of a Co-Borrower (i) which is completed or for which there has been a start of construction and (ii) which has been or is being constructed on any Real Estate which immediately prior to the start of construction constituted a Lot hereunder.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of a Co-Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were less than 5% of the Consolidated Total Assets of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries at such date, and (b) whose gross revenues for such Test Period were less than 5% of the consolidated gross revenues of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than current accounts payable and trade payables (including amounts payable under construction contracts) incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, current trade payables incurred in the ordinary course of business and obligations with respect to options or contracts to purchase real property, but including earn-outs with respect to any acquisition), (e) all obligations evidenced by notes, bonds (other than bid or performance bonds), debentures or other similar instruments, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (g) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP, (h) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire

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for value any Disqualified Stock, (i) all obligations under Hedge Agreements, including, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date, (j) all Contingent Obligations in respect of obligations of the kind referred to in clauses (a) through (i) above and (k) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, that if such Person has not assumed such secured indebtedness that is nonrecourse to its credit, then the amount of indebtedness of such Person pursuant to this clause (k) shall be equal to the lesser of the amount of the secured indebtedness or the Fair Market Value of the assets of such Person which secure such indebtedness. For all purposes of this Agreement, the term “Indebtedness” shall not include any reimbursement obligations in respect of Performance Letters of Credit, Construction Bonds or guaranties of performance obligations (such as bid or performance bonds), or guaranties of non-financial obligations such as any completion guaranty.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to that term in Section 10.2B.

“Initial Yield” means with respect to additional Commitments extended pursuant to Section 2.1 A(iii), the amount (as reasonably determined by the Administrative Agent) equal to the sum of (a) the margin above the Reserve Adjusted Eurodollar Rate or the CDOR Rate, as the case may be, on the Revolving Loans to be made under such Commitments (increased by (i) any “Facility Fee Rate” applicable on the date of the calculation and (ii) the amount that any “LIBOR floor” applicable to such Loans on the date of the calculation exceeds the Reserve Adjusted Eurodollar Rate for a one-month Interest Period on such date) and (b) the quotient obtained by dividing (i) the amount of any Up-Front Fees on such Commitments (including any fee or discount received by Lenders in connection with the initial extension thereof) by (ii) the lesser of (x) the Weighted Average Life to Maturity of such Commitments and (y) four.

“Insurance Subsidiaries” means (a) Taylor Woodrow Insurance Services, Inc., (b) Beneva Indemnity Company and (c) any other corporation, limited partnership, limited liability company or business trust that is (i) organized after the Effective Date or designated by Holdings as an Insurance Subsidiary on or after the Effective Date, (ii) a Subsidiary of Holdings and (iii) engaged in the business of providing title insurance, captive insurance (whether for Holdings and its Subsidiaries or otherwise) or insurance agency or other ancillary or complementary services that in each case is subject to state regulation and/or licensing requirements.

“Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Effective Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries prepared in accordance with GAAP.

“Intellectual Property” has the meaning assigned to that term in Section 5.5C.

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“Intercreditor Agreement” means any Intercreditor Agreement entered into among the Collateral Agent, the holders of one or more series of pari passu or junior secured debt (or any agent, trustee or authorized representative therefor) and the Loan Parties pursuant to Section 7.1(xxiv) or 7.2A(viii).

“Interest Payment Date” means:

(a) with respect to any Daily Rate Loan, the last Business Day in each of March, June, September and December of each year, commencing on June 30, 2011; and

(b) with respect to any Fixed Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include the dates that are three months and, if applicable, six months, nine months, twelve months or such other period as agreed by all Lenders pursuant to Section 2.2B after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in Section 2.2B.

“Interest Rate Determination Date” means each date for calculating the Reserve Adjusted Eurodollar Rate or the CDOR Rate, as applicable, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date for purposes of calculating the Reserve Adjusted Eurodollar Rate shall be the second Business Day prior to the first day of the related Interest Period and for purposes of calculating the CDOR Rate shall be the first day of the related Interest Period.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Co-Borrower or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (b) any direct or indirect loan, advance (other than loans or advances to employees for moving, education, computer, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by a Co-Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable acquired from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; provided, however, that the term “Investment” shall not include (i) current trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) advances and prepayments to suppliers for goods and services in the ordinary course of business, (iii) Capital Stock or other Securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Co-Borrower or any of their respective Subsidiaries or as security for any such Indebtedness or claims, (iv) Cash, (v) Cash Equivalents or (vi) the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Bank” means, with respect to any Letter of Credit issued on and after the Effective Date, Credit Suisse AG, in its capacity as issuer of Letters of Credit, and any other Lender reasonably acceptable to Holdings and the Administrative Agent. Each Issuing Bank may, in its discretion,

27	CREDIT AGREEMENT

arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Knowledge” means the actual knowledge, after due inquiry, of any Responsible Officer of Holdings or a Co-Borrower.

“LC Disbursement” has the meaning assigned to that term in Section 3.1C.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1 and the term “Lenders” shall include (a) the Swing Line Lender unless the context otherwise requires and (b) any Lender providing an additional Commitment pursuant to Section 2.1 A(iii); provided that the term “Lenders”, when used in the context of a particular Commitment, means the Lenders having that Commitment.

“Lender Default” means (a) the refusal (which has not been retracted within three Business Days) of a Lender to make available its portion of any Loans (including any Revolving Loans made to pay Refunded Swing Line Loans or to reimburse drawings under Letters of Credit) in accordance with Section 2.1A or its portion of Unpaid Drawing in accordance with Section 3.3C unless the subject of a good faith dispute, (b) a Lender having notified a Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.1 or Sections 3.1C, 3.3B or 3.3C unless the subject of a good faith dispute or (c) a Lender or any Person that directly or indirectly controls such Lender becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lender Office” means, as to any Lender, the office or offices of such Lender specified in the Administrative Questionnaire completed by such Lender and delivered to the Administrative Agent, and the office or offices of such Lender that the Administrative Agent notifies Holdings promptly but no later than two days after the Effective Date, or such other office or offices as such Lender may from time to time designate to Holdings and the Administrative Agent.

“Letters of Credit” means the commercial Letters of Credit and standby Letters of Credit issued or to be issued by an Issuing Bank for the account of a Co-Borrower pursuant to Section 3.1 for general corporate purposes; provided, however, that Credit Suisse AG shall not be obligated to issue commercial (as opposed to standby) Letters of Credit hereunder.

“Letter of Credit Issuing Office” means, as to any Issuing Bank, the address from time to time specified in writing by such Issuing Bank to the Borrowers and the Administrative Agent as its letter of credit issuing office.

“Letter of Credit Usage” means, as at any date of determination, the sum of, without duplication, (a) the Canadian LC Exposure plus (b) the U.S. LC Exposure.

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“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidating Subsidiary” means each of Alaqua Lakes Realty, LLC, MHF, Inc., Taylor Woodrow Georgia, L.L.C., Taylor Morrison of Nevada L.L.C., Taylor Woodrow Tower Realty, Inc., TW Gaffey St. LLC, TW/Olson Venture Management, L.L.C., The Varsity Club, Ltd. or Taylor Woodrow Holdings (BVI) Limited.

“Loan” or “Loans” means, as the context requires, one or more of the Revolving Loans, the Swing Line Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Guaranty and the Collateral Documents.

“Loan Parties” means Holdings, Canada Holdings, U.S. Holdings, Canada Intermediate Holdings, each Borrower and each Subsidiary Guarantor.

“Lots” means all Land owned by a Loan Party which is zoned by the applicable Governmental Authority having jurisdiction for construction and use as Housing Units.

“Management Agreements” means (1) the Sponsor Management Services Agreement dated as of the Effective Date, among U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, TPG Capital, L.P. and OCM FIE, LLC and (2) JHI Management Services Agreement dated as of the Effective Date, by and among JHI Investments Inc., U.S. Holdings, Canada Holdings and Canada Intermediate Holdings.

“Management Investors” means the management officers, directors and employees of Holdings, any Co-Borrower or any Restricted Subsidiary who are investors in Holdings or any of its direct or indirect parent entities as of the Effective Date or who become investors in Holdings or any of its direct or indirect parent entities within 120 days of the Effective Date in connection with the Transactions.

“Master Agreement” has the meaning assigned to that term in the definition of “Hedge Agreements”.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Co-Borrowers and the other Loan Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (b) the rights and remedies of the Administrative Agent or the Collateral Agent and the Lenders under this Agreement or any of the other Loan Documents.

“Maximum Amount” has the meaning assigned to that term in Section 10.13A.

“Measurement Quarter” has the meaning set forth in Section 7.5.

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“Minority Investment” means any Person (other than a Subsidiary of Holdings) in which a Co-Borrower or any Restricted Subsidiary owns Capital Stock.

“Model Home Unit” means a completed Housing Unit to be used as a model home in connection with the sale of Housing Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit VII hereto, with such reasonable changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, as such security instrument may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Mortgaged Property” means, initially, each parcel of real property and improvements thereto specified on Schedule 1.1 (excluding any parcel or parcels of real property and improvements thereto that become Excluded Real Property prior to the date on which a Mortgage would otherwise be required to be given with respect to such real property pursuant to the terms of this Agreement), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 6.8B.

“Mortgage Subsidiary” means (a) Taylor Morrison Home Funding LLC, (b) Mortgage Funding Direct Ventures, LLC and (c) any corporation, limited partnership, limited liability company or business trust that is (i) organized after the Effective Date or designated by Holdings as a Mortgage Subsidiary on or after the Effective Date, (ii) a Subsidiary of Holdings and (iii) engaged in the business of issuing mortgage loans on residential properties (whether for purchase of homes or refinancing of existing mortgages), purchasing and selling mortgage loans, issuing securities backed by mortgage loans, acting as a broker of mortgage loans and other activities customarily associated with mortgage banking and related businesses.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, that is subject to ERISA and is or was within the last six years maintained by Holdings, a Co-Borrower or any ERISA Affiliate, to which Holdings, a Co-Borrower or any ERISA Affiliate is contributing or to which Holdings, a Co-Borrower or any ERISA Affiliate had an obligation to contribute within the last six years or with respect to which Holdings, a Co-Borrower or any ERISA Affiliate has any liability (whether actual or contingent).

“Non-Consenting Lender” has the meaning assigned to that term in Section 10.5B.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such

30	CREDIT AGREEMENT

Indebtedness. Indebtedness which otherwise constitutes Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to any borrower, any guarantor or any other Person with respect to such Indebtedness for or in respect of (a) environmental warranties and indemnities, (b) indemnities for and losses arising from fraud, misrepresentation, misapplication or non payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, (c) a voluntary bankruptcy filing (or similar filing or action) or collusive involuntary bankruptcy filings by such Person, and other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guaranties in non-recourse financings of real estate or (d) completion guaranties (clauses (a) through (d) collectively being referred to hereinafter as “Non-Recourse Indemnity Guaranties”).

“Non-Recourse Indemnity Guaranties” has the meaning assigned to such term in the definition of “Non-Recourse Indebtedness”.

“Notes” means one or more of the Revolving Notes, Swing Line Notes or any combination thereof.

“Notice of Borrowing” means a notice in the form of Exhibit I annexed hereto delivered by a Borrower to the Administrative Agent pursuant to Section 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by a Borrower to the Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.1 (iii).

“Notice of Issuance of Letter of Credit” means a notice in the form of Exhibit III annexed hereto delivered by a Borrower to the Administrative Agent pursuant to Section 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

“Obligations” means the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Borrower or any other Loan Party to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Borrower under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all

31	CREDIT AGREEMENT

the covenants, agreements, and liabilities of each other Loan Party under or pursuant to this Agreement or the other Loan Documents, (d) the due and punctual payment and performance of all obligations of each Loan Party under each Secured Hedge Agreement and (e) the due and punctual payment and performance of all Cash Management Obligations; provided, however, that the aggregate amount of Cash Management Obligations that shall constitute “Obligations” hereunder shall not exceed $5,000,000 at any time. Notwithstanding the foregoing, (i) the obligations of Holdings or any of its Subsidiaries under any Secured Hedge Agreement and the Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Loan Documents, shall not require the consent of the holders of obligations under Secured Hedge Agreements or the holders of the Cash Management Obligations.

“Officer’s Certificate” means, with respect to any Person, a certificate executed on behalf of such Person (a) if such Person is a partnership or limited liability company, by its chairman of the board (if an officer) or chief executive officer or by the chief financial officer of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (b) if such Person is a corporation, on behalf of such corporation by its chairman of the board (if an officer) or chief executive officer or its chief financial officer or any vice president, and (c) if such Person is Holdings or any of its Subsidiaries, a Responsible Officer.

“Organizational Authorizations” means, with respect to any Person, resolutions of its Board of Directors, equity holders, general partners or members of such Person, and such other Persons, groups or committees (including managers and managing committees), if any, required by the Organizational Certificate or Organizational Documents of such Person to authorize or approve the taking of any action or the entering into of any transaction.

“Organizational Certificate” means, with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable Governmental Authority in the jurisdiction of its incorporation, organization or formation, which, if such Person is a partnership or limited liability company, shall include such certificates, articles or other certificates or documents in respect of each partner or member of such Person.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Issue Discount” has the meaning assigned to that term in Section 1273 of the Code.

“Other Connection Taxes” means, with respect to any Lender or Issuing Bank, Taxes imposed as a result of a present or former connection between such Lender or Issuing Bank, as

32	CREDIT AGREEMENT

applicable, and the jurisdiction imposing such Taxes (other than a connection arising from such Lender or Issuing Bank having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Credit Extensions” has the meaning assigned to that term in Section 2.1 A(iii).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PAPA” means an arrangement, other than with an Affiliate of any Loan Party, which may be unsecured or secured by a Lien granted in conjunction with purchase contracts for the purchase of Real Estate and which provides for future payments due to the sellers of such Real Estate, which future payments may be made at the time of the sale of homes constructed on such Real Estate (or on a date related to the sale or failure to sell such homes) and which payments may be contingent on the sale price of such homes, which arrangement may include (a) adjustments to the land purchase price, (b) profit participations, (c) community marketing fees and community enhancement fees and (d) reimbursable costs paid by the land developer.

“Participant” has the meaning assigned to that term in Section 10.1D.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor thereto).

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Performance Letter of Credit” means any letter of credit of any Co-Borrower or any Subsidiary of a Co-Borrower that is issued for the benefit of a municipality, other Governmental Authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the letter of credit of the proper and timely completion of construction work.

“Permitted Acquisitions” means any acquisition, by merger or otherwise, of the assets constituting a business, division or product line of any other Person or 100% of the issued and outstanding Capital Stock of such Person not then held by any Loan Party or constituting directors’ qualifying shares; provided that (a) no Default or Event of Default shall have occurred and be continuing or result therefrom, (b) such Person (if required by Section 6.7) shall have become a Subsidiary Guarantor and the provisions of Section 6.7 shall have been complied with to the satisfaction of the Administrative Agent and the Collateral Agent and (c) Holdings shall be in compliance with the requirements of Section 7.5 after giving effect to such acquisition.

“Permitted Amendments” means an amendment to this Agreement, effected in connection with a Loan Modification Offer pursuant to Section 2.9, providing for an extension of the Commitment Termination Date applicable to all or a portion of the Loans and/or the Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the interest rates with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) such other modifications to this Agreements and the other Loan Documents to take effect after the Commitment Termination Date then in effect as may be specified therein.

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“Permitted Cure Securities” means equity securities of Holdings having no mandatory redemption, repurchase or similar requirements prior to 120 days after the latest maturity date for any of the Loans, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

“Permitted Encumbrances” means the following types of Liens:

(a) Liens for taxes, assessments or other governmental or quasi-governmental charges or claims that (i) are not yet overdue for a period of more than 30 days, (ii) are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, if required, or (iii) solely encumber property abandoned or in the process of being abandoned;

(b) Liens in respect of property or assets of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or any Subsidiary of Holdings imposed by law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and (i) do not individually or in the aggregate have a Material Adverse Effect or (ii) are with respect to amounts that are (x) not yet overdue for a period of more than 30 days or (y) are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, if required;

(c) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 8.7;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, utility services, developer’s or others’ obligations to make on-site or off-site improvements and other similar obligations (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business but not including any Liens imposed under the Pension Benefits Act (Ontario) or any pension standards legislation of any other applicable jurisdiction;

(e) ground leases or other leases, subleases, licenses or sublicenses in respect of real property on which properties owned or leased by a Co-Borrower or any Subsidiary of a Co-Borrower are located;

(f) easements, rights-of-way, licenses, dedications, covenants, conditions, assessment district or similar Liens in connection with municipal or special district financing, agreements with adjoining landowners or state or local Government Authorities, restrictions (including zoning restrictions, ordinances and similar restrictions), reservations, recorded plats, subdivision maps, Development Agreements, recorded condominium or home owner association documents, defects, exceptions or irregularities in title, encroachments, protrusions, water course rights, rights of water and rights in the nature of easements for walkways, sidewalk, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires

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or cables granted to reserved or vested in any Governmental Authority or public or private utility and other similar charges or encumbrances, all of which in the aggregate do not interfere in any material respect with the business of the Co-Borrowers and their Subsidiaries, and that were not incurred in connection with and do not secure any Indebtedness (other than in connection with municipal or special district financing), and any exceptions on the title policies issued in connection with any Mortgaged Property and any other lien insured over by such title policies;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of a Co-Borrower or any Subsidiary of a Co-Borrower; provided that such Lien secures only the obligations of the Co-Borrowers or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 7.1;

(j) leases or subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Co-Borrowers and their Subsidiaries, taken as a whole;

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Co-Borrowers and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by a Co-Borrower or any Subsidiary of a Co-Borrower;

(m) Liens for homeowner, condominium and similar association fees, assessments and other payments;

(n) rights of purchasers and borrowers with respect to security deposits, escrow funds and other amounts held by a Co-Borrower or any Subsidiary of a Co-Borrower;

(o) pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) Development Agreements or other contracts entered into with Governmental Authorities (or an entity sponsored by a Governmental Authority) in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, subdivision improvement bonds and similar bonding requirements arising the ordinary course of a Real Estate Business;

(p) Liens on or leases of Model Home Units;

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(q) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease of property leased by a Co-Borrower or any Subsidiary of a Co-Borrower, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(r) without limiting the scope of clause (f) above, minor encroachments by improvements located on property over adjacent lands and minor encroachments over the property by improvements of adjacent landowners, if existing on the date of the title searches conducted for purposes of Schedule 7.2;

(s) in connection with any specific Liens listed on Schedule 7.2, any postponement of the same to another Permitted Encumbrance which is registered on title;

(t) with respect to any real property of the Canadian Borrower or any of its Subsidiaries located in Ontario, any subsisting restrictions, exceptions, reservations, limitations, provisos and conditions (including royalties, reservation of mines, mineral rights and timber rights, access to navigable waters and similar rights) expressed in any original grants from the applicable Governmental Authority;

(u) with respect to any real property of the Canadian Borrower or any of its Subsidiaries located in Ontario, any and all encumbrances (including rights, privileges and claims in the nature of profit a prendre) in favor of aboriginal peoples, native peoples or First Nations that do not impair in any material respect the value of the development project subject thereto or the ability of the Loan Parties and the Restricted Subsidiaries to develop such properties or sell residential units or lots in such project in the manner presently contemplated by the applicable parties; and

(v) with respect to any real property of the Canadian Borrower or any of its Subsidiaries located in Ontario, the exceptions or qualifications to title found in Section 44(1) of the Land Titles Act (Ontario), save and except for the exceptions and qualifications in paragraphs 1, 2, 3, 4, 5, 8, 11 and 14.

“Permitted Post-Closing Debt Restructuring” means the transactions described in Schedule 1.2 attached hereto.

“Permitted Refinancing Security” means an equity security of Holdings having (i) no mandatory redemption, repurchase or similar requirements prior to 120 days after the latest Commitment Termination Date (other than customary change of control or asset sale prepayment, redemption or offer to purchase events so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or offer to purchase event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination of, or backstop on terms reasonably satisfactory to the Administrative Agent and each relevant Issuing Bank of, all outstanding Letters of Credit), (ii) no financial maintenance covenants and (iii) non-economic terms that are no more restrictive, taken as a whole, to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and their Subsidiaries than the corresponding terms set forth in this Agreement, taken as a whole (as determined by Holdings in good faith).

“Permitted Release Event” has the meaning assigned to that term in Section 7.6.

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“Permitted Subordination Event” has the meaning assigned to that term in Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity.

“Plan” means (a) any Multiemployer Plan or (b) any single employer plan, as defined in Section 4001 (a)(15) of ERISA that is subject to ERISA and (i) is maintained for employees of Holdings, a Co-Borrower or any Subsidiary of Holdings or ERISA Affiliate or (ii) was so maintained and in respect of which Holdings, a Co-Borrower or any Subsidiary of Holdings or ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse AG as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Credit Suisse AG or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to the Transactions or any proposed acquisition, investment, distribution or other action which requires compliance on a pro forma basis (including pro forma adjustments arising out of events that are attributable to specific transactions, or which are projected by Holdings in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period; provided that any such pro forma effect shall be without duplication for net cost savings or additional net costs actually realized during such period, which pro forma adjustment shall be certified by the chief financial officer of Holdings), using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if the Transactions or such acquisition, investment, distribution or other action, and any acquisitions which have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such acquisition, investment, distribution or other action had been consummated at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period).

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for the financial statements described in clause (ii) of the definition of Historical Financial Statements, prepared on a Pro Forma Basis after giving effect to the Transactions.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Commitments or the Revolving Loans (or any Class of Commitments or Revolving Loans, in the case of the allocation of borrowings of Revolving Loans pursuant to Section 2.1A(i),

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2.1 A(iii) or 2.9 (except as otherwise expressly provided in any such Section), payments of principal in respect of Commitments and Revolving Loans on any Commitment Termination Date pursuant to Section 2.1A(i), 2.1 A(iii) or 2.9, any payment of interest in respect of Revolving Loans pursuant to Section 2.2, any payment of Facility Fees pursuant to Section 2.3A and any payment of Letter of Credit fees pursuant to Section 3.2) of any Revolving Loan Lender, or any Letter of Credit issued by any Issuing Bank or any participations purchased by any Lender therein or in any Swing Line Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure (or the Revolving Loan Exposure with respect to such Class of Commitments or Revolving Loans, as applicable) of that Revolving Loan Lender by (ii) the aggregate Revolving Loan Exposure (or the aggregate Revolving Loan Exposure with respect to such Class of Commitments or Revolving Loans, as applicable) of all the Revolving Loan Lenders of such Class. The Pro Rata Share of each Lender on the Effective Date shall be set forth in the Register.

“PTO” means the United States Patent and Trademark Office.

“Qualified Additional Lender” means any Lender and/or any other financial institution that would qualify as an Eligible Assignee, and, if providing an additional Commitment pursuant to Section 2.1 A(iii) has been approved by the Administrative Agent if not already a Revolving Loan Lender hereunder at such time (such approval not to be unreasonably withheld or delayed).

“Qualified Public Offering” means the initial underwritten public offering of common Capital Stock of Holdings or any of Holdings’ direct or indirect parent companies, in each case, pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form), substantially all the net proceeds of which are received by or contributed to Holdings and which proceeds are in an amount not less than $100,000,000.

“Real Estate” has the meaning assigned to that term in Section 6.1 (viii).

“Real Estate Business” means homebuilding, housing construction, real estate (including masterplan) development or construction and the sale of homes, land and related real estate activities, including the provision of mortgage financing, realty brokerage, title insurance or any other business substantially related or reasonably incidental thereto.

“Reference Lenders” means (a) Credit Suisse AG and (b) another Lender determined by the Administrative Agent with the consent of Holdings, which consent shall not be unreasonably withheld or delayed.

“refinance” means to modify, refinance, replace, renew, refund, repay, restate, defer, substitute, supplement, reissue or extend (including pursuant to any defeasance or discharge mechanisms); and the term “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness incurred to refinance any Indebtedness of any Co-Borrower or any of its Subsidiaries (or, in the case of Indebtedness under the Unsecured Facility Loan Documents, Holdings or Canada Holdings) existing on the Effective Date (after giving effect to the Transactions) or incurred in compliance with this Agreement (including Indebtedness of any Loan Party that refinances Indebtedness of any other Loan Party and Indebtedness of any Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of another Restricted Subsidiary that is not a Loan Party (in each case to the extent otherwise permitted by this Agreement)) including Indebtedness that refinances Refinancing Indebtedness.

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“Refinanced Unsecured Facility Indebtedness” has the meaning assigned to that term in Section 7.1(ix).

“Refunded Swing Line Loans” has the meaning assigned to that term in Section 2.1 A(ii).

“Register” has the meaning assigned to that term in Section 10.1C.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Release Arrangement” has the meaning assigned to that term in Section 7.6.

“Release Notice” has the meaning assigned to that term in Section 7.6.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder.

“Requisite Class Lenders” means, at any time of determination for any Class of Loans or Commitments, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure with respect to such Class; provided that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Requisite Class Lenders at any time.

“Requisite Lenders” means Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Requisite Lenders at any time.

“Reserve Adjusted Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

          Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Reset Date” means (a) the date of each Notice of Borrowing for a Revolving Loan or Swing Line Loan, if after giving effect thereto any Canadian Dollar Letter of Credit or Canadian Loan would be outstanding on such date, (b) the last Business Day of each month, if any Canadian Dollar Letter of Credit or Canadian Loan is outstanding on such day, (c) the date of the making of any Canadian Loan or the issuance, extension, renewal or amendment of any Canadian Dollar Letter of Credit and (d) any other day selected by the Administrative Agent (including any day on which the Administrative Agent calculates Letter of Credit Usage) if any Canadian Loan or Canadian Dollar Letter of Credit is outstanding on such day.

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“Responsible Officer” means the President, the Vice President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies that do not have officers, any manager thereof, any other senior officer of Holdings or any other Loan Party designated as such in writing to the Administrative Agent by Holdings or such other Loan Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Effective Date, the Secretary or the Assistant Secretary of any Loan Party. Any document delivered hereunder that is signed by an Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings or any other Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means any Subsidiary of a Co-Borrower other than an Unrestricted Subsidiary.

“Revolving Loan Exposure” means, with respect to any Revolving Loan Lender as of any date of determination (a) prior to the termination of the Commitments, that Lender’s Commitment and (b) after the termination of the Commitments, the sum of (i) the U.S. Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Loans (or the relevant Class of Revolving Loans in connection with a calculation by Class under the definition of “Pro Rata Share”) of that Lender, plus (ii) in the event that Lender is an Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations purchased by other Lenders in such Letters of Credit), plus (iii) the U.S. Dollar Equivalent of the aggregate amount of all participations purchased by that Lender in any issued Letters of Credit or any Unpaid Drawings, plus (iv) the U.S. Dollar Equivalent of the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans, plus (v) in the case of the Swing Line Lender, the U.S. Dollar Equivalent of the sum of the aggregate outstanding principal amount of all Swing Line Loans (in each case net of any participations therein purchased by other Lenders).

“Revolving Loan Lender” means a Lender with a Commitment.

“Revolving Loans” means the Loans made by the Revolving Loan Lenders to any Borrower pursuant to Section 2.1A(i) or 2.1 A(iii), if applicable.

“Revolving Loan Yield” means, at the time of the establishment of any additional Commitments pursuant to Section 2.1 A(iii), the sum of (i) the Applicable Margin (as increased by the Facility Fee Rate applicable on such date) then in effect for Fixed Rate Revolving Loans under the Commitments (other than such additional Commitments), (ii) the amount that any “LIBOR floor” applicable to such Fixed Rate Revolving Loans on such date exceeds the Reserve Adjusted Eurodollar Rate for a one-month Interest Period on such date and (iii) one fourth of the Up-Front Fees paid in respect of the Commitments (other than such additional Commitments). If immediately prior to the establishment of any additional Commitments pursuant to Section 2.1 A(iii) there shall exist more than one Class of Commitments hereunder, the Revolving Loan Yield shall be determined separately for each such Class.

40	CREDIT AGREEMENT

“Revolving Notes” means (a) the promissory notes of a Borrower issued pursuant to Section 2.1 D(i) and (b) any promissory notes issued by a Borrower in connection with assignments of the Commitment and Revolving Loans of any Revolving Loan Lender, in each case substantially in the form of Exhibit IV-A annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which a Co-Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Section 6.1 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.1 (i) or (ii) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 6.1 (iii).

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, (a) the Lenders, (b) each Issuing Bank, (c) the Swing Line Lender, (d) the Administrative Agent, (e) the Collateral Agent, (f) each Hedge Bank, (g) each Cash Management Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents and (i) any successors, indorsees, transferees and assigns of any of the foregoing.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.

“Security Agreement” means the Security Agreement dated as of the Effective Date and entered into by and among U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the U.S. Borrower, the Subsidiary Guarantors and the Collateral Agent, substantially in the form of Exhibit VI annexed hereto, as such Security Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person, sold as a going concern, is (A) greater

41	CREDIT AGREEMENT

than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; (b) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances; or (c) in the case of any Person existing under the laws of Canada or any of its Provinces or territories, such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Obligations” means Obligations consisting of (a) the principal of and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Specified Representations” means the following: (a) the representations and warranties made by or with respect to Holdings or its Subsidiaries in the Stock Purchase Agreement, but only to the extent that Holdings or its Subsidiaries have the right to terminate its obligations under the Stock Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Stock Purchase Agreement, (b) the representations and warranties set forth in Section 5.1 A(a) (with respect to Holdings, Canada Holdings, Canada Intermediate Holdings, U.S. Holdings, each Co-Borrower and each Subsidiary Guarantor), Section 5.1B (other than the final sentence thereof), Section 5.2A(a) with respect to subclause (i) thereof (insofar as it covers the incurrence of Loans, the issuance of Letters of Credit on behalf of any Borrower, the provision of the Guaranty and the grant of the Collateral), Section 5.2A(a) with respect to subclauses (ii) (with respect to the Stock Purchase Agreement and any indenture, loan agreement, lease agreement, mortgage or deed of trust in respect of any Indebtedness set forth on Schedule 7.1A) (after giving effect to the Amended Canadian Surviving Debt Documents) and (iii) thereof, Section 5.2C, Section 5.2D, Section 5.8, Section 5.12 and Section 5.15 and (c) the representations and warranties set forth in Section 4(a)(2) of the Security Agreement.

“Specified Subsidiary” means, at any date of determination, (a) any Subsidiary whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of Holdings and its Subsidiaries at such date, (b) any Subsidiary whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of Holdings and its Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Subsidiary that, when such Subsidiary’s total assets and gross revenues are aggregated with each other Subsidiary that is the subject of an Event of Default described in Section 8.5 would, constitute a “Specified Subsidiary” under clause (a) or (b) above.

“Sponsors” means JH Investments Inc., Oaktree Capital Management, L.P. and TPG Capital, L.P. and their respective Affiliates and all investment funds managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies affiliated with JH Investments, Inc., Oaktree Capital Management, L.P. or TPG Capital, L.P.).

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“Stated Amount” means, with respect to any Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of March 30, 2011, among Holdings, US Acquisitionco, 2279154 Ontario, Inc., Taylor Wimpey plc, Wimpey Overseas Holdings Limited and Taylor Wimpey 2007 Limited.

“Subordination Arrangement” has the meaning assigned to that term in Section 7.2.

“Subordination Notice” has the meaning assigned to that term in Section 7.2.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means each wholly-owned Domestic Subsidiary of the U.S. Borrower (other than an Unrestricted Subsidiary or an Excluded Subsidiary) on the Effective Date, and each wholly-owned Domestic Subsidiary of the U.S. Borrower (other than an Unrestricted Subsidiary or an Excluded Subsidiary) that becomes a party to the Guaranty at any time after the Effective Date pursuant to Section 6.7.

“Successor Borrower” has the meaning assigned to that term in Section 7.6A(i).

“Supplemental Collateral Agent” and “Supplemental Collateral Agents” shall have the meaning assigned to these terms in Section 9.1B.

“Swing Line Lender” means Credit Suisse AG, acting through such of its Affiliates or branches as it may designate, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to the Borrowers pursuant to Section 2.1 A(ii). The aggregate principal amount of the Swing Line Commitment on the Effective Date is $5,000,000.

“Swing Line Loans” means the Loans made by the Swing Line Lender pursuant to Section 2.1 A(ii).

“Swing Line Note” means (a) the promissory note of a Borrower issued pursuant to Section 2.1 D(ii) and (b) any promissory note issued by a Borrower to any successor Swing Line Lender pursuant to the last sentence of Section 9.6B, in each case substantially in the form of Exhibit IV-B annexed hereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges (including Canada Pension Plan and provincial pension plan contributions, employment insurance and workers’ compensation premiums) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto and whether disputed or not.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of Holdings then last ended.

“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the U.S. Revolving Exposure plus (b) the Canadian Revolving Exposure.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the Effective Date by the U.S. Borrower and its Subsidiaries party thereto in favor of the Collateral Agent, in the form of Exhibit VIII annexed hereto, as such Trademark Security Agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Holdings and its Subsidiaries in connection with the Transactions, including amounts payable to the Agents and the Lenders.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof in accordance with the terms hereof and the issuance of Letters of Credit hereunder, (b) the Acquisition and the other transactions contemplated by the Stock Purchase Agreement, (c) the payment of the Transaction Costs and (d) the execution, delivery and performance by each Loan Party of the Unsecured Facility Loan Documents to which it is to be a party, the issuance of the Indebtedness contemplated thereunder and the use of the proceeds thereof.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code, as amended to the Effective Date and from time to time thereafter and any successor regulations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Canadian Prime Rate Loan, a Eurodollar Rate Loan or a CDOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Current Liability” of any Plan or Foreign Plan means the amount, if any, by which the present value of the accrued benefits under the plan as of the close of its most recent plan year, determined in accordance with FASB Accounting Standards Codification 715 as in effect on the Effective Date, based upon the actuarial assumptions that would be used by the plan’s actuary in a termination of the plan, exceeds the Fair Market Value of the assets allocable thereto.

“Unpaid Drawings” means, as of any date of determination, the sum of, without duplication, (a) the amount set forth in clause (b) of the definition of Canadian LC Exposure and (b) the amount set forth in clause (b) of the definition of U.S. LC Exposure.

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“Unrestricted Subsidiary” means any Subsidiary of a Co-Borrower that is designated as an Unrestricted Subsidiary by a Co-Borrower pursuant to Section 6.13 subsequent to the Effective Date.

“Unsecured Facility Credit Agreement” means the Loan Agreement, dated as of the date hereof, among Holdings, U.S. Holdings, Canada Holdings, as a co-borrower, Canada Intermediate Holdings, US Acquisitionco, as a co-borrower, TPG Partners VI, L.P. and Oaktree Capital Management, L.P. and certain of Oaktree Capital Management, L.P.’s Affiliates, as lenders, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions therein and in accordance with the provisions of Section 7.9B hereof.

“Unsecured Facility Loan Documents” means the Unsecured Facility Credit Agreement and the other documents, instruments and agreements entered into or delivered by any Loan Party in connection therewith.

“Unused Revolving Commitment” means, as of any date of determination, the amount by which the aggregate Commitments exceed the Total Utilization of Commitments.

“Up-Front Fees” means the amount of any fees or discounts received by Lenders in connection with the making of loans or extensions of credit, expressed as a percentage of such loan or extension of credit.

“US Acquisitionco” means Aylesbury Acquisition, Inc., a Delaware corporation to be merged with and into the U.S. Borrower upon the consummation of the Acquisition.

“U.S. Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2006, as amended from time to time).

“U.S. Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount and (b) with respect to any amount in Canadian Dollars, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.3 using the Exchange Rate then in effect.

“U.S. Dollar Letter of Credit” means any Letter of Credit denominated in U.S. Dollars.

“U.S. Dollars”, “Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“U.S. LC Disbursement” means a payment made by an Issuing Bank pursuant to a U.S. Dollar Letter of Credit.

“U.S. LC Exposure” means, at any time, the sum of (a) the Stated Amount of all U.S. Dollar Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all U.S. LC Disbursements that have not yet been reimbursed at such time. The U.S. LC Exposure of any Lender at any time shall be its Pro Rata Share of the total U.S. LC Exposure at such time.

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“U.S. Loan” means any Loan denominated in U.S. Dollars.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Revolving Exposure” means, with respect to the Lenders, at any time, the sum of (a) the aggregate principal amount of the Lenders’ U.S. Revolving Loans at such time, (b) the Lenders’ U.S. LC Exposure at such time and (c) the Lenders’ U.S. Swing Line Exposure at such time. The U.S. Revolving Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate U.S. Revolving Exposure at such time.

“U.S. Swing Line Exposure” means, at any time, the aggregate principal amount of all U.S. Swing Line Loans outstanding at such time. The U.S. Swing Line Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total U.S. Swing Line Exposure at such time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means the Co-Borrowers and the Administrative Agent.

“Yield Differential” has the meaning assigned to that term in Section 2.1A(iii).

1.2	Defined Terms; Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

A. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement (unless expressly referring to another agreement) and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Documents, General Intangibles, Goods, Insurance, Intellectual Property, Investment Related Property, Letter of Credit Rights, Money and Deposit Accounts, Receivables, Receivable Records, Commercial Tort Claims,

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choses in action and all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to the foregoing, and Proceeds therefrom (for purposes of this Section, as each such term is defined in the Security Agreement).

B. Except as otherwise expressly provided in this Agreement, (a) all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP and (b) financial statements and other information required to be delivered by Holdings to the Lenders pursuant to clauses (i), (ii) and (vii) of Section 6.1 shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the absence of normal year-end audit adjustments and explanatory footnotes) as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements; provided that, should such accounting principles and policies change and either Holdings or the Requisite Lenders shall so request, the Administrative Agent and Holdings shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, further, that, until so amended, such provision shall continue to be interpreted in accordance with GAAP prior to such change therein regardless of whether any such request is given before or after such change in GAAP or in the application thereof.

1.3	Exchange Rates.

On each Reset Date, the Administrative Agent shall (i) determine the relevant Exchange Rate as of such Reset Date and (ii) give notice thereof to the Lenders and the U.S. Borrower. The Exchange Rate so determined shall become effective on the relevant Reset Date, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Sections 3.1 B(iii), 3.1C, 3.2, 3.3B, 3.3C and 10.24 or any other provision hereof expressly requiring the use of an Exchange Rate as of a specified date) be the Exchange Rate employed in converting amounts between U.S. Dollars and Canadian Dollars.

SECTION 2.

AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Loans.

A. (i) Each Revolving Loan Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to the Borrowers from time to time in U.S. Dollars and/or Canadian Dollars during the period on and from the Effective Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Commitments, to be used for the purposes identified in Section 2.5B. The aggregate original amount of the Commitments is $75,000,000. Subject to Section 2.9, each Revolving Loan Lender’s Commitment (other than Other Credit Extensions or any Commitments amended by Permitted Amendments pursuant to a Loan Modification Offer) shall expire on the Commitment Termination Date and all Revolving Loans (other than Other Credit Extensions or any Loans amended by Permitted Amendments pursuant to a Loan Modification Offer) and all other amounts owed hereunder with respect to the Revolving Loans and the Commitments (other than Other Credit Extensions or any Commitments or Loans amended by Permitted Amendments pursuant to a Loan Modification

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Offer) shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A(i) may be repaid and reborrowed, subject to the limitations and conditions set forth herein, up to but excluding the Commitment Termination Date.

Notwithstanding anything contained herein to the contrary, in no event shall (i) the Total Utilization of Commitments at any time exceed the Commitments then in effect or (ii) the aggregate Canadian Revolving Exposure at any time exceed 105% of the Canadian Sublimit then in effect.

(ii) Swing Line Loans. Subject to the terms and conditions hereof, the Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum aggregate amount of all Swing Line Loans outstanding from time to time, to make a portion of the Commitments available to the Borrowers from time to time during the period after the Effective Date to but excluding the Commitment Termination Date by making Base Rate Loans or Canadian Prime Rate Loans as Swing Line Loans in U.S. Dollars and/or Canadian Dollars, respectively, to the Borrowers in an aggregate amount not to exceed the amount of the Swing Line Loan Commitment, to be used for the purposes identified in Section 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with the sum of the Swing Line Lender’s outstanding Revolving Loans and the Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed the Swing Line Lender’s Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that the amount of the Swing Line Loan Commitment is subject to reduction as provided in clause (c) of the next paragraph. The Swing Line Loan Commitment shall expire on the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A(ii) may be repaid and reborrowed, subject to the limitations and conditions set forth herein, to but excluding the Commitment Termination Date.

Notwithstanding anything contained herein to the contrary, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the following limitations:

(a) in no event shall the Total Utilization of Commitments at any time exceed the Commitments then in effect;

(b) in no event shall the aggregate Canadian Revolving Exposure at any time exceed 105% of the Canadian Sublimit then in effect;

(c) any reduction of the Commitments made pursuant to Section 2.4A which reduces the aggregate Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment such that the amount thereof equals the amount of the Commitments, as so reduced, without any further action on the part of any Borrower, the Administrative Agent or the Swing Line Lender; and

(d) the Swing Line Lender shall have no obligation to make any Swing Line Loans during any period when a Lender Default exists, unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the

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Borrowers to eliminate the Swing Line Lender’s risk with respect to any Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Revolving Loans that may be required to be made to refund the applicable Swing Line Loan as contemplated by the immediately following paragraph.

With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.4A(i), the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrowers), no later than 1:00 p.m. (New York time) at least one Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrowers) requesting the Revolving Loan Lenders to make Revolving Loans in U.S. Dollars and/or Canadian Dollars, as applicable, that are Base Rate Loans and/or Canadian Prime Rate Loans, respectively, to the Borrowers on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Revolving Loan Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Revolving Loan Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrowers. The Borrowers hereby authorize the Administrative Agent and the Swing Line Lender to charge their accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by such Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of a Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Loan Lenders in the manner contemplated by Section 10.4.

If for any reason Revolving Loans are not made pursuant to this Section 2.1A(ii) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each such Revolving Loan Lender shall deliver to the Swing Line Lender an amount in the applicable currency and equal to its participation in the applicable unpaid amount in same day funds at the office of the Swing Line Lender located at the Funding and Payment Office. In order to evidence such participation each such Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance satisfactory to the Swing Line

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Lender; provided, however, that the failure of the Swing Line Lender to make such a request shall not affect the rights or obligations of the Swing Line Lender or any other Lender hereunder. In the event any such Lender fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate or the Canadian Prime Rate, as applicable.

Notwithstanding anything contained herein to the contrary, (i) each such Revolving Loan Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each such Revolving Loan Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuation of a Default or Event of Default, (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings, any Borrower or any of their Subsidiaries, (d) any breach of this Agreement or any other Loan Document by any party thereto or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iii) Additional Commitments. The Co-Borrowers may from time to time after the Effective Date, by notice to the Administrative Agent, request that, on the terms and subject to the conditions contained in this Agreement, Qualified Additional Lenders provide up to the Additional Facilities Amount in the aggregate in additional Commitments; provided that (i) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such additional Commitments, (ii) the loans under such additional Commitments shall rank pari passu with the Revolving Loans to be made pursuant to Section 2.1A(i), (iii) the representations and warranties in Section 5 shall be true and correct in all material respects prior to and after giving effect to such additional Commitments, (iv) the maturity date of any additional Commitments shall be no earlier than, and no scheduled mandatory commitment reduction shall be required prior to, the maturity date of the existing Commitments (or any Other Credit Extensions constituting Commitments), (v) the terms (other than with respect to pricing or maturity) of any additional Commitments and the Revolving Loans to be made thereunder, to the extent not consistent with the Commitments and the Revolving Loans extended under this Agreement pursuant to Section 2.1A(i), shall be reasonably satisfactory to the Administrative Agent and (vi) if the Initial Yield applicable to the additional Commitments extended pursuant to this Section 2.1 A(iii) exceeds by more than 50 basis points the Revolving Loan Yield at such time (the amount by which the Initial Yield applicable to the additional Commitments incurred pursuant to this Section 2.1 A(iii) exceeds the Revolving Loan Yield at such time being referred to herein as the “Yield Differential”), then the “LIBOR floor” and/or the Applicable Margin applicable to the Revolving Loans shall be increased such that after giving effect to such increases, the Yield Differential shall equal 50 basis points; provided that, to the extent any portion of the Yield Differential is attributable to a higher “LIBOR floor” being applicable to the additional Commitments, the “LIBOR floor” applicable to the Revolving Loans shall be increased (or, in the event there is no “LIBOR floor” applicable to the Revolving Loans at such time, a

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“LIBOR floor” shall be added) to an amount not to exceed the “LIBOR floor” applicable to the additional Commitments prior to any increase in the Applicable Margin applicable to the Revolving Loans. Nothing contained in this Section 2.1 A(iii) or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Commitments. If and to the extent that any Qualified Additional Lenders agree, in their sole discretion, to provide any such additional Commitments on the terms and conditions set forth herein, (a) at such time and in such manner as the Administrative Agent shall reasonably determine, the Qualified Additional Lenders who have in their sole discretion agreed to provide additional Commitments shall purchase and assume outstanding Revolving Loans and/or participations incurred in connection with Letters of Credit and Swing Line Loans so as to cause the amount of such Revolving Loans and/or participations in connection with Letters of Credit and Swing Line Loans held by each Revolving Loan Lender to conform to the respective percentages of the applicable Commitments of the Revolving Loan Lenders as so adjusted and (b) the Co-Borrowers shall execute and deliver any additional Notes as any Lender may reasonably request or other amendments or modifications to this Agreement or any other Loan Document as the Administrative Agent may reasonably request.

If any new Commitments incurred pursuant to this Section 2.1 A(iii) are to have terms that are different from the Commitments outstanding immediately prior to such incurrence (any such new Commitments, “Other Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Borrowers, the Qualified Additional Lenders providing such additional Revolving Commitments and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Other Credit Extensions. If the Borrowers incur new Commitments under this Section 2.1A(iii), regardless of whether such Commitments are Other Credit Extensions, the Borrowers shall, after such time, (x) incur and repay Revolving Loans ratably as between the new Commitments and the Commitments outstanding immediately prior to such incurrence and (y) permanently reduce Commitments ratably as between the new Commitments and the Commitments outstanding immediately prior to such incurrence; provided that on the date of incurrence of the new Commitments, the Borrowers may permanently reduce the Commitments outstanding immediately prior to such time without ratably reducing the new Commitments. Notwithstanding anything to the contrary in Section 10.5, the Administrative Agent is expressly permitted, without the consent of any Lender, to amend the Loan Documents to the extent necessary to give effect to any increases pursuant to this Section 2.1 A(iii) and mechanical and conforming changes necessary or advisable in connection therewith (including amendments to (1) implement the requirements in the preceding two sentences, (2) ensure pro rata allocations of Eurodollar Rate Loans, Canadian Prime Rate Loans, CDOR Rate Loans and Base Rate Loans between Loans incurred pursuant to this Section 2.1 A(iii) and Loans outstanding immediately prior to any such incurrence and (3) implement ratable participation in Letters of Credit and Swing Line Loans between the Other Credit Extensions consisting of Commitments and the Commitments outstanding immediately prior to any such incurrence).

B. Borrowing Mechanics. Revolving Loans (including any such Loans made as Eurodollar Rate Loans or CDOR Rate Loans with a particular Interest Period) made on any Funding Date (other than Revolving Loans made pursuant to a request by the Swing Line Lender pursuant to Section 2.1A(ii) for the purpose of repaying any Refunded Swing Line Loans and Revolving Loans made pursuant to Section 3.3B for the purpose of reimbursing the applicable Issuing Bank for the

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amount of a drawing or payment under a Letter of Credit issued by it) shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount. Swing Line Loans made on any Funding Date shall be in minimum multiples of $100,000 or C$100,000, as the case may be. The Borrowers shall deliver to the Administrative Agent a Notice of Borrowing no later than 12:00 p.m. (New York time), at least one Business Day in advance of the proposed Funding Date; provided that, in the case of any such Loan requested as a Fixed Rate Loan, the Borrowers shall deliver such Notice of Borrowing no later than 12:00 p.m. (New York time), at least three Business Days in advance of the proposed Funding Date. Whenever the Borrowers desire that the Swing Line Lender make a Swing Line Loan, they shall deliver to the Administrative Agent a Notice of Borrowing no later than 12:00 p.m. (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) whether such Loans are to be U.S. Loans or Canadian Loans, (iii) the amount and Type of Loans requested, (iv) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans or Canadian Prime Rate Loans, as the case may be, (v) in the case of any Revolving Loans, other than Swing Line Loans, whether such Revolving Loans shall be Base Rate Loans, Eurodollar Rate Loans, CDOR Rate Loans or Canadian Prime Rate Loans, (vi) in the case of any Loans requested to be made as Eurodollar Rate Loans or CDOR Rate Loans, the initial Interest Period requested, and (vii) remittance instructions applicable for the Loans requested. Revolving Loans may be continued as or converted into Base Rate Loans, Eurodollar Rate Loans, CDOR Rate Loans or Canadian Prime Rate Loans in the manner provided in Section 2.2D.

In lieu of delivering the above-described Notices of Borrowing, the Borrowers may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Administrative Agent on or before the applicable Funding Date. Neither the Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrowers or for otherwise acting in good faith under this Section 2.1B, and upon funding of Loans by the Lenders in accordance with this Agreement pursuant to any such telephonic notice, the Borrowers shall have effected Loans hereunder.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary.

The Borrowers shall notify the Administrative Agent prior to the funding of any Revolving Loans in the event that any of the matters to which the Borrowers are required to certify in the applicable Notice of Borrowing are no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrowers of the proceeds of any Revolving Loans shall constitute a re-certification by the Borrowers, as of the applicable Funding Date, as to the matters to which the Borrowers are required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in Sections 2.6B, 2.6C, 2.6D and 2.6G, a Notice of Borrowing for any Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.

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C. Disbursement of Funds. All Revolving Loans and all participations purchased under this Agreement shall be made by the Revolving Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

Promptly after receipt by the Administrative Agent of a Notice of Borrowing with respect to a Revolving Loan pursuant to Section 2.1B (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender or the Swing Line Lender, as the case may be, of the proposed borrowing and of the amount of such Lender’s Pro Rata Share of the applicable Revolving Loans. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in the applicable currency not later than 12:00 p.m. (New York time) on the applicable Funding Date in same-day funds at the Funding and Payment Office. The Swing Line Lender shall make the amount of its Swing Line Loan available to the Borrowers in the applicable currency not later than 3:00 p.m. (New York time) on the applicable Funding Date in same-day funds, at the applicable Funding and Payment Office, except as provided in Section 2.1A(ii) or Section 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse the applicable Issuing Bank for the amount of an Unpaid Drawing. Upon satisfaction or waiver of the conditions precedent specified in Sections 4.1 (in the case of Loans made on the Effective Date) and 4.2 (in the case of all Loans), the Administrative Agent shall make the proceeds of such Loans in the applicable currency available to the Borrowers on the applicable Funding Date by causing an amount of same-day funds equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders, to be credited to the account of the Borrowers at the Funding and Payment Office.

Unless the Administrative Agent shall have received notice from a Lender prior to the Funding Date for any Loans that such Lender will not make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 A and may, in reliance upon such assumption and in the Administrative Agent’s sole discretion, make available to the Borrowers a corresponding amount on such Funding Date. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent on the Funding Date, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, for the first three (3) days, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, the greater of (x) in the case of U.S. Loans, the Base Rate, and in the case of Canadian Loans, the Canadian Prime Rate, and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as the case may be, of the applicable Class. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder and Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Subject to Section 3.3B, unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, for the first three days, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, at the greater of (i) in the case of U.S. Loans, the Base Rate, and in the case of Canadian Loans, the Canadian Prime Rate, and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

D. Notes. Each of the Co-Borrowers shall execute and deliver on the Effective Date to each Lender requesting the same (or to the Administrative Agent for such Lender) (i) a Revolving Note substantially in the form of Exhibit IV-A annexed hereto to evidence that Lender’s Revolving Loans, in the principal amount of that Lender’s Commitment and (ii) a Swing Line Note in the form of Exhibit IV-B annexed hereto to evidence the Swing Line Lender’s Swing Line Loans, in the principal amount of the Swing Line Loan Commitment. Any Lender not receiving a Note may request at any time that the Borrowers issue it such Note on the terms set forth herein, and each of the Borrowers agree to issue such Note promptly upon the request of a Lender. The Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents and shall be secured by the Collateral.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of Sections 2.2E, 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate, the Canadian Prime Rate, the CDOR Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. Subject to the provisions of Sections 2.2E and 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to (i) in the case of Swing Line Loans denominated in U.S. Dollars, the Base Rate, and (ii) in the case of Swing Line Loans denominated in Canadian Dollars, the Canadian Prime Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrowers initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to Section 2.2D. If on any day any Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate in the case of U.S. Loans and by reference to the Canadian Prime Rate in the case of Canadian Loans. Subject to the provisions of Sections 2.2E, 2.6 and 2.7, the Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin;

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(b) if a Canadian Prime Rate Loan, then at the sum of the Canadian Prime Rate plus the Applicable Margin;

(c) if a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate for the relevant Interest Period plus the Applicable Margin; or

(d) if a CDOR Rate Loan, then at the sum of the CDOR Rate plus the Applicable Margin.

B. Interest Periods. In connection with each Fixed Rate Loan, the Borrowers may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall (except as provided in Section 2.1B) be, at the Borrowers’ option, (i) in the case of U.S. Loans, one-, two-, three- or six-month, or, if agreed to by all of the Lenders, nine- or twelvemonth or shorter than one-month, period and (ii) in the case of Canadian Loans, 30 days, 60 days, 90 days or 180 days; provided that:

(i) in the case of Eurodollar Rate Loans,

(A) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(B) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(C) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(D) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (i)(E) of this Section 2.2B, end on the last Business Day of a calendar month;

(E) no Interest Period with respect to any portion of the Loans of any Class shall extend beyond the Commitment Termination Date or other final maturity date (in the case of Other Credit Extensions), as applicable, of such Class;

(F) there shall be no more than five Interest Periods in respect of Eurodollar Rate Loans outstanding at any time; and

(G) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month; and

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(ii) in the case of CDOR Rate Loans:

(A) the initial Interest Period for any CDOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a CDOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a CDOR Rate Loan;

(B) in the case of immediately successive Interest Periods applicable to a CDOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(C) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall be extended or reduced as may be reasonably determined by the Administrative Agent to ensure that each Interest Period shall expire on a Business Day;

(D) no Interest Period with respect to any portion of the Loans of any Class shall extend beyond the Commitment Termination Date or other final maturity date (in the case of Other Credit Extensions), as applicable, of such Class;

(E) there shall be no more than five Interest Periods in respect of CDOR Rate Loans outstanding at any time; and

(F) in the event the Borrowers fail to specify an Interest Period for any CDOR Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation, the Borrowers shall be deemed to have selected an Interest Period of 30 days.

C. Interest Payments. Subject to the provisions of Section 2.2E below, interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity, by acceleration or otherwise); provided that in the event that any Daily Rate Loans are prepaid pursuant to Section 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans or Canadian Prime Rate Loans, as the case may be (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of Section 2.6, the Borrowers shall have the option (i) to convert at any time all or any part of their outstanding Loans equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount from Daily Rate Loans to Fixed Rate Loans in the same currency (or vice versa) or (ii) upon the expiration of any Interest Period applicable to a Fixed Rate Loan, to continue all or any portion of such Loan equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount as a Fixed Rate Loan in the same currency for another permissible Interest Period.

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The Borrowers shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 12:00 p.m. (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Daily Rate Loan), and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Fixed Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount, Type and Class of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Fixed Rate Loan, the requested Interest Period and (v) in the case of a conversion to, or a continuation of, a Fixed Rate Loan, that no Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrowers may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Administrative Agent on or before the proposed conversion/continuation date. Each conversion or continuance shall be made ratably among the Lenders holding the Loans comprising the affected Borrowing. For purposes of this Section 2.2D, “Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single Interest Period is in effect. If the Borrowers shall not have given notice in accordance with this Section 2.2D to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.2D to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Base Rate Loan or Canadian Prime Rate Loan, as the case may be.

If the Borrowers fail to specify the Type of Loan the applicable Borrowing is to be converted into or continued as, then the applicable Borrowing shall be deemed to have been requested to be converted into or continued as a Base Rate Loan or a Canadian Prime Rate Loan, as the case may be.

Neither the Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrowers or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice, the Borrowers shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, any Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

E. Post-Default Interest. At any time that an Event of Default shall have occurred and be continuing, if all or a portion of the principal amount of any Loan or interest thereon or fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws) payable upon demand (a) in the case of principal, at the rate otherwise applicable to such Loan plus 2% per annum and (b) in all other cases, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans bearing interest at a rate determined by

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reference to the Base Rate for Revolving Loans denominated in U.S. Dollars (computed on the basis of the actual number of days elapsed over a year of 360 days), in each case to the extent permitted by Applicable Laws. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F. Computation of Interest. Interest on Loans shall be computed on the basis of a 360- day year (a 365-or 366-day year, as applicable, in the case of Base Rate Loans based on the Prime Rate and Canadian Prime Rate Loans) and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Daily Rate Loan being converted from a Fixed Rate Loan, the date of conversion of such Fixed Rate Loan to such Daily Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Daily Rate Loan being converted to a Fixed Rate Loan, the date of conversion of such Daily Rate Loan to such Fixed Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan. For the purposes of the Interest Act (Canada) disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.3	Fees.

A. Facility Fees. The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for distribution to each Revolving Loan Lender in proportion to that Lender’s Pro Rata Share of the Commitments, facility fees (the “Facility Fees”) for the period from and including the Effective Date to and excluding the Commitment Termination Date equal to (i) the actual daily amount of the aggregate Commitments (whether used or unused) multiplied by (ii) a rate per annum equal to the Facility Fee Rate at such time. Notwithstanding the foregoing, if any Revolving Loan Exposure remains outstanding following the Commitment Termination Date, the Facility Fees shall continue to accrue on such Revolving Loan Exposure for so long as such Revolving Loan Exposure remains outstanding and shall be payable on demand. In addition, the Facility Fees accrued with respect to the Commitment of a Defaulting Lender (except to the extent allocable to the Revolving Credit Loans, LC Disbursements and participations in Swing Line Loans actually funded by such Defaulting Lender) during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that the Facility Fees shall otherwise have been due and payable by the Borrowers prior to such time; provided, that no Facility Fees shall accrue on the Commitment of a Defaulting Lender (except to the extent allocable to the Revolving Credit Loans, LC Disbursements and participations in Swing Line Loans actually funded by such Defaulting Lender) so long as such Lender shall be a Defaulting Lender. The Facility Fees shall be payable in arrears on the last Business Day in each of March, June, September and December of each year, commencing on September 30, 2011, and ending on the Commitment Termination Date (unless Revolving Loan Exposure shall be outstanding following the Commitment Termination Date, as provided above).

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B. Annual Administrative Fee. Holdings agrees to pay to the Administrative Agent, for the account of it and its Affiliates, an annual administrative fee in such amounts as may have been or hereafter may be agreed between them from time to time.

C. Other Agent Fees. Holdings and each Borrower agree to pay such other fees to Agents as may hereafter be agreed upon from time to time.

2.4	Repayments and Prepayments; General Provisions Regarding Payments.

A. Prepayments and Reductions in Commitments.

(i) Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent on or prior to 12:00 p.m. (New York time) on the date of prepayment, at any time and from time to time voluntarily prepay, without premium or penalty (except as otherwise provided below), any Swing Line Loan on any Business Day in whole or in part in integrals of $100,000 or C$100,000, as applicable. In addition, the Borrowers may, upon not less than (i) three Business Days’ prior written or telephonic notice, in the case of Fixed Rate Loans, or (ii) one Business Day’s prior written or telephonic notice, in the case of Daily Rate Loans, promptly confirmed in writing to the Administrative Agent (which notice the Administrative Agent will promptly transmit to each Lender), at any time and from time to time prepay, without premium or penalty, the Loans (other than Swing Line Loans) on any Business Day in whole or in part in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount or in each case such lesser amount as is then outstanding; provided, however, that in the event the Borrowers shall prepay a Fixed Rate Loan other than on the expiration of the Interest Period applicable thereto, the Borrowers shall, at the time of such prepayment, also pay any amounts payable under Section 2.6D hereof. Notice of prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein.

(ii) Voluntary Reductions of Commitments. The Borrowers may, upon not less than three Business Days’ prior written or telephonic notice, promptly confirmed in writing to the Administrative Agent (which notice the Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the Unused Revolving Commitment at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount, or such lesser amount as is then outstanding. The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in such notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share.

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(iii) Mandatory Prepayments. The Loans shall be prepaid in the manner provided in Section 2.4B upon the occurrence of the following circumstances:

(a) Prepayments Due to Reductions or Restrictions of Commitments. The Borrowers shall prepay the Swing Line Loans and/or Revolving Loans from time to time to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect and (ii) the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Swing Line Loans shall not at any time exceed the Swing Line Loan Commitment then in effect. All Swing Line Loans shall be prepaid in full prior to the prepayment of any Revolving Loans pursuant to this Section 2.4A(iii)(a). If at any time that there are no Revolving Loans and Swing Line Loans outstanding (whether after giving effect to any prepayment thereof pursuant to this subclause (a) or otherwise) the Total Utilization of Commitments exceeds the Commitments, the Borrowers shall deposit as cash collateral with the Collateral Agent such amounts as are necessary so that, after giving effect thereto, the amount on deposit in the form of cash collateral with the Collateral Agent pursuant to this subclause (a) is at least equal to such excess. If, on the tenth Business Day prior to the Commitment Termination Date, the conditions precedent to borrowing set forth in Section 4.2B would not be satisfied, then the Borrowers shall, on such date, cash collateralize such amount of Letter of Credit Usage that is attributable to the Commitments. Any failure to make such deposit within two Business Days after notice by the Administrative Agent shall constitute an Event of Default.

(b) Other Prepayments. If for any reason the Canadian Revolving Exposure exceeds 105% of the Canadian Sublimit, the Borrowers shall promptly prepay Canadian Loans to the extent necessary so that the Canadian Revolving Exposure shall not exceed the Canadian Sublimit then in effect. All Swing Line Loans denominated in Canadian Dollars shall be prepaid in full prior to the prepayment of any Revolving Loans denominated in Canadian Dollars pursuant to this Section 2.4A(iii)(b). If at any time that there are no Canadian Loans (whether after giving effect to any prepayment thereof pursuant to this subclause (b) or otherwise), the Canadian Revolving Exposure exceeds 105% of the Canadian Sublimit, the Borrowers shall deposit as cash collateral for Canadian Letters of Credit with the Collateral Agent such amounts as are necessary so that, after giving effect thereto, the amount on deposit in the form of cash collateral with the Collateral Agent pursuant to this subclause (b) is at least equal to the amount by which the Canadian Revolving Exposure exceeds the Canadian Sublimit then in effect.

(iv) Application of Prepayments. Application of Prepayments by Type of Loans. Any voluntary prepayments pursuant to Section 2.4A shall be subject to the requirements of Section 2.6C; provided that, in connection with any voluntary prepayments by a Borrower pursuant to Section 2.4A and considering each Class of Revolving Loans being prepaid separately, any voluntary prepayment thereof shall be applied first to Daily Rate Loans to the full extent thereof before application to Fixed Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.6C.

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B. Application of Proceeds of Collateral and Payments Under the Guaranty and Certain Other Amounts.

(i) Application of Proceeds of Collateral. All proceeds received by the Administrative Agent or the Collateral Agent, as the case may be, in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document in connection with the Administrative Agent or Collateral Agent exercising its/their rights and remedies following the occurrence and during the continuance of any Event of Default shall be held by the Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by the Administrative Agent against the Obligations in the following order of priority:

(a) to the payment of (i) all costs and expenses of such sale, collection or other realization, including all reasonable expenses, liabilities and advances made or incurred by the Agents in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document, and all amounts for which such Agents are entitled to indemnification under such Collateral Document and all advances made by the Collateral Agent thereunder for the account of the applicable Loan Party (excluding principal and interest in respect to any Loans of such Loan Party); (ii) any outstanding Swing Line Loans and (iii) any amounts owed to any Issuing Bank in respect of any Unpaid Drawings not reimbursed pursuant to Section 3.3B or 3.3C;

(b) thereafter, to the extent of any excess proceeds, to the payment of all other Obligations for the ratable benefit of the holders thereof (including providing cash collateral in an amount equal to 102% of the aggregate Stated Amount of all Letters of Credit outstanding at such time);

(c) thereafter, to the extent of any excess proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(ii) Application of Payments Under the Guaranty. All payments received by the Administrative Agent under the Guaranty shall be applied promptly from time to time by the Administrative Agent in the following order of priority:

(a) to the payment of the reasonable costs and expenses of any collection or other realization under such Guaranty, including reasonable compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

(b) thereafter, to the extent of any excess such payments, to the payment of all other Obligations for the ratable benefit of the holders thereof;

(c) thereafter, to the extent of any excess such payments, to the payment to the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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C. General Provisions Regarding Payments.

(i) Manner. Time and Currency of Payment. All payments by the Borrowers of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 Noon (New York time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall, at the Administrative Agent’s sole discretion, be deemed to have been paid by the Borrowers on the next succeeding Business Day. For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day, in the Administrative Agent’s sole discretion. The Borrowers hereby authorize the Administrative Agent to charge their accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in their accounts for that purpose). Each payment to be made by the Borrowers hereunder (other than in respect of Canadian Loans and Canadian LC Disbursements, which each shall be made in Canadian Dollars) shall be made in U.S. Dollars.

(ii) Application of Payments to Principal. Interest and Prepayment Fees. Except as provided in Section 2.2C, all payments and prepayments in respect of the principal amount of any Loan shall include payment of accrued interest and prepayment fees, if any, on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest and prepayment fees, if any, before application to principal.

(iii) Apportionment of Payments. The aggregate principal, prepayment fees and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders’ respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each applicable Lender, at its applicable Lender Office, its Pro Rata Share of all such payments received by the Administrative Agent and the Facility Fees of such Lender when received by the Administrative Agent pursuant to Section 2.3. Notwithstanding the foregoing provisions of this Section 2.4C(iii) if, pursuant to the provisions of Section 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Daily Rate Loans in lieu of its Pro Rata Share of any Fixed Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Except if expressly provided otherwise, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of the Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

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2.5	Use of Proceeds.

A. Loans. The proceeds of any Loans shall be applied (i) on the Effective Date, for working capital purposes of the Co-Borrowers and their Subsidiaries (but in no event to finance any portion of the Acquisition or for payment of any Transaction Costs), in an amount not to exceed $25,000,000 in the aggregate and (ii) after the Effective Date, for working capital and general corporate purposes (including Permitted Acquisitions and Investments permitted under this Agreement) of the Co-Borrowers and their Subsidiaries.

B. Letters of Credit. Letters of Credit shall be used for general corporate purposes of the Co-Borrowers and their Subsidiaries, including backstopping or replacing letters of credit (or other comparable arrangements) of the Borrowers outstanding on the Effective Date.

2.6	Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Fixed Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 11:00 a.m. (New York time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to Fixed Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Fixed Rate Loans, that by reason of circumstances arising after the date of this Agreement affecting the London or Toronto interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Reserve Adjusted Eurodollar Rate or CDOR Rate, as the case may be, such Administrative Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made or continued as, or converted to, Fixed Rate Loans in the applicable currency, until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (such notification not to be unreasonably withheld or delayed) and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers; provided, however, that, at the option of the Borrowers, any such Notice of Borrowing may be re-submitted to the Administrative Agent indicating that the Borrowers are electing a Daily Rate Loan, which Loan shall be funded no later than one Business Day after the date of such Daily Rate Loan Notice of Borrowing in accordance with Section 2.1B.

C. Illegality or Impracticability of Fixed Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and

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binding upon all parties hereto but shall be made only after consultation with the Borrowers and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans and/or CDOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market and/or the Toronto interbank market, as the case may be, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Fixed Rate Loans in the applicable currency shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Fixed Rate Loan then being requested pursuant to the Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Daily Rate Loan in such currency, (c) the Affected Lender’s obligation to maintain its outstanding Fixed Rate Loans in the applicable currency (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Daily Rate Loans in the applicable currency on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Fixed Rate Loan then being requested pursuant to a Notice of Conversion/Continuation, the Borrowers shall have the option, subject to the provisions of Section 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telecopy or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Fixed Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate the Administrative Agent, upon written request by any Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to the lenders of funds borrowed by it to make or carry its Fixed Rate Loans and any actual loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding any loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Fixed Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Fixed Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any payment (including any prepayment pursuant to Section 2.4A(iv) or assignment pursuant to Section 2.8 or Section 10.5B) or conversion of any of its Fixed Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers, or (iv) as a consequence of any other default by the Borrowers in the repayment of their Fixed Rate Loans when required by the terms of this Agreement.

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E. Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Fixed Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.6 and under Section 2.7A shall be made as though that Lender had actually funded each of its relevant Fixed Rate Loans through the purchase of a Eurodollar deposit or bankers acceptance, as the case may be, bearing interest at the rate obtained pursuant to the definition of Reserve Adjusted Eurodollar Rate or CDOR Rate, as applicable, in an amount equal to the amount of such Fixed Rate Loan and having a maturity comparable to the relevant Interest Period and, in the case of a Eurodollar Rate Loan, through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Fixed Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.6 and under Section 2.7A.

G. Fixed Rate Loans After Default. After the occurrence of and during the continuation of a Default or Event of Default, (i) the Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Fixed Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by such Borrower.

2.7	Increased Costs; Taxes.

A. Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Reserve Adjusted Eurodollar Rate) or any Issuing Bank; (ii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Excluded Taxes, (B) Indemnified Taxes, (C) Other Taxes and (D) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Fixed Rate Loans made by it, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or any Issuing Bank or the London interbank market or the Toronto bankers acceptance market any other condition, cost or expense affecting this Agreement or Fixed Rate Loans hereunder made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligations to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrowers will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered.

B. Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or the applicable Lender Office of such Lender or the Letter of Credit Issuing Office or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such

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Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

C. Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.7A or 2.7B and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case maybe, the amount shown as due on any such certificate within ten days after receipt thereof.

D. Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

E. Taxes.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Withholding Agent shall be required by Applicable Laws to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7E) the Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent (which shall be the Administrative Agent if the Borrower is a U.S. person) shall make such deductions and (iii) the Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (i) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Laws.

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(iii) Indemnification by the Borrowers. The Loan Parties shall indemnify the Agents, each Lender and each Issuing Bank within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7E) paid by such Agent, Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Co-Borrowers by an Agent, a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank shall be conclusive absent manifest error.

(iv) Indemnification by the Lenders and Issuing Banks. Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent and the Borrowers for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent and the Borrowers in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (iv) shall be paid within 20 days after the applicable Borrower or the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by such Borrower or the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(v) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(vi) Status of Lenders and Issuing Banks.

(a) The Administrative Agent, any Lender or any Issuing Bank, if requested by a Borrower or the Administrative Agent, shall deliver documentation prescribed by Applicable Laws or the published administrative practice of a relevant Governmental Authority when reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not the Administrative Agent, such Lender or such Issuing Bank is subject to withholding, backup withholding or information reporting requirements.

(b) Without limiting the generality of the foregoing, for so long as the applicable Borrower is a U.S. Person,

(i) each Lender and Issuing Bank that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing

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Bank, as applicable, under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent) a properly completed and duly executed Internal Revenue Service Form W-9;

(ii) each Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) duly completed copies of Internal Revenue Service Form W-8IMY, (iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or (v) any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax and reasonably requested by the applicable Borrower or the Administrative Agent duly completed together with such supplementary documentation as may be prescribed by Applicable Laws and reasonably requested by the applicable Borrower or the Administrative Agent to permit the applicable Borrower to determine the withholding or deduction required to be made. A Lender shall not be required to deliver any form or statement pursuant to this Section 2.7E(vi) that such Foreign Lender is not legally able to deliver;

(iii) if a payment made to a Lender or Issuing Bank under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA, such Lender or Issuing Bank, as applicable, shall deliver to the applicable Borrower or the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Issuing Bank, as applicable, has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment; and

(iv) the Administrative Agent shall deliver to the applicable Borrower (in such number of copies as shall be requested by the

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applicable Borrower) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter (i) promptly upon the obsolescence, expiration or invalidity of any form previously delivered by the Administrative Agent and (ii) upon the request of the applicable Borrower) a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by Applicable Laws as the basis for claiming complete exemption from United States federal withholding Tax and reasonably requested by the applicable Borrower) certifying the Administrative Agent’s entitlement as of such date to a complete exemption from United States federal withholding Tax with respect to payments to be made under this Agreement and the other Loan Documents.

(v) if the Administrative Agent is a U.S. branch described in Section 1.441- 1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the applicable Borrower a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.7E(vi)(b)(iv) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the applicable Borrower and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.441-1(b)(2)(iv) of the Treasury Regulations.

(vii) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.7E (including additional amounts paid pursuant to Section 2.7E(i)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.7E with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay to such indemnified party the amount paid over to such indemnified party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.8	Mitigation Obligations; Replacement of Lenders.

A. Designation of a Different Lender Office. If any Lender or any Issuing Bank requests compensation under Section 2.7A or 2.7B, or requires the Borrowers to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.7E, then such Lender or such Issuing Bank shall (at the request of the Borrowers) use reasonable efforts to designate a different Lender Office or Letter of Credit Issuing Office, as applicable, for making, issuing of or for funding or maintaining its Commitments, Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its

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offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Bank, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7, in the future, and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such Issuing Bank. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.

B. Replacement of Lenders. If any Lender requests compensation under Section 2.7A or 2.7B, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7E, or if any Lender is a Defaulting Lender, or if any Lender has determined that it is unable to make, maintain or continue its Fixed Rate Loans in accordance with Section 2.6C hereof, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.1B(i)(e), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.6D) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) such Eligible Assignee is able to make, maintain or continue, as applicable, Fixed Rate Loans, (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.7A or 2.7B or payments required to be made pursuant to Section 2.7E, such assignment will result in a reduction in such compensation or payments thereafter, and (v) such assignment does not conflict with Applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.9	Loan Modification Offers.

A. The Borrowers may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Revolving Credit Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Revolving Credit Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Revolving Credit Class as to which such Lender’s acceptance has been made.

B. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate

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Holdings, each Borrower, each applicable Accepting Lender and the Administrative Agents; provided that no Permitted Amendment shall become effective unless Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, and each Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other similar documents as shall be reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.9, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of Loans and/or Commitments hereunder; provided that, except as otherwise agreed to by each Issuing Bank and the Swing Line Lender, the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the commitments of such new Class and the remaining Commitments shall be made on a ratable basis as between the commitments of such new Class and the remaining Commitments.

C. If a new Class of Loans and Commitment are created under this Section 2.9, the Borrowers shall, after such time, (x) incur and repay Revolving Loans ratably as between the new Commitments and the Commitments outstanding immediately prior to the effectiveness of such Loan Modification Offer and (y) permanently reduce Commitments ratably as between the new Commitments and the Commitments outstanding immediately prior to the effectiveness of such Loan Modification Offer; provided that on the date of effectiveness of any Loan Modification Offer, the Borrowers may permanently reduce the Commitments outstanding immediately prior to such time without ratably reducing the new Commitments. Notwithstanding anything to the contrary in Section 10.5, the Administrative Agent is expressly permitted, without the consent of any Lender, to amend the Loan Documents to the extent necessary to give effect to any Loan Modification Offer effected pursuant to this Section 2.9 and mechanical and conforming changes necessary or advisable in connection therewith (including amendments to (i) implement the requirements in the preceding two sentences, (ii) ensure pro rata allocations of Eurodollar Rate Loans, Canadian Prime Rate Loans, CDOR Rate Loans and Base Rate Loans between Loans incurred pursuant to this Section 2.9 and Loans outstanding immediately prior to any such Loan Modification Offer and (iii) implement ratable participation in Letters of Credit and Swing Line Loans between the new Commitments and the Commitments outstanding immediately prior to the effectiveness of any such Loan Modification Offer).

SECTION 3.

LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. In addition to requesting that the Revolving Loan Lenders make Revolving Loans pursuant to Section 2.1A(i) and that the Swing Line Lender make Swing Line Loans pursuant to Section 2.1 A(ii), the Borrowers may request, in accordance with the provisions of this Section 3.1, from time to time during the period after the Effective Date to but excluding the date which is thirty (30) days before the Commitment Termination Date, that an Issuing Bank issue Letters of Credit for the account of the Borrowers or any Subsidiary Guarantor (provided that any Letter of Credit may be for the benefit of any Subsidiary of a Co-Borrower) for general corporate

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purposes up to the amount of the Unused Revolving Commitment. Subject to and upon the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties herein set forth, such Issuing Bank agrees to issue such Letters of Credit in accordance with the provisions of this Section 3.1; provided that the Borrowers shall not request that such Issuing Bank issue (and such Issuing Bank shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Commitments would exceed the Commitments then in effect;

(ii) any Canadian Letter of Credit if, after giving effect to such issuance, the aggregate Canadian Revolving Exposure would exceed the aggregate Canadian Sublimit then in effect by 5% or more;

(iii) any Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Commitment Termination Date and (b) the date which is 12 months from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent such Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods absent a Default or Event of Default, subject to the immediately preceding clause (a), not to exceed 12 months each unless such Issuing Bank elects not to extend for any such additional period; provided further, that unless the Requisite Lenders otherwise consent, such Issuing Bank shall give notice that it will not extend such Letter of Credit if it has knowledge that a Default or Event of Default has occurred and is continuing on the last day on which such Issuing Bank may give notice to the beneficiary that it will not extend such Letter of Credit;

(iv) any Letter of Credit during any period when a Lender Default exists, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrowers to eliminate such Issuing Bank’s risk with respect to the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage (after giving effect to the issuance of the proposed Letter of Credit);

(v) any commercial Letter of Credit, unless such Issuing Bank has agreed in writing to issue commercial Letters of Credit pursuant to this Section 3.1; or

(vi) any standby Letter of Credit, unless such Issuing Bank has agreed in writing to issue standby Letters of Credit pursuant to this Section 3.1; it being understood that Credit Suisse AG has agreed to issue standby Letters of Credit requested by the Borrowers hereunder.

B. Mechanics of Issuance.

(i) Notice of Issuance. Whenever the Borrowers desire the issuance of a Letter of Credit, they shall deliver to the applicable Issuing Bank, at the applicable Letter of Credit Issuing Office, and the Administrative Agent, at the applicable Funding and Payment Office, a Notice of Issuance of Letter of Credit no later than 11:00 a.m. (New York time) at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of or maximum aggregate liability under, as applicable, the Letter

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of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, (e) the currency in which such Letter of Credit is to be denominated (which shall be U.S. Dollars or Canadian Dollars) and (f) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require such Issuing Bank to make payment thereunder; provided that such Issuing Bank, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; provided further that no Letter of Credit shall require payment against a conforming draft or other request for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of such Issuing Bank to which such draft or other request for payment is required to be presented is located) that such draft or other request for payment is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of such Issuing Bank) on such Business Day. At the request of the Issuing Bank, the Borrowers shall also complete and submit such Issuing Bank’s standard letter of credit application form.

The Borrowers shall notify such Issuing Bank and the Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrowers are required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, the Borrowers shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrowers are required to certify in the applicable Notice of Issuance of Letter of Credit.

(ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with Section 10.5) of the conditions set forth in Section 4.3, and upon prior confirmation from the Administrative Agent that the issuance of the requested Letter of Credit would not result in the violation of Section 3.1A(i) or 3.1 A(ii), such Issuing Bank shall issue the requested Letter of Credit in accordance with such Issuing Bank’s standard procedures, and upon its issuance of such Letter of Credit such Issuing Bank shall promptly notify the Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit.

(iii) Reports to Lenders. (a) On the first Business Day of every calendar week, so long as any Letter of Credit shall have been outstanding during such week, such Issuing Bank shall deliver to the Administrative Agent a report setting forth for such week the daily maximum amount available to be drawn under the Letters of Credit that were outstanding during such calendar week (using, in the case of any Canadian Dollar Letters of Credit, the U.S. Dollar Equivalent thereof calculated as of such date); and (b) on the last Business Day of every calendar month, the Administrative Agent shall deliver to each Revolving Loan Lender a report setting forth for such calendar month the daily maximum amount available to be drawn under the Letters of Credit that were outstanding during such calendar month (using, in the case of any Canadian Dollar Letters of Credit, the U.S. Dollar Equivalent thereof calculated as of such date).

C. Lenders’ Purchase of Participations in Letters of Credit. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Loan Lenders, the applicable Issuing Bank hereby grants to each Revolving Loan Lender, and each Revolving Loan

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Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Loan Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Loan Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Loan Lender’s Pro Rata Share of any drawings honored or payments made by the Issuing Bank in respect of such Letter of Credit (each, an “LC Disbursement”) and not reimbursed by the Borrowers on the date due as provided in Section 3.3B, or of any reimbursement payment required to be refunded to the Borrowers for any reason, in the same currency as such LC Disbursement. Each Revolving Loan Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

3.2	Letter of Credit Fees.

The Borrowers agree, jointly and severally, to pay the following amounts to the Administrative Agent with respect to Letters of Credit issued by an Issuing Bank for the account of the Borrowers:

(i) with respect to each Letter of Credit, (a) a fronting fee equal to 0.125% per annum (but in no event less than $500 or C$500, as the case may be, per annum for each Letter of Credit outstanding) of the daily aggregate Stated Amount of such Letter of Credit, (b) a Letter of Credit fee payable to the Revolving Loan Lenders equal to the product of (x) the then Applicable Margin for Revolving Loans that are Eurodollar Rate Loans and (y) the average daily Stated Amount under such Letter of Credit, in each case, payable in arrears on and to the last Business Day in each of March, June, September and December of each year, commencing June 30, 2011, and on the Commitment Termination Date and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder (without duplication of the fees payable under clause (i) above), issuance documentary, administration and processing charges in accordance with such Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

Promptly upon receipt by the Administrative Agent of any amount described in clause (i)(b) of this Section 3.2, the Administrative Agent shall distribute to the applicable Issuing Bank and each other Revolving Loan Lender its Pro Rata Share of such amount. The fees described in clause (i) of this Section 3.2 shall be paid in U.S. Dollars, if in respect of U.S. Dollar Letters of Credit, or Canadian Dollars, if in respect of Canadian Dollar Letters of Credit.

3.3	Drawings and Payments and Reimbursement of Amounts Drawn or Paid Under Letters of Credit.

A. Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing or request for payment under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

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B. Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit. If any Issuing Bank shall make an LC Disbursement, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrowers receive such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt, or (ii) 2:00 p.m., New York City time, on the Business Day immediately following the day on which the Borrowers receive such notice, if such notice is not received prior to 12:00 noon, New York City time, on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1A(i) or 2.1A(ii) that such payment be financed with a Revolving Loan that is a Daily Rate Loan or Swing Line Loan in an equivalent amount to the LC Disbursement, and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swing Line Loan.

C. Payment by Lenders of Unpaid Drawings or Payments Under Letters of Credit.

(i) Payment by Lenders. In the event that the Borrowers shall fail for any reason to reimburse any Issuing Bank for an LC Disbursement as provided in Section 3.3B when due, the Administrative Agent shall notify each Revolving Loan Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Revolving Loan Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrowers, in the same manner as provided in Section 2.1C with respect to Revolving Loans made by such Lender (and Section 2.1C shall apply, mutatis mutandis, to the payment obligations of the Revolving Loan Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Loan Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Loan Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Loan Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Daily Rate Loans or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(ii) Distribution to Lenders of Reimbursements. In the event any Issuing Bank shall have been reimbursed by other Revolving Loan Lenders pursuant to Section 3.3C(i) for all or any portion of any honored drawing or payment made by such Issuing Bank under a Letter of Credit issued by it, such Issuing Bank shall distribute to each other Revolving Loan Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such honored drawing or payment such other Revolving Loan Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Borrowers in reimbursement

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of such Unpaid Drawings when such payments are received. Any such distribution shall be made to a Revolving Loan Lender at its primary address identified to the Administrative Agent or at such other address as such Revolving Loan Lender may request.

D. Interest on Unpaid Drawings Under Letters of Credit.

(i) Payment of Interest. The Borrowers agree, jointly and severally, to pay to each Issuing Bank, with respect to any Unpaid Drawings, interest on such amount of Unpaid Drawings from the date such drawing is honored or payment is made to but excluding the date such amount is reimbursed by the Borrowers (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3B) at a rate equal to (a) for the period from the date such drawing is honored or payment is made to and including the applicable reimbursement date (i) in the case of U.S. Dollar Letters of Credit, the Base Rate plus the Applicable Margin applicable to Revolving Loans that are Base Rate Loans and (ii) in the case of Canadian Dollar Letters of Credit, the Canadian Prime Rate plus the Applicable Margin applicable to Revolving Loans that are Canadian Prime Rate Loans, and (b) thereafter, a rate which is 2.00% per annum in excess of the rate of interest described in the foregoing clause (a). Interest payable pursuant to this Section 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related LC Disbursement is reimbursed in full.

(ii) Distribution of Interest Payments by Issuing Bank. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 3.3D(i), (a) such Issuing Bank shall distribute to each other Revolving Loan Lender, out of the interest received by such Issuing Bank in respect of the period from the date of the applicable LC Disbursement to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing or payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3B), the amount that such other Revolving Loan Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to Section 3.2 if an LC Disbursement had been made, and (b) in the event such Issuing Bank shall have been reimbursed by other Revolving Loan Lenders pursuant to Section 3.3C(i) for all or any portion of such LC Disbursement, such Issuing Bank shall distribute to each other Revolving Loan Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such LC Disbursement such other Revolving Loan Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such LC Disbursement so reimbursed by other Revolving Loan Lenders for the period from the date on which such Issuing Bank was so reimbursed by other Revolving Loan Lenders to and including the date on which such portion of such LC Disbursement is reimbursed by the Borrowers.

3.4	Obligations Absolute.

The obligation of the Borrowers to reimburse each Issuing Bank for an LC Disbursement in respect of a Letter of Credit issued by it (which reimbursement, for the avoidance of doubt, may be made from the proceeds of Revolving Loans pursuant to Section 3.3B) and to repay any Revolving Loans made by the Revolving Loan Lenders pursuant to Section 3.3B and the obligations of the Revolving Loan Lenders under Section 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

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(ii) the existence of any claim, set-off, defense or other right which any Borrower or any Revolving Loan Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank or other Revolving Loan Lender or any other Person or, in the case of a Revolving Loan Lender, against any Borrower whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or one of their respective Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which appears to substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, assets, operations, properties, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that a Default or Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction). In the event any Issuing Bank suffers any monetary loss as a result of a movement in Exchange Rates between the dates of any drawings, payments, reimbursements or other distributions contemplated by this Section 3, the Borrowers shall promptly reimburse the Issuing Bank for any such Exchange Rate related loss upon presentation by the Issuing Bank of a statement describing such loss in reasonable detail.

3.5	Nature of Issuing Bank’s Duties.

As between any Borrower and any Issuing Bank, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness

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or legal effect of any document submitted by any Person in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing or payment under such Letter of Credit or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any acts of any Governmental Authorities, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this Section 3.5, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrowers.

Notwithstanding anything to the contrary contained in this Section 3.5, the Borrowers shall retain any and all rights they may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4.

CONDITIONS TO EFFECTIVENESS

4.1	Conditions to Effectiveness.

The effectiveness of this Agreement and the obligations of the Lenders to make Loans are subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:

A. Documents. On or before the Effective Date, each Loan Party shall deliver or cause to be delivered to the Administrative Agent for the Lenders the following, each, unless otherwise noted, dated the Effective Date:

(i) Certified copies of the Organizational Certificate, together with a good standing certificate, certificate of status or certificate of compliance (as applicable) from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Effective Date;

(ii) Copies of its Organizational Documents, certified as of the Effective Date by its corporate secretary or an assistant secretary;

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(iii) Copies of its Organizational Authorizations approving and authorizing the execution, delivery and performance of the Guaranty and the other Loan Documents to which it is a party that are to be delivered on the Effective Date, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Incumbency certificate of its officers executing the Guaranty and the other Loan Documents to which it is a party; and

(v) Executed originals of this Agreement, the Guaranty and the other Loan Documents to which it is a party that are to be delivered on the Effective Date.

B. Perfection of Security Interests.

(i) Subject to the proviso to Section 5.2C, all documents and instruments required to perfect the Collateral Agent’s security interest in the Collateral (other than in any Deposit Accounts) shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the Liens permitted under this Agreement.

(ii) The Administrative Agent shall have received the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties and, if requested by the Administrative Agent, copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.2 of this Agreement, or have been or will be released contemporaneously with the effectiveness of this Agreement on the Effective Date.

(iii) Subject to the proviso to Section 5.2C, (A) each of the Collateral Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (B) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under this Agreement and (C) each of such Collateral Documents shall have been submitted for (or delivered to the title insurance company for submission for) filing and recording in the recording office as specified on Schedule 4.1B. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance or a marked-up pro forma for such insurance (with the title insurance policy to follow) in an amount reasonably acceptable to the Collateral Agent with respect to such Mortgaged Property and issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted under this Agreement and which may contain an exception for survey matters to the extent a current survey is not provided, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (y) to the extent in the possession of a Co-Borrower or any Subsidiary or Affiliate of a Co-Borrower, a survey for such Mortgaged Property and (z) a local opinion of counsel to the Co-Borrowers with respect to the enforceability and perfection of the applicable

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Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent. Notwithstanding the foregoing, to the extent such Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Collateral Documents with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as reasonably agreed by Holdings and the Collateral Agent.

C. Financial Condition Certificate. Holdings shall have delivered to the Administrative Agent a solvency certificate on behalf of Holdings and the Co-Borrowers from the treasurer of Holdings in customary form and substance reasonably satisfactory to the Arrangers with respect to Holdings and its Subsidiaries (on a consolidated basis).

D. Fees and Expenses. On or prior to the Effective Date, the Co-Borrowers shall have paid to the Administrative Agent, the Arrangers or the Lenders, as applicable, any and all costs, fees and expenses (including reasonable and documented legal fees and expenses) to the extent then due and owing or accrued and not yet paid under or in connection with this Agreement, the other Loan Documents or any of the documents, instruments, agreements or letter agreements executed in connection herewith (and in the case of costs and expenses, to the extent a written invoice therefor is delivered to the Co-Borrowers no later than two Business Days prior to the Effective Date).

E. Opinions of Loan Parties’ Counsel. The Agents and their respective counsel shall have received executed copies for each Agent and Lender of favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, McCarthy Tetrault LLP, counsel for the Loan Parties, and each local counsel listed on Schedule 4.1E, in each case, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Effective Date.

F. Evidence of Insurance. The Administrative Agent shall have received reasonably satisfactory certificates of insurance with respect to each of the insurance policies required pursuant to Section 6.4 naming the Collateral Agent as additional insured.

G. Patriot Act and Other Requirements. On or before the date five days prior to the Effective Date, Holdings shall have delivered or caused to be delivered to the Agents all documentation, information and certifications as have been reasonably requested by the Agents as being required, in their reasonable determination, by applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, the USA PATRIOT Act).

H. Specified Representations. The Specified Representations shall be true and correct on and as of the Effective Date in all material respects.

I. Acquisition Material Adverse Effect. (i) From December 31, 2010 until March 30, 2011 (except as disclosed in the Seller Disclosure Letter (as defined in the Stock Purchase Agreement)) and (ii) since March 30, 2011, there shall not have occurred an Acquisition Material Adverse Effect.

J. The Acquisition. The Acquisition shall have been, or substantially simultaneously with the effectiveness of this Agreement on the Effective Date shall be, consummated in accordance with Applicable Law and the Stock Purchase Agreement, without giving effect to any amendment,

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modification or waiver thereof or any consent thereunder that is materially adverse to the Co-Borrowers, the Lenders or the Arrangers in their capacities as such, unless consented to by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

K. Equity Contribution. Holdings shall have received, substantially simultaneously with the effectiveness of this Agreement on the Effective Date, the Equity Contribution and shall have contributed the proceeds therefrom to the Co-Borrowers in the form of common equity.

L. Unsecured Facility. The Co-Borrowers shall have applied, substantially simultaneously with the initial funding of Loans, if any, on the Effective Date, any net cash proceeds from the incurrence of Indebtedness under the Unsecured Facility Credit Agreement to (i) consummate the Acquisition and (ii) pay Transaction Costs. The terms and conditions of the Unsecured Facility Loan Documents shall be no less favorable to the Co-Borrowers or the Lenders in any material respect, taken as a whole (without the Arrangers’ consent), than the terms disclosed in writing to the Arrangers on July 13, 2011.

M. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Co-Borrowers and the Restricted Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness under the Unsecured Facility Loan Documents and (c) Indebtedness set forth on Schedule 7.1 A.

N. The Arrangers shall have received the Historical Financial Statements and the Pro Forma Financial Statements.

O. The Amended Canadian Surviving Debt Documents shall have been executed and delivered by the parties thereto and shall have become effective in accordance with their terms.

4.2	Conditions to All Loans.

The effectiveness of this Agreement and obligations of the Lenders to make Loans to any Borrower on each Funding Date are subject to the following further conditions precedent:

A. The Administrative Agent shall have received before that Funding Date, in accordance with the provisions of Section 2.1B, an executed Notice of Borrowing, in each case signed by a Responsible Officer on behalf of each Borrower in a writing delivered to the Administrative Agent.

B. As of that Funding Date (unless such Funding Date is the Effective Date), the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of that Funding Date to the same extent as though made on and as of that date (and provided that with respect to the representations and warranties contained in Sections 1.01(a) and 1.01(c) of each Mortgage, such representations and warranties shall be deemed to be true and correct in all material respects as of each Funding Date so long as the representations and warranties contained in Sections 5.2A and 5.5A of this Agreement shall be true and correct in all respects as of such Funding Date), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date; and

C. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute a Default or Event of Default (other than, on the Effective Date, any such Default or Event of Default resulting from a breach of a representation or warranty that is not a Specified Representation).

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4.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Bank is obligated to issue such Letter of Credit) is subject to the satisfaction of the conditions set forth in Section 4.1 and the satisfaction of the following additional conditions precedent:

A. On or before the date of issuance of such Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received, in accordance with the provisions of Section 3.1 B(i), an executed Notice of Issuance of Letter of Credit, signed by a Responsible Officer on behalf of the Borrowers in a writing delivered to the Administrative Agent, together with all other information specified in Section 3.1B(i) and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

B. On the date of issuance of such Letter of Credit, all conditions precedent described in Section 4.2B shall be satisfied or waived to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Banks to issue Letters of Credit and to induce the other Lenders to purchase participations therein, each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers jointly and severally represents and warrants to each Agent, each Lender and each Issuing Bank, on the date of this Agreement, on the Effective Date, and on each Funding Date, and on the date of issuance of each Letter of Credit, that:

5.1	Corporate Status; Corporate Power and Authority; Enforceability; Subsidiaries.

A. Corporate Status. Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings the Co-Borrowers and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

B. Corporate Power and Authority; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other

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organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each Loan Party and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

C. Subsidiaries. On the Effective Date, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 5.1C. Schedule 5.1C describes the direct and indirect ownership interest of Holdings in each Subsidiary as of the Effective Date.

5.2	No Violation; Governmental Approvals; Collateral Documents.

A. No Violation. None of (a) the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Acquisition or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor, after giving effect to the Amended Canadian Surviving Debt Documents, will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents) pursuant to, (x) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust or (y) any other material Contractual Obligation, in the case of either clause (x) and (y) to which Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries is a party or by which they or any of their property or assets is bound or (iii) violate any provision of the Organizational Documents of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries, except with respect to any conflict, breach of contravention or default (but not creation of Liens) referred to in clause (ii)(y), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

B. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document, except (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and recordation or registration of the Mortgages, (ii) consents, approvals, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement, unless, in the case of either clause (a) or clause (b), the failure to obtain or make any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

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C. Collateral Documents. The security interests created in favor of the Collateral Agent under the Collateral Documents (other than the Mortgages) constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in and perfected First Priority Lien on all of the Collateral (except Deposit Accounts with respect to perfection and priority and the Mortgaged Property) referred to therein in favor of the Collateral Agent for the benefit of the Secured Parties. Each Loan Party has good title (whether in fee, as a leasehold or through a license) to its Collateral (subject to liens permitted pursuant to Section 7.2A). No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Collateral Documents, other than the filing of UCC financing statements by the Collateral Agent, the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent, the recording of the Mortgages by or on behalf of the Collateral Agent and the filing of the Trademark Security Agreement with the PTO (and any periodic updates thereto required hereunder, in each case to the extent perfection can be achieved by such filings); provided that for purposes of determining the satisfaction of the conditions set forth in Sections 4.1B and 4.2B on the Effective Date, to the extent any security interest in any Collateral (other than the pledge and perfection of the security interests (1) in the Capital Stock of the Co-Borrowers and their respective Subsidiaries and in certificated securities representing intercompany debt (to the extent required by Section 6.7) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC) is not provided and/or perfected on the Effective Date after the Co-Borrowers’ use of commercially reasonable efforts to do so, the granting and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the effectiveness of this Agreement or the obligations of the Lenders to extend credit hereunder on the Effective Date but shall be required to be delivered prior to the date that is 90 days after the Effective Date. Notwithstanding the foregoing, it is understood that the Co-Borrowers shall not be required to enter into account control agreements to perfect the security interest in favor of the Collateral Agent in any Deposit Account or any “securities accounts” (as defined in the UCC). When executed and delivered, the Mortgages will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof (subject to the Liens permitted pursuant to Section 7.2A), and when the Mortgages are recorded in the offices specified on Schedule 4.1C, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by this Agreement.

D. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U or X of the Board.

5.3	Financial Statements.

The Historical Financial Statements present fairly in all material respects the financial position and results of operations of each of Taylor Woodrow Holdings (USA) Inc. and Taylor Wimpey Holdings of Canada, Limited and their respective subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes. Such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto. As of the Effective Date, none of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or

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any Restricted Subsidiary has any Indebtedness or other material obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 7.1 A, (ii) obligations arising under this Agreement and the other Loan Documents, (iii) liabilities incurred in the ordinary course of business and (iv) liabilities under the Unsecured Facility Loan Documents) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

5.4	No Material Adverse Change.

Since the date of this Agreement, no event or change has occurred that has caused or evidences or could reasonably be expected to cause, either individually on in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. As of the Effective Date, and as of each Funding Date thereafter, each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries have good and marketable title to, a valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (including all Mortgaged Properties but other than Intellectual Property, which is dealt with solely in Section 5.5C) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

B. Real Property. Set forth on Schedule 5.5B hereto is a complete and accurate list of all real property located in the United States owned by the U.S. Borrower or any Subsidiary Guarantor as of the dates set forth in the title reports referred to in the Seller Disclosure Schedule to the Stock Purchase Agreement (which title reports have been furnished to the Administrative Agent prior to the date hereof), and the name of the Person that owns said property as of such date and (ii) a list of all real property located in the United States owned by the U.S. Borrower or any Subsidiary Guarantor which was acquired by the U.S. Borrower or any Subsidiary Guarantor after March 30, 2011, and the name of the Person that owns said property. As of the Effective Date, neither Holdings nor the U.S. Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

C. Intellectual Property. Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and each of the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor, and all other intellectual property rights (collectively, “Intellectual Property”), free and clear of all Liens (other than Liens permitted by Section 7.2A), that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights could not reasonably be expected to have a Material Adverse Effect.

5.6	Litigation; Compliance with Laws.

There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or the

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Co-Borrowers, threatened with respect to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. None of Holdings, the Co-Borrowers or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including the USA PATRIOT Act and any zoning and building law, ordinance, code or approval, or permits, any Environmental Law) or any restrictions of record or agreements affecting the Collateral, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.

Holdings and each of its Subsidiaries have filed on a timely basis all federal Canadian and U.S. income Tax returns (as applicable) and all other material Tax returns, domestic and foreign, required to be filed by them and have paid all material Taxes and assessments payable by them that have become due, other than those not overdue by more than 30 days or being contested in good faith (and for which adequate reserves have been established). Each of Holdings and its Subsidiaries (as applicable) have paid, or have provided adequate reserves (in the good faith judgment of the management of Holdings) in accordance with GAAP for the payment of, all material federal Canadian and U.S., state, provincial and foreign income taxes applicable for all prior Fiscal Years and for the current Fiscal Year to the Effective Date.

5.8	Governmental Regulation.

None of the Loan Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.9	Compliance with ERISA and Similar Applicable Law.

A. Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of Holdings, the Co-Borrowers or any of their respective Subsidiaries or any ERISA Affiliate; no Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); no Multiemployer Plan has received notice concerning the imposition of any withdrawal liability; no Plan has failed to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Plan has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard with respect to any Plan; none of Holdings, the Co-Borrowers, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 307, 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan to appoint a trustee to administer any Plan, and no

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written notice of any such proceedings has been given to any of Holdings, the Co-Borrowers or any of their respective Subsidiaries or any ERISA Affiliate; and the conditions for imposition of a lien that could be imposed under the Code or ERISA on the assets of any of Holdings, the Co-Borrowers or any of their respective Subsidiaries or any ERISA Affiliate do not exist (or are not reasonably likely to exist) nor has Holdings, the Co-Borrowers or any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, any of its Subsidiaries or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 5.9 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 5.9, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 5.9, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of Holdings or the Co-Borrowers.

B. Each Foreign Plan is in compliance with Applicable Law and the respective requirements of the governing documents for such plan; with respect to each Foreign Plan, none of Holdings, the Co-Borrowers, any of their respective Subsidiaries, any ERISA Affiliate or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Co-Borrowers or any of their respective Subsidiaries or any ERISA Affiliate, directly or indirectly, to a tax or civil penalty; reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with Applicable Law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained; and no Foreign Benefit Event has occurred, except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 5.9 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Foreign Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 5.9, be reasonably likely to have a Material Adverse Effect.

5.10	Environmental Matters.

A. Except as could not reasonably be expected to have a Material Adverse Effect, (i) Holdings and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which Holdings or such Subsidiary, as the case may be, is currently doing business (including having obtained all permits required under Environmental Laws) and (ii) none of Holdings or any of its Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Co-Borrowers, threatened Environmental Claim or any other Environmental Liability, or knows of any basis therefor or has received any notice thereof.

B. None of Holdings or any of its Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

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5.11	Employee Matters.

There is no strike or work stoppage in existence or threatened involving Holdings, the Co-Borrowers or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.12	Solvency.

On the Effective Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

5.13	[Reserved].

5.14	True and Complete Disclosure.

A. Factual Information and Data. None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by Holdings, any of its Subsidiaries or any of its or their respective authorized representatives in writing to any Agent or any Lender on or before the Effective Date (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 5.14A, such factual information and data shall not include projections, pro forma financial information or information of a general economic or general industry nature.

B. Projections and Pro Forma Financial Information. The projections and pro forma financial information contained in the information and data referred to in paragraph A of this Section 5.14 were prepared in good faith based upon assumptions believed by Holdings and the Co-Borrowers to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

5.15	Sanctioned Persons.

None of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any Co-Borrower or any of their respective Subsidiaries nor, to the Knowledge of Holdings or the Co-Borrowers, any director, officer, agent, employee or Affiliate of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

5.16 Insurance. Schedule 5.16 sets forth a true, complete and correct description of all material insurance policies maintained by or on behalf of the Co-Borrowers and the Restricted Subsidiaries as

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of the Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Co-Borrowers and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 6.

AFFIRMATIVE COVENANTS

Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than contingent indemnification obligations, Hedge Obligations under Secured Hedge Agreements or Cash Management Obligations, in each case, not then due and payable) and the cancellation or expiration of all Letters of Credit (or the making of other arrangements with respect to such Letters of Credit reasonably satisfactory to the Administrative Agent and each relevant Issuing Bank), unless the Requisite Lenders shall otherwise give prior written consent, each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers shall perform, and shall cause each of their respective Subsidiaries (to the extent applicable) to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Holdings will furnish to the Administrative Agent for prompt further distribution to each Lender:

(i) Quarterly Financials. Commencing with the Fiscal Quarter ending June 30, 2011, as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each Fiscal Year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, all of which shall be certified by a Responsible Officer of Holdings, subject to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this clause (i) may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to a parent of Holdings, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand.

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(ii) Year-End Financials. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such Fiscal Year), the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statement of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Year, and certified by independent registered public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings and its consolidated Subsidiaries as a going concern, together in any event with a certificate of the accounting firm providing the audit opinion required by this Section 6.1 (ii) stating that in the course of its regular audit of the business of Holdings and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 7.5 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 6.1 (ii) may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (x) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to a parent of Holdings, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a stand-alone basis, on the other hand, and (y) to the extent such information is in lieu of information required to be provided under this Section 6.1 (ii), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of the direct or indirect parent of Holdings, as applicable) and its consolidated Subsidiaries as a going concern.

(iii) Officer’s Certificates. At the time of the delivery of the Section 6.1 Financial Statements, an Officer’s Certificate of Holdings in the form annexed hereto as Exhibit IX-A to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (A) the calculations required to establish whether Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries were in compliance with the provisions of Section 7.5 as at the end of such Fiscal Year or period, as the case may be, (B) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent Fiscal Year or period, as the case may be and (C) the Capitalization Ratio as of the most recent Calculation Date. If such Officer’s Certificate demonstrates an Event of Default resulting from a violation of Section 7.5, any of the Sponsors may deliver, together with such Officer’s Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.12. At the time of the delivery of the financial statements provided for in Section 6.1 (ii), an Officer’s Certificate of Holdings in the form annexed hereto as Exhibit IX-B setting forth the information required to be included on Schedules I and II of the Security Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section 6.1 (iii), as the case may be.

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(iv) Excluded Real Property. At the time of the delivery of the financial statements provided for in Section 6.1 (ii), a listing of any Real Property that has ceased to be Excluded Real Property during the preceding Fiscal Year pursuant to the proviso to clause (e) of the definition of “Excluded Real Property.”

(v) Events of Default, Litigation. Promptly after a Responsible Officer of Holdings, the Co-Borrowers or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Co-Borrowers propose to take with respect thereto and (ii) any litigation or governmental proceeding pending against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(vi) ERISA and Similar Applicable Law. Promptly after Holdings, the Co-Borrowers or any of their respective Subsidiaries knows or reasonably should have known of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, an Officer’s Certificate of Holdings or the Co-Borrowers setting forth details as to such occurrence and the action, if any, that Holdings, the Co-Borrowers, such Subsidiary or any applicable ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, the Co-Borrowers, such Subsidiary, such ERISA Affiliate, the PBGC (or other applicable Governmental Authority (in the case of a Foreign Plan)), a Plan or Foreign Plan participant (other than notices relating to an individual participant’s benefits) or the Plan or Foreign Plan administrator with respect thereto:

(a) with respect to any Plan: that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard (or has incurred an accumulated funding deficiency) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings, any Co-Borrower or any of their respective Subsidiaries or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, any Co-Borrower or any of their respective Subsidiaries or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, any Co-Borrower or any of their respective Subsidiaries or any ERISA Affiliate has incurred or

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will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 307, 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code and promptly following any request therefor, on and after the effectiveness of Title V of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings, any Co-Borrower or any of their respective Subsidiaries or any ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101 (1)(1) of ERISA that Holdings, any Co-Borrower or any of their respective Subsidiaries or any ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings, any Co-Borrower or any of their respective Subsidiaries or any ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings, any Co-Borrower or any of their respective Subsidiaries or any ERISA Affiliates shall promptly after the request of any Lender make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(b) with respect to any Foreign Plan: that a Foreign Benefit Event has occurred.

(vii) Financial Plans. Within 90 days after the commencement of each Fiscal Year of Holdings, a budget of Holdings and its Subsidiaries in reasonable detail for the Fiscal Year as customarily prepared by management of Holdings for its internal use consistent in scope with the financial statements provided pursuant to Section 6.1 (ii), setting forth the principal assumptions upon which such budget is based.

(viii) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(a) any pending or threatened Environmental Claim against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries or any Real Estate;

(b) any condition or occurrence on any Real Estate that (x) results in noncompliance by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries with any Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries or any Real Estate;

(c) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(d) the taking of any removal or remedial action in response to the actual or alleged presence or Release of any Hazardous Material on any Real Estate.

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All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or removal, remedial action and the response thereto. The term “Real Estate” means land, buildings and improvements at any time owned or leased by Holdings, the Co-Borrowers or any of their Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(ix) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on their own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 6.1(i), (ii), (vii) and (ix) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically in accordance with Section 10.7B; provided that: (x) upon written request by the Administrative Agent, Holdings or the Co-Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) Holdings or the Co-Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2	Consolidated Corporate Franchises.

Holdings, U.S. Holdings, Canada Intermediate Holdings, Canada Holdings and each Co-Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings, U.S. Holdings, Canada Intermediate Holdings, Canada Holdings, the Co-Borrowers and the Restricted Subsidiaries may consummate any transaction permitted under Section 7.3 or 7.6.

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6.3	Payment of Taxes.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Co-Borrower will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or any such Subsidiary or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become due, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any Co-Borrower or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

6.4	Maintenance of Properties; Insurance.

A. Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers will, and will cause the Restricted Subsidiaries to, ensure that its properties and equipment necessary to its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all appropriate repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case to the extent and in the manner customary for companies in the industry in which the Co-Borrowers and the Restricted Subsidiaries conduct business and consistent with third-party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

B. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that Holdings and the Co-Borrowers believe (in the good- faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against by companies engaged in businesses and owning similar properties in the same general area similar to those engaged in by Holdings and the Co-Borrowers; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

C. If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), Holdings, U.S. Holdings, Canada Holdings or the Co-Borrowers, as applicable, will, or will cause the owner of the Mortgaged Property to obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Requisite Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Requisite Lenders may from time to time reasonably require.

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D. With respect to any Mortgaged Property, Holdings, U.S. Holdings, Canada Holdings or the Co-Borrowers, as applicable, will, or will cause the owner of the Mortgaged Property to carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

6.5	Inspection; Books and Records.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers will, and will cause the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or such Restricted Subsidiary, as the case may be. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers will, and will cause the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Co-Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the U.S. Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.5 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Co-Borrowers’ expense; and provided further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Co-Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings and the Co-Borrowers the opportunity to participate in any discussions with Holdings’ independent public accountants.

6.6	Compliance with Statutes.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers will, and will cause each of their respective Subsidiaries to, comply with all Applicable Laws (including Environmental Laws and permits required thereunder), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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6.7	Execution of Guaranty and Collateral Documents by Future Subsidiaries.

A. Subject to any applicable limitations set forth in the Guaranty or the Security Agreement, as applicable, Holdings and the U.S. Borrower will cause (i) any direct or indirect wholly owned Domestic Subsidiary of the U.S. Borrower (other than any Unrestricted Subsidiary or any Excluded Subsidiary) formed or otherwise purchased or acquired after the Effective Date (including pursuant to a Permitted Acquisition), (ii) any Domestic Subsidiary of the U.S. Borrower (other than any Unrestricted Subsidiary or any Excluded Subsidiary) that is not a wholly owned Subsidiary on the Effective Date hereof but subsequently becomes a wholly owned Subsidiary (other than any Unrestricted Subsidiary or any Excluded Subsidiary) and (iii) any Subsidiary of Holdings that acquires Capital Stock of any Co-Borrower after the Effective Date, in each case to execute a supplement to each of the Guaranty, the Security Agreement and any Intercreditor Agreement that may at such time be in effect (to the extent the Loan Parties are required to be parties to such Intercreditor Agreement), substantially in the form of Annex B, Annex 1 or the applicable annex of such Intercreditor Agreement, if any, as applicable, to the respective agreement in order to become a Guarantor under the Guaranty, a Grantor under the Security Agreement and a Loan Party (or term of similar import) under any such Intercreditor Agreement (to the extent the Loan Parties are required to be parties to such Intercreditor Agreement).

Subject to any applicable limitations set forth in the Security Agreement, Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the U.S. Borrower will pledge, and, if applicable, will cause each other Guarantor (or Person required to become a Guarantor pursuant to Section 6.1 A) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) 100% of the Capital Stock of the U.S. Borrower, the Canadian Borrower and each Domestic Subsidiary of the U.S. Borrower (other than any Disqualified Domestic Subsidiary or any Domestic Subsidiary that is owned, either directly or indirectly, by a Foreign Subsidiary), (ii) 65% of the issued and outstanding Voting Stock and 100% of the issued and outstanding Capital Stock that is not Voting Stock of each first-tier Foreign Subsidiary (and each Disqualified Domestic Subsidiary) of the U.S. Borrower or of any Guarantor (or Person required to become a Guarantor pursuant to this Section 6.7A), in each case, formed or otherwise purchased or acquired after the Effective Date, in each case pursuant to a supplement to the Security Agreement substantially in the form of Annex A thereto; provided that the Capital Stock of Taylor Woodrow Holdings (BVI) Limited shall not be required to be pledged pursuant to this Section 6.7A so long as the Permitted Post-Closing Debt Restructuring is consummated within 90 days of the Effective Date, (iii) all evidences of Indebtedness in excess of $7,500,000 received by Holdings, any Borrower or any other Guarantor (or Person required to become a Guarantor pursuant to Section 6.7A), in each case pursuant to a supplement to the Security Agreement substantially in the form of Annex A thereto, and (iv) any global promissory notes executed after the Effective Date evidencing Indebtedness of Holdings, any Borrower and each of their Subsidiaries that is owing to Holdings, any Borrower or any other Guarantor (or Person required to become a Guarantor pursuant to Section 6.1 A), in each case pursuant to a supplement to the Security Agreement in the form of Annex A thereto.

B. Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers agrees that all Indebtedness in excess of $7,500,000 of Holdings and each of its Subsidiaries that is owing to any Grantor (other than any Indebtedness relating to the Permitted Post-Closing Debt Restructuring, which is repaid, defeased, redeemed or otherwise canceled within 90 days of the Effective Date) shall be evidenced by one or more global promissory notes in substantially the form of Exhibit XV or Exhibit XVI attached hereto, as the case may be, or in such other form as may be approved by the Administrative Agent.

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6.8	Further Assurances.

A. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement or any Mortgage, all at the expense of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries.

B. Subject to any applicable limitations set forth in the Security Agreement or any Mortgage and in Section 6.7B, (1) if any Acquired Asset (other than any Excluded Personal Property (as defined in the Security Agreement) or Excluded Real Property) is acquired by any Granting Party (as defined in the Security Agreement) after the Effective Date or (2) if any Excluded Real Property shall have ceased to be Excluded Real Property pursuant to the proviso to clause (e) of the definition of “Excluded Real Property,” the U.S. Borrower will notify the Collateral Agent (who shall thereafter notify the Lenders) thereof, in accordance with Section 6.1 (iv) with respect to any Real Estate that ceases to be Excluded Real Property, and will cause such Acquired Asset or Real Estate to be subjected to a Lien securing the applicable Obligations and will take, and cause the relevant Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Collateral Documents, including actions described in paragraph (A) of this Section 6.8, all at the expense of such Loan Parties; provided, however, that to the extent such Acquired Asset or Real Estate is located in a jurisdiction with a mortgage recording or similar tax, then the amount secured by the Collateral Documents with respect to such Acquired Asset or Real Estate shall be reasonable. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance or a marked up pro forma for such insurance (with the title insurance policy to follow) in an amount reasonably acceptable to the Collateral Agent with respect to such Mortgaged Property and issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted under this Agreement and which may contain an exception for survey matters to the extent a current survey is not provided, together with such endorsements and reinsurance as the Administrative Agent or the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (y) to the extent in the possession of the U.S. Borrower or any Subsidiary Guarantor, a survey for such Mortgaged Property and (z) a local opinion of counsel to the U.S. Borrower (or in the event a Subsidiary Guarantor is the mortgagor, to such Subsidiary Guarantor) with respect to the enforceability and perfection of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent. Notwithstanding the foregoing, no U.S. Borrower or any Subsidiary Guarantor shall be obligated to deliver a Mortgage with respect to any Acquired Asset that is located in a state or jurisdiction with a mortgage recording or similar tax that would be payable on successive reborrowings of the Revolving Loans.

C. Notwithstanding anything herein to the contrary, (I) if the Collateral Agent determines in its reasonable discretion that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from

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the Collateral for all purposes of the Loan Documents, (II) if any Real Estate subject to bond financings or financings by political subdivisions or enterprises thereof or subject to a PAPA is required to be provided as Collateral hereunder but is subject to arrangements with a seller of such Real Estate or a Person providing such financings and such arrangements restrict a Lien in favor of the Collateral Agent, the Grantors may satisfy their obligations hereunder with respect to such Collateral by providing a Lien on such Collateral to the extent permitted by such arrangements (including by providing a junior priority Lien to the Collateral Agent for the benefit of the Secured Parties in order to secure the Obligations) if such Lien is permitted by such arrangements, (III) in the event that the Collateral Agent forecloses upon any Mortgaged Property in accordance with the terms of this Agreement, the Collateral Documents and the applicable Mortgage, the Collateral Agent shall honor any contracts of sale with any bona fide third party purchaser then existing for the purchase of such Mortgaged Property, so long as such sale would be permitted under this Agreement if it were made by Holdings or any of its Subsidiaries, or (IV) if any Subsidiary Guarantor hereunder (1) is Disposed of in a transaction permitted by this Agreement to a Person other than a Co-Borrower or a Guarantor (or a Person that would be required to become a Guarantor), (2) ceases, at any time, to qualify as a Subsidiary of Holdings (other than an Excluded Subsidiary) or (3) is designated as an Excluded Subsidiary in accordance with the terms of this Agreement, then, upon the request of the U.S. Borrower, the Administrative Agent shall, so long as no Default or Event of Default exists or would result therefrom, release such Subsidiary from its Guarantee pursuant to a release in form and substance reasonably acceptable to the Administrative Agent and the Co-Borrowers.

6.9	Transactions with Affiliates.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Borrower will, and will cause the Restricted Subsidiaries to, enter into all transactions with any Affiliate of Holdings or any Borrower on terms substantially as favorable to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or such Restricted Subsidiary as would be obtainable by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) the payment of Transaction Costs, (c) loans, guarantees and other transactions by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries permitted under Section 7.8, in the case of Holdings, or Section 7.1, in the case of the Co-Borrowers and the Restricted Subsidiaries, (d) the payment of management, consulting, financial advisory, monitoring, oversight and similar fees to the Sponsors as set forth in the Management Agreements as in effect on the Effective Date (unless an Event of Default specified in Section 8.1 or 8.5 has occurred), plus reasonable expenses and indemnities actually incurred by the Sponsors and their respective Affiliates in connection with services provided to any Loan Party under the Management Agreements, (e) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock by the Co-Borrowers permitted under Section 7.4, (f) employment, compensation and severance arrangements and health and benefit plans between Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (g) the payment of customary fees, compensation and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any Co-Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or provision of services to Holdings, U.S. Holdings, Canada

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Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (i) Dividends, redemptions and repurchases permitted under Section 7.4, (j) customary payments (including reimbursement of fees and expenses) by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any Co-Borrower and any Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the General Partner or any Co-Borrower, in good faith, (k) any transaction or series of related transactions having consideration in an aggregate amount less than $1,000,000, (1) transactions pursuant to the terms of the Unsecured Facility Loan Documents, including any payments and prepayments of any amounts thereunder, (m) equity issuances to directors, managers, consultants, officers and employees of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries in connection with the Transactions and (n) transactions in connection with the Permitted Post-Closing Debt Restructuring.

6.10	End of Fiscal Years; Fiscal Quarters.

Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Co-Borrower will, for financial reporting purposes, cause (a) each of its, and each Restricted Subsidiary’s, Fiscal Years to end on December 31 of each year and (b) each of its, and each Restricted Subsidiary’s, fiscal quarters to end on dates consistent with such Fiscal Year-end and Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers’ past practice; provided, however, that Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

6.11	Use of Proceeds.

The Borrowers will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in Section 2.5.

6.12	Changes in Business.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, each Borrower and each Restricted Subsidiary, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, each Borrower and each Restricted Subsidiary, taken as a whole, on the Effective Date and except for other business activities complementary, incidental, ancillary or related to any of the foregoing or reasonable developments or extensions thereof. None of the following will constitute a violation of this covenant: (a) the engaging by a Subsidiary of Holdings in, or the withdrawal from any business related to, a Real Estate Business, (b) a change in the geographic regions of the United States or Canada in which the Subsidiaries of Holdings operate and (c) the reorganization of the business of the Subsidiaries of Holdings among the Subsidiaries.

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6.13	Designation of Subsidiaries.

The Board of Directors of Holdings or a Co-Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Co-Borrowers and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered and regardless of whether such Test Period included a Measurement Quarter (and, as a condition precedent to the effectiveness of any such designation, the Co-Borrowers shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or a Borrower and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any Unsecured Facility Loan Document or any Refinanced Unsecured Facility Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Co-Borrowers therein at the date of designation in an amount equal to the net Book Value of the Co-Borrowers’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

6.14	Ratings.

Holdings and the Co-Borrowers will exercise commercially reasonable efforts to maintain at all times a public corporate rating from S&P and a public corporate family rating from Moody’s.

6.15	ANTI-MONEY LAUNDERING LEGISLATION.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Co-Borrower will, and will cause each Subsidiary of Holdings to, promptly after the request by any Lender, provide all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

SECTION 7.

NEGATIVE COVENANTS

Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than contingent indemnification obligations, Hedge Obligations under Secured Hedge Agreements or Cash Management Obligations, in each case, not then due and payable) and the cancellation or expiration of all Letters of Credit (or the making of other arrangements with respect to such Letters of Credit

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reasonably satisfactory to the Administrative Agent and each relevant Issuing Bank), unless the Requisite Lenders shall otherwise give prior written consent, the Co-Borrowers shall perform, and shall cause each of their respective Subsidiaries (as applicable) to perform, all covenants in this Section 7 and Holdings, U.S. Holdings, Canada Holdings and Canada Intermediate Holdings shall perform all covenants in Section 7.8.

7.1	Indebtedness.

The Co-Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, permit to exist, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness or Disqualified Stock, except:

(i) Indebtedness arising under the Loan Documents;

(ii) Indebtedness of (a) a Co-Borrower or any Restricted Subsidiary that is a Guarantor owing to Holdings, a Co-Borrower or any of their respective Subsidiaries; provided that any Indebtedness owing to any Subsidiary that is not a Guarantor by Holdings, a Co-Borrower or any Guarantor shall be subject to subordination terms as set forth in the Affiliate Subordination Agreement or on terms that are reasonably satisfactory to the Administrative Agent, in each case to the extent permitted by Applicable Laws and regulatory requirements in the case of any Insurance Subsidiary (it being understood and agreed that any Indebtedness incurred pursuant this subclause (a) in connection with the consummation of the Permitted Post-Closing Debt Restructuring shall not be required to be subordinated to the Obligations), (b) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (c) subject to Section 7.3 (but excluding clause (xxi) thereof), any Subsidiary that is not a Guarantor owing to Holdings, a Co-Borrower or any Restricted Subsidiary that is a Guarantor.

(iii) Indebtedness in respect of any bankers’ acceptance, bank guarantee, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) but, in any event, not in respect of Hedge Agreements;

(iv) except for Indebtedness incurred under clauses (vii), (x) and (xi) of this Section 7.1, Guarantee Obligations incurred by (a) any Restricted Subsidiary in respect of Indebtedness of a Co-Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement, (b) the U.S. Borrower in respect of Indebtedness of the Canadian Borrower or any Restricted Subsidiary that is permitted to be incurred under this Agreement and (c) the Canadian Borrower in respect of (x) Indebtedness of any Restricted Subsidiary of the U.S. Borrower that is permitted to be incurred under this Agreement or (y) Indebtedness of any Restricted Subsidiary of the Canadian Borrower that is permitted to be incurred under this Agreement; provided, that Guarantee Obligations of a Loan Party in respect of Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Guarantee Obligations described in subclause (c)(y) of this clause (iv)) shall be subject to Section 7.3 (but excluding clause (xxii) thereof);

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(v) Guarantee Obligations incurred in the ordinary course of a Real Estate Business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of a Co-Borrower or any Restricted Subsidiary;

(vi) (a) Attributable Indebtedness and other Indebtedness arising under Capital Leases entered into in connection with Sale Leasebacks permitted under Section 7.7, (b) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Effective Date (and set forth on Schedule 7.1 A), and Capital Leases entered into pursuant to subclause (a) above and (c) any refinancing of any Indebtedness specified in subclause (a) or (b) above; provided that the aggregate amount of Indebtedness incurred pursuant to clause (b) above and any refinancing thereof shall not exceed $25,000,000 in the aggregate at any time outstanding; provided further that, except to the extent otherwise expressly permitted hereunder, the principal amount of any Refinancing Indebtedness incurred pursuant to clause (c) above does not exceed the principal amount of the Indebtedness so refinanced outstanding immediately prior to such refinancing except by an amount equal to the unpaid accrued interest and premium thereon, plus other reasonable amounts paid and fees and expenses incurred in connection with such refinancing plus an amount equal to any existing unutilized commitment and letters of credit undrawn thereunder;

(vii) (a) Existing Indebtedness (other than Indebtedness permitted under Section 7.1(ix)) and (b) any refinancing thereof; provided that, except to the extent otherwise expressly permitted hereunder, (A) the principal amount of any Refinancing Indebtedness incurred pursuant to this clause (b) does not exceed the principal amount of the Indebtedness so refinanced outstanding immediately prior to such refinancing, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such refinancing plus an amount equal to any existing unutilized commitment and letters of credit undrawn thereunder and (B) the direct and contingent obligors with respect to such Refinancing Indebtedness are the only direct or contingent obligors of the Indebtedness being refinanced;

(viii) Indebtedness in respect of Hedge Agreements incurred in the ordinary course of business and not for speculative purposes;

(ix) (a) Indebtedness under the Unsecured Facility Loan Documents (for the avoidance of doubt, including any Indebtedness incurred in connection with Section 2.1D of the Unsecured Facility Credit Agreement) in an aggregate principal amount not to exceed $625,000,000 at any time outstanding and (b) any Indebtedness incurred to refinance all or any portion of the Indebtedness incurred pursuant to this Section 7.1(ix); provided that, except to the extent otherwise expressly permitted hereunder, (A) the principal amount of any Refinancing Indebtedness incurred pursuant to this clause (b) does not exceed the greater of (x) $625,000,000 and (y) the principal amount of the Indebtedness so refinanced outstanding immediately prior to such refinancing plus, in the case of this subclause (y), an amount equal to the unpaid accrued interest and premium thereon (including any prepayment penalties), plus other reasonable amounts paid and fees and expenses (including any underwriting discount or Original Issue Discount) incurred in connection with such refinancing, (B) the direct obligor(s) with respect to such Refinancing Indebtedness are Holdings and/or one or both Co-Borrowers and each contingent obligor with respect to such Indebtedness is a Guarantor, (C) such Refinancing Indebtedness shall have a final maturity date that is at least 120 days after the latest Commitment Termination Date at the time of refinancing, (D) such

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Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Indebtedness under the Unsecured Facility Loan Documents; provided that, if a majority in aggregate principal amount of such Refinancing Indebtedness is not held by any Affiliate of Holdings, then such Refinancing Indebtedness may be subject to scheduled amortization not in excess of 1% per annum of the original principal amount of such Refinancing Indebtedness, (E) the terms and conditions (excluding as to interest rate, fees, funding discount and prepayment or redemption premium) of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and their Subsidiaries than the terms and conditions of the Indebtedness under this Agreement; provided that Holdings shall deliver to the Administrative Agent concurrently with the incurrence of such Indebtedness, an Officer’s Certificate stating that Holdings has determined in good faith that such Indebtedness satisfies the requirements of this Section 7.1(ix)(b)(E), (F) such Refinancing Indebtedness shall not require the maintenance or achievement of any financial performance standards other than (I) as a condition to the taking of specified actions and (II) financial performance standards that are substantially the same as the Financial Performance Covenants (including with respect to any associated definitions of terms to the extent that such terms apply to the calculation thereof); provided that the levels of any such financial performance standards shall be no more restrictive to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers than the corresponding levels set forth in this Agreement as of the date hereof and (G) such Refinancing Indebtedness, if secured, shall comply with the requirements of Section 7.2A(viii) (such Refinancing Indebtedness, “Refinanced Unsecured Facility Indebtedness”);

(x) (a) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by a Co-Borrower or any Restricted Subsidiary, in each case after the Effective Date as the result of a Permitted Acquisition; provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect (other than any Non-Recourse Indemnity Guaranty) by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary), (y) (I) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 6.7 and (II) such Person executes a supplement to each of the Guaranty, the Security Agreement and any Intercreditor Agreement that may at such time be in effect to the extent required pursuant to Section 6.7A (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 6.7 or 6.8B, as applicable and (z) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 6.1 Financials have been delivered, calculated on a Pro Forma Basis after giving effect to such acquisition and the incurrence of such Indebtedness as if each had occurred on the first day of such Test Period, would (i) be equal to or greater than 2.00 to 1.00 or (ii) if less than 2.00 to 1.00, not be less than (x) 1.75 to 1.00 and (y) the Fixed Charge Coverage Ratio for such Test Period were it not so calculated on a Pro Forma Basis, and (b) any refinancing of any Indebtedness specified in subclause (a) above; provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount of any Refinancing Indebtedness incurred pursuant to this clause (b) does not exceed the principal amount of the Indebtedness so refinanced outstanding immediately prior to such refinancing

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except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such refinancing plus an amount equal to any existing unutilized commitment and letters of credit undrawn thereunder, (2) the direct and contingent obligors with respect to such Refinancing Indebtedness are the only direct or contingent obligors of the Indebtedness being refinanced and (3) such Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(xi) (a) Indebtedness of a Co-Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided that (1) (A) Holdings is in compliance, on a Pro Forma Basis after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered, with the Financial Performance Covenants and regardless of whether such Test Period included a Measurement Quarter, (B) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 6.1 Financials have been delivered, calculated on a Pro Forma Basis after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness as if each had occurred on the first day of such Test Period, (I) would be equal to or greater than 2.00 to 1.00 or (II) if less than 2.00 to 1.00 would not be less than (x) 1.75 to 1.00 and (y) the Fixed Charge Coverage Ratio for such Test Period were it not so calculated on a Pro Forma Basis, and (C) Holdings has delivered to the Administrative Agent an Officer’s Certificate of the U.S. Borrower to the effect set forth in subclauses (A) and (B) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (A) and (B) above, (2) if such Indebtedness is incurred by a Loan Party, such Indebtedness, if secured, does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms not less favorable to Holdings, the Co-Borrowers or the Restricted Subsidiaries than the terms of this Agreement) prior to the date that is 91 days after the latest Commitment Termination Date hereunder at the time of incurrence and (3) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Guarantor, such Indebtedness is not guaranteed in any respect by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, a Co-Borrower or any other Guarantor except as permitted under Section 7.3 (excluding clause (xxi) thereof), and (b) any refinancing of any Indebtedness specified in subclause (a) above; provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount of any Refinancing Indebtedness incurred pursuant to this clause (b) does not exceed the principal amount of the Indebtedness so refinanced outstanding immediately prior to such refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (2) the direct and contingent obligors with respect to such Refinancing Indebtedness are direct or contingent obligors of the Indebtedness being refinanced and (3) such Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(xii) (a) unsecured Indebtedness in respect of obligations of a Co-Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress

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payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (b) unsecured Indebtedness in respect of intercompany obligations of a Co-Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xiii) Indebtedness arising from agreements of a Co-Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(xiv) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of a Real Estate Business and not in connection with the borrowing of money or Hedge Agreements;

(xv) Indebtedness of a Co-Borrower or any Restricted Subsidiary consisting of (a) obligations to pay insurance premiums or (b) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(xvi) Indebtedness representing deferred compensation to employees of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries incurred in the ordinary course of business, including but not limited to the issuance of Capital Stock to such employees under equity plans;

(xvii) Indebtedness consisting of promissory notes issued by a Co-Borrower or any Restricted Subsidiary that is a Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) permitted by Section 7.4(iii);

(xviii) Indebtedness consisting of obligations of a Co-Borrower or the Restricted Subsidiaries under deferred compensation to their employees or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(xix) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(xx) additional Indebtedness and any refinancing thereof; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (xx) shall not exceed the greater of (i) 2.0% of Consolidated Adjusted Tangible Assets and (ii) $30,000,000 at the time of incurrence;

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(xxi) [Reserved];

(xxii) (a) other Indebtedness of Restricted Subsidiaries of the U.S. Borrower that are not Guarantors and any refinancing thereof in an aggregate principal amount not to exceed, when aggregated with, and without duplication of, the aggregate amount of all Investments made pursuant to Section 7.3(xxii)(a), the greater of (i) 7.5% of Consolidated Adjusted Tangible Assets of all such Restricted Subsidiaries of the U.S. Borrower that are not Guarantors and (ii) $100,000,000 at the time of incurrence of such Indebtedness or making of such Investment, and (b) other Indebtedness of Restricted Subsidiaries of the Canadian Borrower that are not Guarantors and any refinancing thereof in an aggregate principal amount not to exceed, when aggregated with, and without duplication of, the aggregate amount of all Investments made pursuant to Section 7.3(xxii)(b), the greater of (i) 7.5% of Consolidated Adjusted Tangible Assets of all such Restricted Subsidiaries of the Canadian Borrower that are not Guarantors and (ii) $100,000,000 at the time of incurrence of such Indebtedness or making of such Investment;

(xxiii) unsecured Indebtedness incurred by any Loan Party; provided that (A) the terms of such Indebtedness do not provide for (i) any financial maintenance covenants or (ii) any scheduled amortization, payments of principal, mandatory redemption, sinking fund obligations or similar scheduled payments (other than regularly scheduled payments of interest and scheduled amortization not in excess of 1% per annum of the original principal amount of such Indebtedness) prior to the Commitment Termination Date hereunder in effect at the time of the issuance or incurrence of such Indebtedness (other than (w) customary offers to repurchase upon a change of control, asset sale or event of loss, (x) mandatory prepayments with the proceeds of asset sales, events of loss, Refinancing Indebtedness and equity contributions or issuances, (y) exchanges for Refinancing Indebtedness and (z) customary acceleration rights after an event of default) and (B) at the time of such incurrence and after giving effect thereto and to the proposed use of the proceeds thereof, (x) Holdings would be in compliance with the Financial Performance Covenants, calculated on a Pro Forma Basis as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered and regardless of whether such Test Period included a Measurement Quarter, (y) the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, calculated on a Pro Forma basis for the twelve-month period ending on the last day of the most recent Test Period for which Section 6.1 Financials have been delivered, would not be less than 2.00 to 1.00; and (z) no Default or Event of Default shall have occurred and be continuing;

(xxiv) Indebtedness incurred by any Loan Party, the obligations in respect of which are secured by Liens on the Collateral which are intended to rank pari passu or junior to the Liens securing the Obligations (“Additional Secured Indebtedness”); provided that (A) the terms of such Indebtedness do not provide for any scheduled amortization, payments of principal, mandatory redemption, sinking fund obligations or similar scheduled payments (other than regularly scheduled payments of interest) prior to the latest Commitment Termination Date hereunder in effect at the time of the issuance or incurrence of such Indebtedness (other than (w) customary offers to repurchase upon a change of control, asset sale or event of loss, (x) mandatory prepayments with the proceeds of asset sales, events of

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loss, Refinancing Indebtedness and equity contributions or issuances, (y) exchanges for Refinancing Indebtedness and (z) customary acceleration rights after an event of default), (B) the obligations in respect thereof shall not be secured by any Lien on any asset of any Loan Party or any Subsidiary or Affiliate of Holdings other than any asset constituting Collateral and no Subsidiary other than a Loan Party shall be an obligor thereon, (C) at the time of such incurrence and after giving effect thereto and to the proposed use of the proceeds thereof, (w) Holdings would be in compliance with the Financial Performance Covenants, calculated on a Pro Forma Basis as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered and regardless of whether such Test Period included a Measurement Quarter, (x) no Default or Event of Default shall have occurred and be continuing, (y) the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, calculated on a Pro Forma basis for the twelve-month period ending on the last day of the most recent Test Period for which Section 6.1 Financials have been delivered, would not exceed 2.00 to 1.00 and (z) the sum of, without duplication, (1) the Unused Revolving Commitments at such time, (2) the Letter of Credit Usage at such time, (3) Consolidated Total Secured Debt outstanding at such time and (4) Indebtedness incurred pursuant to Section 7.1(ix) outstanding at such time (whether such Indebtedness is secured or unsecured) shall not exceed 50% of Consolidated Adjusted Tangible Assets, and (D) the secured parties with respect thereto (or a trustee or other authorized representative thereof) shall have entered into an Intercreditor Agreement with the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent (which Intercreditor Agreement, in the case of Additional Secured Indebtedness secured by Liens that are intended to rank pari passu to the Liens securing the Obligations, shall be on terms at least as favorable to the Collateral Agent and the Administrative Agent, on behalf of the Lenders hereunder, as the summary of terms attached as Exhibit XI hereto) and which shall include, whether the Liens in respect of such Indebtedness are intended to rank pari passu or junior with the Liens securing the Obligations, the First-Out Provisions;

(xxv) Obligations (including obligations to pay assessments) for, pledges of assets in respect of, and Guaranties of, bond financings or payments due to political subdivisions or enterprises thereof or with respect to homeowners association obligations, in each case, arising in the ordinary course of a Real Estate Business;

(xxvi) Indebtedness that is Non-Recourse Indebtedness (and any refinancings thereof that constitutes Non-Recourse Indebtedness) and Non-Recourse Indemnity Guaranties;

(xxvii) Indebtedness in respect of a PAPA;

(xxviii) Indebtedness deemed to exist pursuant to the terms of a joint venture agreement as a result of the failure of any Co-Borrower or any Restricted Subsidiary to make a required capital contribution therein; provided, however, that the only recourse on such Indebtedness is limited to such Co-Borrower or Restricted Subsidiary’s equity interests in the related joint venture;

(xxix) Indebtedness incurred by Mortgage Subsidiaries in their ordinary course of business; and

(xxx) all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses (i) through (xxix) above.

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Any Indebtedness arising in connection with any transfer of funds in connection with the Co-Borrowers’ cash management system in the ordinary course of business shall be disregarded for purposes of this Section 7.1. To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.1, the Co-Borrowers may at the time of incurrence thereof allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed utilized or be attributable to more than one subsection of this Section 7.1.

7.2	Limitation on Liens, etc.

A. Liens.

The Co-Borrowers will not, nor will they permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(i) Liens created pursuant to the Loan Documents to secure the Obligations;

(ii) Permitted Encumbrances;

(iii) Liens securing Indebtedness permitted pursuant to Section 7.1(vi); provided that (a) such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and products thereof and (b) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capital Leases; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(iv) each Lien existing on the Effective Date and listed on Schedule 7.2; provided that (a) such Lien does not extend to any other property or asset of the Co-Borrowers or any Restricted Subsidiary other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 7.1 and proceeds and products thereof and (b) such Lien shall secure only those obligations that it secures on the Effective Date and any refinancings of such obligations permitted by Section 7.1;

(v) the modification, replacement, extension or renewal of any Lien permitted by (iii), (iv), (vi), (vii), (viii) and (xix) of this Section 7.2A upon or in the same assets theretofore subject to such Lien (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.1 and proceeds and products thereof) or the refinancing of the Indebtedness or other obligations secured thereby as and to the extent permitted by Section 7.1;

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(vi) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), or existing on assets acquired, pursuant to a Permitted Acquisition or any other Investment permitted under Section 7.3 to the extent the Liens on such assets secure Indebtedness permitted by Section 7.1(x) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets that such Liens (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.1 and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any refinancing of such Indebtedness permitted by Section 7.1) that such Liens secured, immediately prior to such Permitted Acquisition or such other Investment, as applicable;

(vii) (a) Liens placed upon the Capital Stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.1(xi) in connection with such Permitted Acquisition and (b) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of any Co-Borrower or any other Restricted Subsidiary, in either case incurred pursuant to Section 7.1 (xi) in connection with such Permitted Acquisition;

(viii) Liens on the Collateral securing obligations under any Unsecured Facility Loan Document, Refinanced Unsecured Facility Indebtedness or any Indebtedness incurred pursuant to Section 7.1 (xxiv) (and, in each case, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest in respect of such Indebtedness); provided that such Liens are pari passu or junior to the Liens securing the Obligations in accordance with, and otherwise subject to, an Intercreditor Agreement with the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent (which Intercreditor Agreement, in the case of Indebtedness secured by Liens that are intended to rank pari passu to the Liens securing the Obligations, shall be on terms at least as favorable to the Collateral Agent and the Administrative Agent, on behalf of the Lenders hereunder, as the summary of terms attached as Exhibit XI hereto or as otherwise reasonably satisfactory to the Administrative Agent) and which shall include, whether the Liens in respect of such Indebtedness are intended to rank pari passu or junior with the Liens securing the Obligations, the First-Out Provisions;

(ix) Liens securing Indebtedness or other obligations of any Subsidiary that is not a Guarantor in favor of any other Subsidiary;

(x) Liens (a) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (b) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(xi) Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.3 to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.6B or in any transaction excluded from the definition of “Asset Sale”, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

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(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Co-Borrowers or any of the Restricted Subsidiaries in the ordinary course of a Real Estate Business permitted by this Agreement;

(xiii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.3;

(xiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xv) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit, automatic clearing house or sweep accounts of any Co-Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Co-Borrowers and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of a Co-Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvi) Liens solely on any cash earnest money deposits made by a Co-Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xvii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xviii) Liens with respect to property or assets of any Subsidiary of Holdings that is not a Loan Party securing Indebtedness of a Subsidiary of Holdings that is not a Loan Party permitted under Section 7.1(xxii);

(xix) Liens not otherwise permitted by this Section 7.2A so long as the aggregate outstanding amount of Indebtedness and other obligations secured thereby at any time outstanding does not exceed the greater of (i) 2.0% of Consolidated Adjusted Tangible Assets at the time of incurrence and (ii) $30,000,000;

(xx) pledges and deposits in the ordinary course of business securing liability for reimbursement and indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Co-Borrowers or any Restricted Subsidiary;

(xxi) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations of the Co-Borrowers or any Restricted Subsidiary not constituting Indebtedness;

(xxii) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (y) any

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encumbrance or restriction imposed under any contract for the sale by a Co-Borrower or any Subsidiary of a Co-Borrower of the Capital Stock of any Subsidiary of a Co-Borrower, or any business unit or division of a Co-Borrower or any Subsidiary of a Co-Borrower permitted under this Agreement; provided that in each case such Liens shall extend only to the relevant Capital Stock;

(xxiii) Liens securing Non-Recourse Indebtedness of the Co-Borrowers or a Restricted Subsidiary thereof; provided that such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and products thereof;

(xxiv) Liens securing obligations of any Loan Party to any third party in connection with PAPAs, any option, repurchase right or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the nonuse or non-development of such real property by a Loan Party and joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property and property belonging to such third parties, in each case entered into in the ordinary course of the Loan Party’s business; provided that such Liens do not at any time encumber any property, except for accessions to such property, other than the property financed by such Indebtedness and the proceeds and products thereof;

(xxv) Liens on assets or property owned by any Excluded Subsidiary; and

(xxvi) Liens on assets or property of the Canadian Borrower or any of its Subsidiaries granted pursuant to the terms and conditions of the Amended Canadian Surviving Debt Documents.

Each of the Lenders and the Collateral Agent hereby agree that, as and when any of the Co-Borrowers or any Subsidiary of the Co-Borrowers, from time to time, notifies the Collateral Agent of a grant or creation of a Lien, covenant, condition, restriction, reservation, Development Agreement, right of way or other similar encumbrance on, or any platting or replatting of or the recordation or filing of any condominium declaration for, any Mortgaged Property or any portion thereof (or any amendment of any of the foregoing) which Lien, covenant, condition, restriction, reservation, Development Agreement, platting, replatting, condominium declaration or right of way or other similar encumbrance (or amendment thereto, if applicable) was or is being incurred (x) in respect of (I) any Indebtedness incurred, recorded, filed or created prior to the Effective Date to acquire such Mortgaged Property or any portion thereof or (II) any Indebtedness incurred, recorded, filed or created after the Effective Date to acquire such Mortgaged Property or any portion thereof and which Mortgaged Property was made subject to the Lien securing the Obligations pursuant to Section 6.8B hereof (or to refinance any such Indebtedness described in clauses (I) and (II) above) or (y) in connection with the development or marketing of any such Mortgaged Property and not in respect of Indebtedness, in each case as permitted under this Agreement after the Effective Date hereof (each, a “Permitted Subordination Event”), and requests in writing (the “Subordination Notice”) that the Collateral Agent subordinate the Lien it holds for the benefit of the Secured Parties on such Mortgaged Property or any portion thereof (including any related personal property) and/or acknowledge that the Lien it holds for the benefit of the Secured Parties on such Mortgaged Property or any portion thereof (including any related personal property) is subordinate to such Liens, covenants, conditions, restrictions, reservations, Development Agreements, plattings, replattings,

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condominium declarations and rights of way or other similar encumbrances (or amendments thereto, if applicable), then the Collateral Agent shall deliver to the applicable Co-Borrower or Subsidiary with respect to such Permitted Subordination Event a subordination or any other instrument reasonably necessary or appropriate to consummate the actions contemplated above (and in recordable form, if so requested) as soon as reasonably practicable after receipt of the Subordination Notice; provided that any such request shall be accompanied by a certificate executed by a Responsible Officer of the applicable Subsidiary or a Co-Borrower certifying that (i) no Default or Event of Default shall have occurred and be continuing, (ii) such Permitted Subordination Event is in respect of a Lien or transaction permitted under the Loan Documents and (iii) such Permitted Subordination Event was or is (x) in respect of any Indebtedness incurred, recorded, filed or created (I) prior to the Effective Date to acquire such Mortgaged Property or any portion thereof or (II) after the Effective Date to acquire such Mortgaged Property or any portion thereof or which Mortgaged Property was made subject to the Liens securing the Obligations pursuant to Section 6.8B hereof (or to refinance any such Indebtedness described in clauses (I) and (II) above) or (y) in connection with the development or marketing of any such Mortgaged Property and not in respect of Indebtedness. Each of the Lenders hereby consents to the subordination of Collateral as set forth above without the necessity of any further action or consent on its part. Subject to the immediately preceding two sentences, nothing herein or in any other Loan Document is intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Lien permitted by this Section 7.2A. The Collateral Agent shall not unreasonably refuse to execute any non-disturbance agreements reasonably requested by any material tenants under any leases, subleases, licenses or sublicenses in respect of real property on which properties owned or leased by a Co-Borrower or any Subsidiary of a Co-Borrower are located, provided that such leases, subleases, licenses or sublicenses are otherwise permitted under this Agreement. Subject to the last sentence of this paragraph, each of the parties hereto further acknowledges and agrees that the Collateral Agent and the U.S. Borrower shall promptly, and in any event prior to the first delivery of a Mortgage under this Agreement, enter into arrangements (which may include the granting of powers of attorney) reasonably acceptable to the Collateral Agent and the U.S. Borrower (and thereafter maintain) with a title agent or other third party reasonably acceptable to the Collateral Agent and the U.S. Borrower which authorize such title agent or other third party to take the actions on behalf of the Collateral Agent required to be taken by the Collateral Agent in connection with any Permitted Subordination Event and the entry into and maintenance of such arrangements shall be deemed to satisfy the obligations of the Collateral Agent with respect to such Permitted Subordination Events required pursuant to this paragraph and in connection with any consent or authorization required to be given pursuant to the immediately succeeding paragraph. Notwithstanding anything in this Section 7.2(A) to the contrary, if (x) no reasonably qualified title agent or third party shall be willing to enter into or maintain the arrangement described in this paragraph (the “Subordination Arrangement”) or (y) the Collateral Agent shall reasonably believe that any title agent or third party is taking actions on behalf of the Collateral Agent pursuant to any Subordination Arrangement which the Collateral Agent is not required to take under the Subordination Arrangement, then the Collateral Agent shall have no obligation to enter into or maintain the Subordination Agreement (with respect to the occurrence of clause (x) above) or to maintain the Subordination Arrangement (with respect to the occurrence of clause (y) above).

Further, each of the Lenders and the Collateral Agent hereby agrees that, as and when the U.S. Borrower or any Subsidiary of the U.S. Borrower, from time to time, notifies the Collateral Agent of its intention, in connection with the development or marketing of any Mortgaged Property, to form or enter into any homeowner, condominium or similar association with respect to any

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Mortgaged Property, file any modification to any plat that has been filed in respect of any Mortgaged Property or take any other action in the ordinary course of a Real Estate Business in connection with the development of any Mortgaged Property, and the consent or acknowledgment of the Collateral Agent, as the holder of a Mortgage or as beneficiary of a deed of trust encumbering such Mortgaged Property, is required under Applicable Law or under any condominium declaration, declaration of covenants, conditions and restrictions or other Liens permitted under the Loan Documents in connection therewith (in each case, other than a request for subordination which is the subject of the immediately prior paragraph), then the Collateral Agent shall deliver its written consent or acknowledgment thereto or any other instrument reasonably necessary or appropriate to consummate the actions contemplated above (and in recordable form, if so requested) as soon as reasonably practicable after receipt of the notice from the U.S. Borrower or any of its Subsidiaries. Each of the Lenders hereby consents to the execution and delivery of such consent as set forth above without the necessity of further action or consent on its part.

B. No Further Negative Pledges; Restrictive Agreements. The Co-Borrowers will not, nor will they permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (A) the Co-Borrowers or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents or (B) any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to any Co-Borrower or any Restricted Subsidiary or to guarantee Indebtedness of a Co-Borrower or any Restricted Subsidiary; provided that the foregoing shall not apply to Contractual Obligations that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 7.2B) are listed on Schedule 7.2 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any permitted refinancing of such Indebtedness or obligation so long as such refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of a Co-Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of a Co-Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of a Co-Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 7.1, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other disposition permitted by Section 7.6B, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.3 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) with respect to clause (A) above, are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) with respect to clause (A) above, are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto or proceeds thereof, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) with respect to clause (A) above, are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Co-Borrower or any Restricted Subsidiary, (x) with respect to clause (A) above, are customary provisions restricting assignment of any agreement entered into in the ordinary course of a Real Estate Business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by Applicable Law, (xiii) exist under the Unsecured Facility Loan Documents and any documentation governing Refinanced Unsecured Facility Indebtedness and (xiv) contractual obligations that require “lockbox” or similar obligations with respect to Non-Recourse Indebtedness.

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7.3	Investments; Joint Ventures.

The Co-Borrowers will not, nor will they permit any Restricted Subsidiary to, make or permit to exist any Investment, except:

(i) extensions of trade credit and credit in connection with the sale of Lots and Housing Units, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(ii) Investments in assets that were Cash Equivalents at the time made;

(iii) any loan or advance to an officer, director, partner or employee of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any Co-Borrower or any Restricted Subsidiary made in the ordinary course of business or in accordance with past practice; provided, however, that any such loan or advance exceeding $1,000,000 shall have been approved by the Governing Body of Holdings;

(iv) Investments (a) existing or contemplated on the Effective Date and listed on Schedule 7.3 and any modifications, replacements, extensions, renewals or reinvestments thereof and (b) Investments existing on the Effective Date of a Co-Borrower or any Restricted Subsidiary in a Co-Borrower or any other Restricted Subsidiary and any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this clause (iv) is not increased at any time above the amount of such Investments existing on the Effective Date;

(v) Investments in Hedge Agreements permitted by Section 7.1 (viii);

(vi) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(vii) Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings (or any direct or indirect parent thereof);

(viii) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 7.6B;

(ix) Investments in a Co-Borrower or any Restricted Subsidiary that is a Guarantor and Investments by any Subsidiary that is not a Guarantor in any other Subsidiary;

(x) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

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(xi) loans to Holdings by a Co-Borrower that could otherwise be made as a Dividend permitted under Section 7.4;

(xii) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(xiii) advances of payroll payments to employees in the ordinary course of business;

(xiv) Guaranties by a Co-Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xv) Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made, made by a Co-Borrower or any Restricted Subsidiary in any Subsidiary that shall not be, or after giving effect to such Investment, shall not become a Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this clause (xv) (as so valued) to exceed, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to the first proviso to Section 7.3(xix), an amount equal to the sum of (1) $25,000,000 and (2) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided, further, however, that the limitations set forth in the immediately preceding proviso shall not apply to any Permitted Acquisition if at the time of such Permitted Acquisition the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 6.1 Financials have been delivered, calculated on a Pro Forma Basis after giving effect to the consummation of such Permitted Acquisition and the incurrence of any Indebtedness in connection therewith as if such consummation and incurrence had occurred on the first day of such Test Period, (I) would be equal to or greater than 2.00 to 1.00 or (II) if less than 2.00 to 1.00, would not be less than (x) 1.75 to 1.00 and (y) the Fixed Charge Coverage Ratio for such Test Period were it not so calculated on a Pro Forma Basis;

(xvi) Investments made to repurchase or retire Capital Stock of Holdings (or any direct or indirect parent thereof) owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof);

(xvii) any additional Investments (including Investments in Minority Investments and Unrestricted Subsidiaries and in joint ventures or similar entities that do not constitute Restricted Subsidiaries) as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investments (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (xvii) (as so valued) to exceed the sum of (1) $25,000,000 and (2) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually

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received in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided, further, however, that the limitations set forth in the immediately preceding proviso shall not apply to any Investment if at the time of such Investment the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 6.1 Financials have been delivered, calculated on a Pro Forma Basis after giving effect to such Investment and the incurrence of any Indebtedness in connection therewith as if such consummation and incurrence had occurred on the first day of such Test Period, (I) would be equal to or greater than 2.00 to 1.00 or (II) if less than 2.00 to 1.00, would not be less than (x) 1.75 to 1.00 and (y) the Fixed Charge Coverage Ratio for such Test Period were it not so calculated on a Pro Forma Basis;

(xviii) the Acquisition;

(xix) Investments in Restricted Subsidiaries that are not Guarantors, provided that the aggregate amount of any such Investment, as valued at the Fair Market Value of such Investment at the time each such Investment is made, shall not cause the aggregate amount of all such Investments made pursuant to this clause (xix) (as so valued) to exceed, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to the first proviso to Section 7.3(xv), an amount equal to the sum of (1) $25,000,000 and (2) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made);

(xx) Investments of a Restricted Subsidiary acquired after the Effective Date or of any Person merged into a Co-Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.6A after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xxi) Investments consisting of Indebtedness, fundamental changes, Dispositions and Dividends permitted under Sections 7.1, 7.4, 7.6A and 7.6B;

(xxii) intercompany Investments in the form of loans, advances or extensions of credit by a Co-Borrower or any Restricted Subsidiary that is a Guarantor to (a) any Restricted Subsidiary of the U.S. Borrower that is not a Guarantor or (b) any Restricted Subsidiary of the Canadian Borrower that is not a Guarantor, in each case in the ordinary course of business for working capital purposes; provided that (x) such loans, advances or extensions of credit (other than Investments permitted by Section 7.3(xxiv) so long as such loans, advances or extensions of credit are repaid, canceled or otherwise terminated within 90 days of the Effective Date) made by the U.S. Borrower or any Subsidiary Guarantor shall be evidenced by one global promissory note that shall be pledged to the Collateral Agent for the benefit of the Secured Parties and which shall be executed by each Restricted Subsidiary that is not a Guarantor that shall receive such loan, advance or extension of credit, (y) the amount of all Investments made pursuant to clause (a) of this Section 7.3(xxii), when aggregated with, and without duplication of, the aggregate amount of all Indebtedness under Section 7.1(xxii)(a), shall not exceed the greater of (i) 7.5% of Consolidated Adjusted Tangible

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Assets of all such Restricted Subsidiaries of the U.S. Borrower that are not Guarantors and (ii) $100,000,000 at the time of incurrence of such Indebtedness or making of such Investment and (z) the amount of all Investments made pursuant to clause (b) of this Section 7.3(xxii), when aggregated with, and without duplication of, the aggregate amount of all Indebtedness under Section 7.1(xxii)(b), shall not exceed the greater of (i) 7.5% of Consolidated Adjusted Tangible Assets of all such Restricted Subsidiaries of the Canadian Borrower that are not Guarantors and (ii) $100,000,000 at the time of incurrence of such Indebtedness or making of such Investment;

(xxiii) capital contributions or other Investments in Beneva Indemnity Company or any other Insurance Subsidiary by any direct or indirect parent company of Beneva Indemnity Company or any other Insurance Subsidiary to the extent required to comply with Applicable Laws (including solvency laws) or to satisfy other regulatory requirements applicable to Beneva Indemnity Company or such other Insurance Subsidiary; and

(xxiv) Investments in the Canadian Borrower or any Restricted Subsidiary in connection with the consummation of the Permitted Post-Closing Debt Restructuring.

Any Investment arising in connection with any transfer of funds in connection with the Co-Borrowers’ cash management system in the ordinary course of business shall be disregarded for purposes of this Section 7.3. To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.3, the Co-Borrowers may at the time of the making thereof select the subsection(s) to which such Investment or a portion thereof will be deemed a use and in no event shall the same Investment or same portion of such Investment be deemed a use of or be attributable to more than one subsection of this Section 7.3.

7.4	Restricted Payments.

Each Co-Borrower will not declare or pay any dividends (other than dividends payable solely in the Capital Stock of a Co-Borrower) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, in each case in respect of any Capital Stock held by such stockholder, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any Co-Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 7.3 (other than clause (xxi) thereof) any shares of any class of the Capital Stock of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or the Capital Stock of a Co-Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of the Capital Stock of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or the Capital Stock of a Co-Borrower) (all of the foregoing “Dividends”); provided that:

(i) each Co-Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby;

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(ii) each Co-Borrower may make Investments permitted by Section 7.3 (other than clause (xxi) thereof);

(iii) each Co-Borrower may declare and pay Dividends to Holdings, U.S. Holdings, Canada Holdings or Canada Intermediate Holdings, the proceeds of which are used to redeem, acquire, retire or repurchase shares of Holdings’ Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) (or to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase its Capital Stock) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or option plan, stock subscription plan, employment termination agreement or any employment agreements or stockholders’ agreement; provided that except with respect to non-discretionary repurchases, acquisitions, retirement, or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director or employee stock ownership or option plan, stock subscription plan, employment termination agreement or any employment or shareholder agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (A) $10,000,000 plus (ii) all amounts obtained by Holdings and contributed to any Co-Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this clause (iii) may be carried forward to succeeding Fiscal Years and utilized to make payments pursuant to this clause (iii);

(iv) each Co-Borrower may make such payments on the Effective Date as are necessary to consummate the Acquisition;

(v) to the extent constituting Dividends, each Co-Borrower may enter into and consummate transactions expressly permitted by any provision of Section 7.6A;

(vi) in addition to the foregoing Dividends and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Co-Borrowers may make additional Dividends so long as after giving pro forma effect to any such Dividends and any Indebtedness incurred in connection therewith, (x) Holdings would be in compliance with the Financial Performance Covenants calculated on a Pro Forma Basis as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered regardless of whether such Test Period included a Measurement Quarter, (y) the Capitalization Ratio as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered, calculated on a Pro Forma Basis and regardless of whether such Test Period included a Measurement Quarter, would not be greater than 0.45 to 1.00 and (z) the sum of the Unused Revolving Commitment and the aggregate amount of unrestricted

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Cash and Cash Equivalents of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries (in each case free and clear of all Liens, other than Liens granted under the Collateral Documents and nonconsensual liens permitted by Section 7.2) would be no less than $75,000,000;

(vii) each Co-Borrower may make and pay Dividends to Holdings to repurchase Capital Stock of Holdings (or any of Holdings’ direct or indirect parent companies) deemed to occur upon cashless exercise of stock options or warrants held by individuals who are or were officers, managers, consultants, directors and/or employees of Holdings or any of its Subsidiaries (or their respective spouses, former spouses, executors, administrators, heirs or legatees) if such Capital Stock represents a portion of the exercise price, or withholding taxes payable in connection with the exercise, of such options or warrants;

(viii) each Co-Borrower may make and pay Dividends to Holdings (or, at the election of Holdings and to the extent that such payment would otherwise be permitted as a Dividend to Holdings, may make payments to such other Persons as Holdings may specify for the account of Holdings):

(a) the proceeds of which will be used to pay (or to make Dividends to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent), but only to the extent of taxes that the Co-Borrowers would have to pay if they filed tax returns on a standalone basis for each of themselves and their respective Subsidiaries;

(b) the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,500,000 in any Fiscal Year plus any actual, reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof);

(c) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence; and

(d) the proceeds of which shall be used by Holdings to pay (or to make dividends to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(ix) each Co-Borrower may make payments described in Sections 6.9(b), 6.9(d), 6.9(f), 6.9(g) and 6.9(h);

(x) the Canadian Borrower may declare and pay Dividends to Canada Intermediate Holdings in an amount not exceeding the net proceeds of any Refinanced Unsecured Facility Indebtedness incurred in accordance with this Agreement; provided that

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(i) such proceeds that are so paid as a Dividend to Canada Intermediate Holdings are subsequently paid as a Dividend to Canada Holdings and (ii) such proceeds are applied by Canada Holdings to repay in full all outstanding amounts owed by Canada Holdings in respect of the Unsecured Facility Loan Documents, in each case within five Business Days of receipt; and

(xi) each Co-Borrower may declare and pay Dividends to Holdings in order for Holdings to declare and pay Dividends on its common stock following a Qualified Public Offering of up to 6% per annum of the net proceeds received by or contributed to Holdings in or from any such Qualified Public Offering and subsequently contributed to a Co-Borrower.

7.5 Financial Covenants. For each Fiscal Quarter of Holdings (beginning with the Fiscal Quarter ending September 30, 2011), (i) during which any Loan or Loans are outstanding on the last day of such Fiscal Quarter or on more than five separate days during such Fiscal Quarter or (ii) there are any Unpaid Drawings in respect of Letters of Credit outstanding on the last day of such Fiscal Quarter or for more than five consecutive days during such Fiscal Quarter (each such Fiscal Quarter, a “Measurement Quarter”). Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers shall ensure that:

A. Capitalization Ratio. The ratio of (i) Consolidated Total Debt as of the last day of any Measurement Quarter (any such day being a “Calculation Date”) to (ii) Consolidated Total Capitalization as of such Calculation Date (such ratio, the “Capitalization Ratio”) shall not exceed the correlative ratio indicated:

Calculation Period	Maximum Capitalization Ratio
Effective Date - December 31, 2012	0.60:1.00
January 1, 2013 - and thereafter	0.575:1.00

B. Interest Coverage Ratio. The ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Cash Interest Expense for any Test Period ending on the last day of a Measurement Quarter during any of the periods set forth below shall not be less than the correlative ratio indicated:

Calculation Period	Minimum Interest Coverage Ratio
Effective Date - December 31, 2012	1.75:1.00
January 1, 2013 - and thereafter	2.00:1.00

7.6	Restriction on Fundamental Changes; Asset Sales.

A. Fundamental Changes. Except as expressly permitted by Section 7.3 (other than clause (xxi) thereof) or Section 7.6B, the Co-Borrowers will not, nor will they permit any Restricted

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Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties, except that:

(i) (x) any Subsidiary of a Co-Borrower or any other Person may be merged, amalgamated or consolidated with or into a Co-Borrower; provided that (a) the applicable Co-Borrower shall be the continuing or surviving corporation or, in the case of a merger, amalgamation or consolidation with or into a Co-Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the applicable Co-Borrower) shall be (i) in the case of any such merger, amalgamation or consolidation involving the U.S. Borrower, an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (ii) in the case of any such merger, amalgamation or consolidation involving the Canadian Borrower, an entity organized or existing under the laws of Canada or any province or territory thereof (the applicable Co-Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (b) the Successor Borrower shall expressly assume all the obligations of the applicable Co-Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (c) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (d) if such merger, amalgamation or consolidation involves a Co-Borrower, Holdings shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period and regardless of whether such Test Period included a Measurement Quarter, (e) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is a Co-Borrower, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement, (f) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is a Co-Borrower, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (g) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is a Co-Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (h) the Co-Borrowers shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to this Agreement or any Collateral Document preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Collateral Documents and (i) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document; provided further, that if the foregoing are satisfied, the Successor Borrower (if other than a Co-Borrower) will succeed to, and be substituted for, the applicable Co-Borrower under this Agreement;

(ii) any Subsidiary of a Co-Borrower or any other Person (other than a Co-Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of such Co-Borrower; provided that (a) in the case of any merger, amalgamation

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or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving corporation or (2) the applicable Co-Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (b) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guaranty, the Security Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (c) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (d) Holdings shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period and regardless of whether such Test Period included a Measurement Quarter, and (e) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Collateral Document preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Security Agreement;

(iii) Canada Intermediate Holdings may be merged, amalgamated or consolidated with or into the Canadian Borrower; provided that (a) the Canadian Borrower shall be the continuing or surviving corporation or in the case of a merger, amalgamation or consolidation with or into the Canadian Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Canadian Borrower) shall be an entity organized or existing under the laws of Canada or any province or territory thereof (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (b) the Successor Borrower shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (c) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (d) Holdings shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period and regardless of whether such Test Period included a Measurement Quarter and (e) the Co-Borrowers shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to this Agreement or any Collateral Document preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Collateral Documents;

(iv) Canada Intermediate Holdings may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of Canada Holdings that is a direct or indirect parent of the Canadian Borrower: provided that (a) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation

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or consolidation (if other than a Guarantor) shall execute a supplement to the Guaranty and the Security Agreement in order for the surviving Person to become a Guarantor and pledgor and grantor of Collateral for the benefit of the Secured Parties, (b) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (c) Holdings shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period and regardless of whether such Test Period included a Measurement Quarter, and (d) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Collateral Document preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Security Agreement;

(v) any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Co-Borrower, a Guarantor or any other Restricted Subsidiary of a Co-Borrower;

(vi) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or any other Subsidiary Guarantor; and

(vii) any Restricted Subsidiary may liquidate or dissolve if (A) the Co-Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Co-Borrowers and is not materially disadvantageous to the Lenders and (B) to the extent such Restricted Subsidiary is a Guarantor, any assets or business not otherwise disposed of or transferred in accordance with Section 7.3 or 7.6A, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Guarantor after giving effect to such liquidation or dissolution.

B. Asset Sales. Each Co-Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, except that:

(i) each Co-Borrower and each Restricted Subsidiary may make Sale Leasebacks permitted by Section 7.7;

(ii) each Co-Borrower and the Restricted Subsidiaries may sell, lease, assign, convey, transfer or otherwise voluntarily dispose of other assets (other than accounts receivable) (each a “Disposition”) for fair value; provided that (a) with respect to any Disposition pursuant to this clause (ii) for a purchase price in excess of $5,000,000, a Co-Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of Cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (a), (I) any liabilities (as shown on a Co-Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of a Co-Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Co-Borrowers and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (II) any securities received by a Co-Borrower or such Restricted Subsidiary from

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such transferee that are converted by a Co-Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (III) any Designated Non-Cash Consideration received by a Co-Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.6B(ii) that is at that time outstanding but excluding the Fair Market Value of any Property or other asset (including Capital Stock of any Person that will be a Restricted Subsidiary following receipt thereof) received that are used or useful in a Real Estate Business (provided that to the extent that the assets disposed of in such Asset Sale were Collateral, such property or assets are pledged as Collateral under the Collateral Documents substantially contemporaneously with such Asset Sale, to the extent required pursuant to such Collateral Documents), not in excess of 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash, (b) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Collateral Agent to the extent required under Section 6.7B, (c) the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (ii) during any Fiscal Year shall not exceed 4.0% of Consolidated Total Assets as of the last day of the preceding Fiscal Year of Holdings; provided that, to the extent net cash proceeds of any such sale, transfer or disposition have been reinvested in the business of the Loan Parties during such Fiscal Year, the fair value of the assets from which such proceeds were derived shall not be subject to the foregoing limitation in this clause (c), (d) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing and (e) with respect to any Disposition pursuant to this clause (iv) for a purchase price in excess of $5,000,000, the Co-Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such Disposition (including the prepayment of Indebtedness with the proceeds of such Disposition), with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Disposition had occurred on the first day of such Test Period and regardless of whether such Test Period included a Measurement Quarter;

(iii) (i) each Co-Borrower and each Restricted Subsidiary may sell, transfer or otherwise dispose of property or assets to a Co-Borrower or to a Restricted Subsidiary (other than any Liquidating Subsidiary or any Closed-Out Subsidiary); provided that if the transferor of such property is a Guarantor or a Co-Borrower (a) the transferee thereof must either be a Co-Borrower or a Guarantor or (b) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.3 (other than clause (xxi) thereof);

(iv) each Co-Borrower and the Restricted Subsidiaries may sell, transfer and otherwise dispose of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(v) each Co-Borrower and the Restricted Subsidiaries may sell, transfer and otherwise dispose of Investments in Excluded Subsidiaries or in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(vi) each Co-Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 7.3 (other than clause (xxi) thereof), 7.4 or 7.6A.

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Each of the Lenders and the Collateral Agent hereby agree that, as and when the U.S. Borrower or any Subsidiary of the U.S. Borrower, from time to time, notifies the Collateral Agent of the Disposition of any Mortgaged Property or any portion thereof as permitted by this Agreement or in the event that any Subsidiary Guarantor is designated as an Excluded Subsidiary in accordance with the terms of this Agreement (each, a “Permitted Release Event”) and requests in writing (the “Release Notice”) that the Collateral Agent release the Lien it holds for the benefit of the Secured Parties on such Mortgaged Property or any portion thereof (including any related personal property), then the Collateral Agent shall deliver (to be filed and/or recorded, as applicable, pursuant to the instruction in clause (y) below) to the U.S. Borrower or the applicable Subsidiary of the U.S. Borrower with respect to such Permitted Release Event (x) a release or any other similar instrument reasonably necessary or appropriate to consummate the actions contemplated above in recordable form as soon as reasonably practicable after the receipt of a Release Notice and (y) instruction to the U.S. Borrower or the applicable Subsidiary of the U.S. Borrower that such instrument may be delivered, filed and/or recorded, as applicable, upon the completion of such Permitted Release Event. Subject to the last sentence of this paragraph, each of the parties hereto further acknowledges and agrees that the Collateral Agent and the U.S. Borrower shall promptly, and in any event prior to the first delivery of a Mortgage under this Agreement, enter into arrangements (which arrangements may include powers of attorney) reasonably acceptable to the Collateral Agent and the U.S. Borrower (and thereafter maintain) with a title agent or other third party which authorize such title agent or other third party to take the actions on behalf of the Collateral Agent required to be taken by the Collateral Agent in connection with any Permitted Release Event and the entry into such arrangements shall be deemed to satisfy the obligations of the Collateral Agent required pursuant to this paragraph. Each of the Lenders hereby consents to the release of Liens on Mortgaged Property or any portion thereof (including any related personal property) as set forth above without the necessity of any further action or consent on its part. Notwithstanding anything in this Section 7.6(B) to the contrary, if (x) no reasonably qualified title agent or third party shall be willing to enter into or maintain the arrangement described in this paragraph (the “Release Arrangement”) or (y) the Collateral Agent shall reasonably believe that the Mortgaged Properties are being released in violation of the Loan Documents under the Release Arrangement, then the Collateral Agent shall have no obligation to enter into or maintain the Release Arrangement (with respect to the occurrence of clause (x) above) or to maintain the Release Arrangement (with respect to the occurrence of clause (y) above).

7.7	Sale Leasebacks.

Each Co-Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, except: (a) in connection with any property acquired in connection with a Permitted Acquisition to the extent that the lease thereof occurs within six (6) months of such Permitted Acquisition, (b) in connection with Model Home Units, and (c) in connection with any property, plant or equipment in an aggregate amount for all such property, plant and equipment subject to a sale and lease-back pursuant to this clause (c) from and after the Effective Date not in excess of $10,000,000 unless the Co-Borrowers contemporaneously permanently reduce the Commitments pursuant to Section 2.4A(ii) by an amount at least equal to the aggregate net proceeds in excess of $10,000,000 received from all such Sale Leasebacks; provided, further, that the sale or transfer of any such property, plant or equipment was at least for Fair Market Value.

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7.8	Passive Holding Entities.

Each of Holdings, U.S. Holdings, Canada Holdings and Canada Intermediate Holdings shall not conduct, transact or otherwise engage in any business or operations, or own or acquire any assets or incur any liabilities other than (i) (w) in the case of Holdings, the ownership of the Capital Stock of U.S. Holdings and Canada Holdings, (x) in the case of Canada Holdings, the ownership of the Capital Stock of Canada Intermediate Holdings (or, in the event of a merger, amalgamation or consolidation permitted by Section 7.6A(iii), the Canadian Borrower) or a Subsidiary formed after the Effective Date (provided that such Subsidiary shall (a) execute a supplement to the Guaranty and the Security Agreement in order for such Subsidiary to become a Guarantor and pledgor and grantor of Collateral for the benefit of the Secured Parties and (b) shall be subject to the limitations set forth in this Section 7.8 to the same extent as Holdings, U.S. Holdings, Canada Holdings and Canada Intermediate Holdings), (y) in the case of Canada Intermediate Holdings, the ownership of the Capital Stock of the Canadian Borrower and (z) in the case of U.S. Holdings, the ownership of the Capital Stock of the U.S Borrower (ii) the maintenance of their legal existence, including the ability to incur fees, costs and expenses relating to such maintenance (except as otherwise permitted in Section 7.6A), (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, U.S. Holdings, Canada Intermediate Holdings, Canada Holdings and the Co-Borrowers, (iv) the performance of the Loan Documents, the Unsecured Facility Loan Documents, the documents governing any Refinanced Unsecured Facility Indebtedness, the Stock Purchase Agreement and the other agreements contemplated by the Stock Purchase Agreement and the guarantee of Indebtedness of the Co-Borrowers and their Subsidiaries permitted by Section 7.1, (v) any public offering of partnership interests of Holdings or any other issuance or registration of Holdings’ partnership interests for sale or resale or any issuance of equity awards under any plan for the benefit of employees of Holdings, the Co-Borrowers or any of their Subsidiaries, payment of dividends, making contributions to the capital of their Subsidiaries and guaranteeing the obligations of the Co-Borrowers and the Restricted Subsidiaries (it being understood that any such guarantees may be secured only by Liens junior in priority to the Liens securing the Obligations) including the costs, fees and expenses related thereto, (vi) holding any cash received in connection with Dividends made by a Co-Borrower in accordance with Section 7.4 pending application thereof by Holdings, U.S. Holdings, Canada Holdings or Canada Intermediate Holdings in the manner contemplated by Section 7.4 (if so specified), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues, (viii) providing indemnification to officers and directors, (ix) incurring any liabilities under the Loan Documents, the Unsecured Facility Loan Documents, the documents governing any Refinanced Unsecured Facility Indebtedness, liabilities under any guarantee of Indebtedness of a Co-Borrower and their respective Subsidiaries permitted by Section 7.1, and other liabilities expressly permitted to be incurred by it by the terms hereof and liabilities imposed by Applicable Laws, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement, (x) in the case of Canada Holdings, forming one or more Subsidiaries in connection with a merger, amalgamation or consolidation permitted by Section 7.6(iv) and (xi) activities incidental to the businesses or activities described in clauses (i) through (x) of this Section 7.8.

7.9	Limitation on Debt Payments and Amendments.

A. Each Co-Borrower will not, and will not allow any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Indebtedness incurred pursuant to Section 7.1(ix) (it being understood and agreed that the reallocation and repayment contemplated by Section 2.1D of the Unsecured Facility Credit Agreement shall be permitted and shall not be subject to the provisions

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of this Section 7.9 so long as the aggregate principal amount of the Indebtedness outstanding under the Unsecured Loan Facility Documents is not increased or decreased in the aggregate after giving effect to such reallocation and repayment), 7.1(xxiii) or 7.1(xxiv) (to the extent the Indebtedness incurred thereunder is secured by Liens intended to rank junior to the Liens securing the Obligations) (it being understood that payments of regularly scheduled interest and principal (to the extent such Indebtedness contains scheduled amortization in accordance with Section 7.1) shall be permitted); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Co-Borrowers or any Restricted Subsidiary may prepay, repurchase, redeem or defease (i) any Indebtedness incurred pursuant to Section 7.1(ix) with the proceeds of any Refinanced Unsecured Facility Indebtedness, (ii) any Indebtedness incurred pursuant to Sections 7.1 (xxiii) or 7.1(xxiv) with the proceeds of any Refinancing Indebtedness, (iii) any Indebtedness incurred pursuant to Sections 7.1(ix), 7.1(xxiii) or 7.1(xxiv) with the net cash proceeds to the Co-Borrowers of any capital contribution to Holdings from its shareholders in exchange for Permitted Refinancing Securities, with the net cash proceeds to Holdings of any issuance of Permitted Refinancing Securities and (iv) in addition to the foregoing subclauses (i) through (iii), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Co-Borrowers may prepay, repurchase or redeem or otherwise defease Indebtedness incurred pursuant to Sections 7.1(ix), 7.1(xxiii) or 7.1(xxiv) so long as after giving effect to such prepayment, repurchase, redemption or defeasance and the incurrence of any Indebtedness in connection therewith, (x) Holdings would be in compliance with the Financial Performance Covenants calculated on a Pro Forma Basis as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered and regardless of whether such Test Period included a Measurement Quarter, (y) the Capitalization Ratio as of the last day of the most recent Test Period for which Section 6.1 Financials have been delivered, calculated on a Pro Forma Basis and regardless of whether such Test Period included a Measurement Quarter, would not be greater than 0.45 to 1.00 and (z) the sum of unused Commitments and the aggregate amount of unrestricted Cash and Cash Equivalents of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries (in each case free and clear of all Liens, other than Liens granted under the Collateral Documents and nonconsensual liens permitted by Section 7.2) would be no less than $75,000,000; provided, however, that clause (y) of the foregoing proviso shall not apply to the prepayment of the Incremental Bridge Loans (as defined in the Unsecured Facility Credit Agreement);

B. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and the Co-Borrowers will not waive, amend or modify the Unsecured Facility Loan Documents or the documentation governing any Refinanced Unsecured Facility Indebtedness in a manner materially adverse to the Lenders (it being understood and agreed that an amendment or modification of the Unsecured Facility Loan Documents to grant any security interest in the Collateral to the lenders thereunder shall not be deemed to be materially adverse to the Lenders hereunder provided that such amended or modified Unsecured Facility Loan Documents comply with the requirements of 7.2A(viii)).

7.10 Equity Interests of the Co-Borrowers and Restricted Subsidiaries. Each Co-Borrower will not permit any Restricted Subsidiary of Holdings that is a Subsidiary Guarantor to become a non-wholly owned Subsidiary, except (i) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition of a Restricted Subsidiary permitted by Section 7.6A or 7.6B or an Investment in any Person permitted under Section 7.3 or (ii) so long as such Restricted Subsidiary continues to be a Subsidiary Guarantor. Each Co-Borrower will not permit any Subsidiary of the U.S. Borrower that is a Domestic Subsidiary and not a Disqualified Domestic Subsidiary to become a Foreign Subsidiary or a Disqualified Domestic Subsidiary.

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SECTION 8.

EVENTS OF DEFAULT

IF any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

(i) Failure by any Borrower to pay any installment of principal of any Loan when due (including such payments due in accordance with Section 2.4A(iii) hereof), whether at stated maturity, by acceleration, by notice of prepayment or otherwise, or (ii) failure by any Borrower to pay any interest on any Loan or any fee or any Unpaid Drawing or any other amount (other than an amount referred to in clause (i) above) due under this Agreement or any other Loan Document within five days after the date due therefor; or

8.2	Default in Other Agreements.

(a) Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 8.1) in excess of $25,000,000 in the aggregate for Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity unless such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the U.S. Borrower; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

8.3	Breach of Certain Covenants.

Any Loan Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.1(v) or Section 7 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.1 or 8.4 or clause (a) of this Section 8.3) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrowers from the Administrative Agent or the Requisite Lenders; or

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8.4	Breach of Warranty.

Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; provided, however, that notwithstanding anything to the contrary contained in any of the Loan Documents, a breach of any of the representations and warranties contained in Section 1.01(a) or 1.01(c) of any Mortgage shall not constitute a Default or Event of Default unless such breach also constitutes a breach of the representations and warranties contained in Section 5.2A or 5.5A of this Agreement; or

8.5	Bankruptcy, etc.

Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary; or Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including any applicable corporate legislation) whether now or hereafter in effect relating to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary; or there is commenced against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

8.6	Subordination and Intercreditor Matters.

Prior to the Commitment Termination Date and the discharge in full of the Obligations (other than contingent indemnification obligations, Hedge Obligations under Secured Hedge Agreements or Cash Management Obligations, in each case, not then due and payable), the Intercreditor Agreement

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(or any other intercreditor agreement to which any Loan Party and any Agent are parties) shall, in whole or in part, cease (or any Loan Party or an Affiliate of a Loan Party shall so assert) to be effective or cease (or any Loan Party or an Affiliate of a Loan Party shall so assert) to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder (including in respect of any provisions in such agreements that provide in the event of an enforcement action or any insolvency or liquidation proceedings, subject to certain exceptions with respect to enforcement costs and other costs and expenses of the parties thereto, the proceeds of any Collateral or any distribution in any insolvency or liquidation proceeding with respect to the Collateral (or based on claims being secured thereby) shall first be used to pay in full the Obligations prior to the payment of any other Indebtedness (the “First-Out Provisions”)); or

8.7	Judgments and Attachments.

One or more judgments or decrees shall be entered against Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any of their Restricted Subsidiaries involving a liability of $25,000,000 or more in the aggregate for all such judgments and decrees for Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

8.8	Employee Benefit Plans.

(a) (i) A Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); or any of Holdings, the Co-Borrowers, any of their respective Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 307, 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof) or (ii) a Foreign Benefit Event shall have occurred or a Foreign Plan that is a Canadian Pension Plan has been or is in the process of being terminated in whole or in part; (b) there could result from any event or events set forth in clause (a) of this Section 8.8 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

8.9	Change in Control.

(a) (i) at any time prior to the first Qualified Public Offering to occur after the Effective Date, the Sponsors and the Management Investors shall at any time not directly or indirectly, beneficially own, in the aggregate, more than 50% of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of common stock of Holdings, whether by Holdings or the Sponsors or the Management Investors) or (ii) at any time on or after the first Qualified Public Offering to occur after the Effective Date, (A) any Person, or “group” (within the

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meaning of Section 13(d) or 14(d) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Sponsors and the Management Investors, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of a percentage of the outstanding Voting Stock of Holdings that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by the Sponsors and the Management Investors and (B) such person, entity or “group” shall at any time directly or indirectly beneficially own at least 35% of the outstanding Voting Stock of Holdings, unless, in the case of either clause (i) or (ii) above, the Sponsors and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the General Partner; and/or (b) at any time a majority of the Board of Directors of the General Partner shall not be Continuing Directors; and/or (c) a change of control, as contemplated by the Unsecured Facility Credit Agreement, shall have occurred; and/or (d) (i) Holdings shall cease to have direct or indirect ownership of all the Voting Stock of any Co-Borrower, (ii) U.S. Holdings shall cease to have direct or indirect ownership of all the Voting Stock of the U.S. Borrower, (iii) Canada Holdings shall cease to have direct or indirect ownership of all the Voting Stock of the Canadian Borrower and/or (iv) the General Partner shall cease to be the general partner of Holdings; or

8.10	Invalidity of the Guaranty.

The Guaranty or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Loan Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guaranty; or

8.11	Failure of Security.

Any Collateral Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender) or any grantor, pledgor or mortgagor thereunder or any Loan Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Collateral Document;

THEN and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Requisite Lenders, by written notice to the U.S. Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.5 shall occur with respect to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, any of the Co-Borrowers or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare all Commitments or all Swing Line Loan Commitments terminated and whereupon any such Commitment, if any, of each Lender or the Swing Line Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit that may

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be terminated in accordance with its terms; and/or (iv) direct the Borrowers to pay (and the Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 8.5 with respect to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any Specified Subsidiary, it will pay) to the Administrative Agent at the Funding and Payment Office such additional amounts of cash, to be held as security for the Borrowers’ reimbursement obligations for LC Disbursements that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; provided that the foregoing shall not affect in any way the obligations of the Revolving Loan Lenders under Section 3.3C(i).

8.12	Borrowers’ Right to Cure.

A.	Financial Performance Covenants. Notwithstanding anything to the contrary contained in this Section 8, in the event that the Co-Borrowers fail to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating the Financial Performance Covenants is required to be delivered for such Fiscal Quarter pursuant to Section 6.1 (iii) (the “Cure Right Expiration Date”). Holdings (or any direct or indirect parent thereof) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any direct or indirect parent of Holdings, receive equity interests in Holdings for its cash contributions to) the capital of Holdings (collectively, the “Cure Right”), and upon contribution by Holdings of such cash to the Co-Borrowers (the “Cure Amount”) pursuant to the exercise by the Co-Borrowers of such Cure Right, such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated Total Capitalization and Consolidated Adjusted EBITDA shall each be increased, solely for the purpose of measuring such Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Co-Borrowers shall then be in compliance with the requirements of such Financial Performance Covenants, the Co-Borrowers shall be deemed to have satisfied the requirements of such Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Performance Covenants that had occurred shall be deemed cured for purposes of this Agreement.

B. Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable Financial Performance Covenants, (iv) the Cure Amount shall be disregarded for any purpose other than the measurement of such Financial Performance Covenants (and, for the avoidance of doubt, the Cure Amount shall not constitute “Cash and Cash Equivalents” for purposes of the proviso to the definition of “Consolidated Total Debt”) and (v) solely for purposes of calculating Consolidated Total Capitalization and Consolidated Adjusted EBITDA in the Financial Performance Covenants, the Cure Amount shall not be deemed to reduce

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any Indebtedness or other obligations of the Loan Parties that would otherwise be included in the definitions of “Consolidated Total Debt” or “Consolidated Cash Interest Expense” (including if such Cure Amount is used to repay, repurchase, redeem or defease such Indebtedness or other obligations).

C. Notice of Intent to Cure. Upon receipt of a Notice of Intent to Cure prior to the expiration of the Cure Right Expiration Date, the Lenders shall not be permitted to terminate the Commitments or accelerate Loans held by them or to exercise remedies against the Collateral solely on the basis of a failure to comply with the requirements of the Financial Performance Covenants in respect of the Fiscal Quarter for which the Notice of Intent to Cure has been delivered unless such failure is not cured pursuant to a Cure Right on or prior to the Cure Right Expiration Date (it being understood that any Default or Event of Default that shall have occurred as a result of the failure to comply with such covenants shall exist for all other purposes of the Credit Agreement and the other Loan Documents until such Cure Right is exercised).

SECTION 9.

AGENTS

9.1	Appointment.

A. Appointment Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Credit Suisse AG as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes Credit Suisse AG, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to Credit Suisse AG, in such capacities, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries. The provisions of this Section 9 are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and their Subsidiaries shall not have rights as a third party beneficiary of any of such provisions.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future law of any jurisdiction the Administrative Agent or the Collateral Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent or the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

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In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Administrative Agent or the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of Section 10.2 that refer to the Administrative Agent or the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent or the Collateral Agent shall be deemed to be references to the Administrative Agent or the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Holdings, any of the Borrowers or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Holdings and the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

9.2	Rights as a Lender.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in their individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries, or any of their respective Affiliates as if such Persons were not Agents hereunder and without any duty to account therefor to the Lenders.

9.3	Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Agents in good faith to be necessary under the circumstances as

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provided in Section 10.5); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Laws, and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by a Borrower, a Lender or an Issuing Bank. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.4	Reliance by the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan or issuance of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or issuance of such Letter of Credit. The Agents may consult with legal counsel (who may be counsel for Holdings, any Borrower or their respective Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Section 9.3 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

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9.6	Resignation of Administrative Agent and/or Collateral Agent; Successor Swing Line Lender.

A. Resignation of the Administrative Agent. The Administrative Agent and/or Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks, Holdings and the Borrowers. Additionally, if the Lender then acting as Administrative Agent is a Defaulting Lender, then the Administrative Agent may be removed by the Requisite Lenders or the Co-Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the written consent of Holdings and the Co-Borrowers if no Default or Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which shall be a bank with an office in New York or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent and/or Collateral Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent may, with the written consent of Holdings and the Co-Borrowers if no Event of Default under Section 8.1 or 8.5 shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent and/or Collateral Agent, as applicable, shall notify Holdings, the Co-Borrowers and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent and/or Collateral Agent, as applicable, shall instead be made by or to each Lender or each Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder and under the Loan Documents. The fees payable by Holdings and the Borrowers to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Holdings, the Borrowers and such successor. After the retiring applicable Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.2 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken, by any of them while the retiring Administrative Agent and/or Collateral Agent, as applicable, was acting in such capacity.

B. Successor Swing Line Lender. Any resignation of the Administrative Agent pursuant to Section 9.6A shall also constitute the resignation of Credit Suisse AG or its successor as the Swing Line Lender, and any successor Administrative Agent appointed pursuant to Section 9.6A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) the Borrowers shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender the Swing Line Note held

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by it to the Borrowers for cancellation, and (iii) the Borrowers shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.7	Collateral Documents; Successor Collateral Agent.

Each Lender and Issuing Bank hereby further authorizes the Collateral Agent to enter into each Collateral Document as secured party on behalf of and for the benefit of the Lenders, each Issuing Bank and the other beneficiaries named therein and agrees to be bound by the terms of each Collateral Document; provided that the Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document without the prior consent of the Requisite Lenders (or, if required pursuant to Section 10.5, all the Lenders); provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.5) to execute any documents or instruments, and to take any other action requested by the Co-Borrowers having the effect of releasing any asset constituting Collateral from the Lien of the applicable Collateral Document or releasing any Guaranty of any Subsidiary Guarantor, in each case to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.5. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders and the other beneficiaries named therein in accordance with the terms thereof. In the event the Co-Borrowers or any Restricted Subsidiary incurs Refinanced Unsecured Facility Indebtedness that is secured by a Lien otherwise permitted by Section 7.2A(viii), (i) each Lender and Issuing Bank hereby authorizes the Collateral Agent to enter into an Intercreditor Agreement on its behalf and agrees to be bound by the provisions of such Intercreditor Agreement as though a party thereto, and (ii) the Collateral Agent agrees to promptly enter into any such Intercreditor Agreement that complies with the proviso in Section 7.2A(viii).

9.8	Non-Reliance on Agents and Other Lenders.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.9	Duties of Other Named Entities.

To the extent that any Lender is identified in this Agreement as a Joint Lead Arranger or Joint Bookrunner, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

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SECTION 10.

MISCELLANEOUS

10.1	Assignments and Participations in Loans.

A. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.1B, (ii) by way of participation in accordance with the provisions of Section 10.1D or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.1F (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.1D and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments by Lenders.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in the Letters of Credit at the time owing to it); provided that

(a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, Loans and participations in the Letters of Credit at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment, Loans or Letters of Credit subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof; provided, that two or more related Approved Funds will be treated as one assignee for purposes of determining compliance with the minimum assignment amount;

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments, Loans or participations in Letters of Credit assigned;

(c) any assignment of a Commitment must be consented to by the Co-Borrowers, the Administrative Agent, the Swing Line Lender and each Issuing Bank (in each case, not to be unreasonably withheld, delayed or conditioned);

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provided, that the consent of the Co-Borrowers shall not be required (i) if such assignment is made to another Revolving Loan Lender or an Affiliate of a Revolving Loan Lender or (ii) during the continuance of an Event of Default; provided, further, that such consent of the Co-Borrowers shall be deemed to have been given if the Co-Borrowers have not responded within ten Business Days of their receipt of a request for such consent;

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Approved Funds or concurrent assignments by Approved Funds to one assignee; and

(e) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and if required, applicable tax forms.

(ii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.1C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.7 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. An Eligible Assignee shall not be entitled to receive any greater payment under Section 2.7 than the assigning Lender would have been entitled to receive with respect to the Loan or portion of the Loan assigned to such Eligible Assignee, unless the grant to such Eligible Assignee is made with the Co-Borrowers’ prior written consent. Except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1D.

C. Acceptance by Administrative Agent; Recordation in the Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1B(i)(d) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.7E(vi), the Administrative Agent shall, if the Administrative Agent and Co-Borrowers have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment) and (b) record the information contained

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therein in a register maintained by the Administrative Agent, solely for this purpose as agent of the Co-Borrowers, for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1C. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.1C. The entries in the Register shall be conclusive absent manifest error, and the Co-Borrowers, each Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

D. Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or any Administrative Agent, sell participations to any Person (other than a natural person or Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their Subsidiaries, or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that

(i) such Lender’s obligations under this Agreement shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and

(iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity, the scheduled amortization or the date fixed for the payment of interest or fees with respect to the Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or affecting the rate of interest payable on any Loan or any fee allocated to such participation, (iii) releasing all or substantially all of the Collateral, or (iv) releasing all or substantially all the value of the Guaranty. Subject to Section 10.1E, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1B; provided that such Participant agrees to be subject to Section 2.8 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided such Participant agrees to be subject to Section 10.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is

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necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

E. Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Without limiting the generality of the foregoing, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.7E with respect to U.S. withholding tax unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.7E(vi) as though it were a Lender.

F. Certain Pledges. Any Lender may, without the consent of the Administrative Agent or any Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund, without the consent of the Administrative Agent or any Borrower, may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 10.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee or other representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

G. Affiliated Lenders. None of Holdings or any of its Subsidiaries or Affiliates (including the Sponsors) may acquire by assignment, participation or otherwise any right or interest in any of the Commitments hereunder (and any such attempted acquisition shall be null and void).

H. Defaulting Lenders, etc. In the event that any Revolving Loan Lender shall become a Defaulting Lender or S&P, Moody’s or Thompson’s BankWatch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Loan Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Loan Lender that is not rated by any such ratings service or provider, an Issuing Bank or the Swing Line Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Loan Lender) then each of the Issuing Banks and the Swing Line Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the

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Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph B above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph B above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any Applicable Law and (ii) the Issuing Banks, the Swing Line Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

I. Certain Taxes. Any Other Taxes imposed in respect of an assignment or participation (other than an assignment pursuant to Section 2.8B) shall be the responsibility of either the assigning Lender or the assignee in the case of an assignment or the Lender or the Participant in the case of a participation but, for the avoidance of doubt, shall not be the responsibility of the Co-Borrowers.

10.2	Expenses; Indemnity; Damage Waiver.

A. Costs and Expenses. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Borrower shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, including their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for such Persons, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.2A, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

B. Indemnification. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each Borrower shall, jointly and severally, indemnify the Arrangers, each Agent (and any sub-Agent thereof), each Issuing Bank, the Swing Line Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each jurisdiction relevant to each group of affected Indemnitees similarly situated, taken as a whole) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their

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respective obligations hereunder or the consummation of the Transactions, (ii) any Loan, Letter of Credit or use of the proceeds therefrom by any Loan Party or any of its Subsidiaries, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by a third party or by Holdings or any Borrower or any of their Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee or its Related Parties, (B) are determined by a court of competent jurisdiction by final and nonappealable judgment to have arisen from a material breach of the obligations of such Indemnitee or its Related Parties under the Loan Documents, (C) arise from disputes solely among the Indemnitees other than claims against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent, Arranger or other similar role under this Agreement and other than claims arising out of any act or omission of the Co-Borrowers or any of their affiliates or (D) are solely indirect, special, punitive or consequential damages.

C. Reimbursement by the Lenders. To the extent that Holdings or any Borrower fails to pay any amount required under Section 10.2A or 10.2B to be paid by it to any Agent (or any sub-Agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Agent (or any such sub-Agent), any Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-Agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-Agent) or such Issuing Bank in connection with such capacity; provided further that to the extent any Issuing Bank is entitled to indemnification under Section 10.2A or 10.2B, the indemnification provided for in this Section 10.2C will be the obligation solely of the Revolving Loan Lenders. The obligations of the Lenders under this Section 10.2C are subject to the provisions of Section 10.12.

D. Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and they each hereby waive, any claim against all other parties hereto , on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this Section 10.2D shall limit the indemnity and reimbursements obligations set forth in Section 10.2B hereof. No Indemnitee referred to in Section 10.2B above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages are directly caused by the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.

E. Payments. All amounts due under this Section 10.2 shall be payable promptly after demand therefor.

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10.3	Right of Set-Off.

Without limitation of any other rights of the Agents, the Lenders or the Issuing Banks, if an Event of Default shall have occurred and be continuing, each Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, upon any Obligation becoming due and payable hereunder to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Agent, Lender, Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of such Obligations, irrespective of whether or not such Agent, Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such Obligations are owed to a branch or office of such Agent, Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Agent, Lender, Issuing Bank and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) which such Agent, Lender, Issuing Bank or their respective Affiliates may have. Each Agent, Lender and Issuing Bank agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify each Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings or any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any of their respective Subsidiaries (as to which the provisions of this paragraph shall apply). Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, and the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of Holdings and the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Holdings or any Borrower, as the case may be, in the amount of such participation.

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10.5	Amendments and Waivers.

A. Amendment and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by any Co-Borrower or any other Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: (a) reduces or forgives the principal amount of any of the Loans; (b) reduces the percentage specified in the definition of the “Requisite Lenders” or “Requisite Class Lender” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the definition of the “Requisite Lenders” on substantially the same basis as the Commitments are included on the Effective Date); (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders; (d) postpones the scheduled final maturity date of any of the Loans; (e) postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans or of any scheduled reduction or termination of the Commitments; (f) postpones the date on which any interest or any fees are payable; (g) decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2E) or the amount of any fees payable hereunder; it being understood that any amendment to the definition of “Capitalization Ratio” will not constitute a reduction in the Facility Fee for purpose of this clause (g); (h) increases the maximum duration of Interest Periods permitted hereunder; (i) releases all or substantially all of the Collateral; (j) releases of all or substantially all the value of the Guaranty; (k) amends the definition of “Pro Rata Shares”; or (l) changes in any manner the provisions contained in Sections 2.4B, 2.4C(iii), 8.1 or 10.4, or this Section 10.5 shall be effective only if evidenced by a writing signed by or on behalf of all the Lenders to whom Obligations are owed or who have Commitments outstanding being directly affected by such amendment, modification, termination, waiver or consent (the consent of the Requisite Lenders not being required for any such change); provided further that any amendment, modification, termination, waiver or consent which amends or modifies the definition of “Approved Fund,” “Eligible Assignee,” or “Fund,” or Section 10.1 to the extent further restricting assignments, shall be effective only if evidenced by a written consent of the Requisite Lenders and the Administrative Agent. In addition, (i) [reserved], (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no increase in the Commitments of any Lender over the amount thereof then in effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or of a mandatory prepayment or a reduction of any or all of the Commitments be deemed to constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase in the Commitment of such Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 2.1 A(ii) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written consent of the Swing Line Lender, (v) no amendment, modification, termination or waiver of any provision of Section 3 or any other provision of this Agreement relating to the rights or obligations of an Issuing Bank shall be effective without the written concurrence of such Issuing Bank, (vi) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent and (vii) no amendment or modification of the First-Out Provisions shall be effective without the consent of all Lenders. The Administrative Agent may, but shall have no obligation to, with the concurrence of

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any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender and no amendment, modification, termination or waiver which has the effect of changing any payment, voluntary or mandatory prepayments or Commitment reductions applicable to any Class (the “Affected Class”) in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written concurrence of the Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any voluntary or mandatory prepayment or Commitment reduction from those set forth in Section 2.4 with respect to one Class but not the other Classes shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage such other Classes for purposes of this clause). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrowers, on the Borrowers and Holdings.

Notwithstanding anything in this Section 10.5A to the contrary, this Agreement and the other Loan Documents may be amended (or amended and restated) (i) with the written approval of the Administrative Agent, Holdings and the lenders of the additional Commitments incurred pursuant to Section 2.1 A(iii) to implement the additional Commitments incurred pursuant to and in accordance with Section 2.1 A(iii) or (ii) with the written approval of the Administrative Agent, Holdings and the Accepting Lenders to implement any Loan Modification Offer that becomes effective pursuant to and in accordance with Section 2.9.

B. Non-Consenting Lenders. Each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Borrowers the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent or the Borrowers, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of Lenders other than Requisite Lenders (including such Non-Consenting Lender) and to which Requisite Lenders, the Administrative Agent and the Borrowers have otherwise agreed; provided that (i) the Administrative Agent shall waive, or the Borrowers or the Eligible Assignee shall pay, as the case may be, any required assignment fee, and such Non-Consenting Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest, fees and other amounts (other than contingent indemnity obligations not then due and payable), including amounts owed under Section 2.6D, owed to such Lender); and (ii) no such assignment shall conflict with any Applicable Law. Each Lender agrees that if the Administrative Agent or the Borrowers, as the case may be, exercise their option hereunder, they shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.1. The Administrative Agent shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.1.

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10.6	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another such covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

10.7	Notices.

A. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.7B below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to any Borrower, Holdings or any Subsidiary of Holdings, to the U.S. Borrower at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, attention: Darrell C. Sherman (Facsimile No. 1-866-3902612; Telephone No. (480) 840-8113); (ii) if to the Administrative Agent, the Collateral Agent, or to Credit Suisse AG at Credit Suisse AG, Eleven Madison Avenue, New York, NY 10010, attention of Agency Group (Facsimile No. (212) 322-2291; Telephone No. (919) 994-6369); and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.7B below, shall be effective as provided in said Section 10.7B.

B. Electronic Communications. Notices and other communications to the Lenders and the applicable Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2.1 and Section 3, as the case may be, if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or each Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

C. Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

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10.8	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and each Borrower set forth in Sections 2.6D, 2.7, 10.2, 10.3 and 10.18 and the agreements of the Lenders set forth in Sections 9.2, 9.3, 9.4, 10.2C, 10.3, 10.4 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn or paid thereunder, and the termination of this Agreement.

10.9	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrowers, any other Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower or any other Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent or Collateral Agent for the benefit of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12	Obligations Several; Independent Nature of the Lenders’ Rights.

The obligations of the Lenders and the Issuing Banks hereunder are several and no Lender or Issuing Bank shall be responsible for the obligations or Commitments of any other Lender or Issuing Bank hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders and the Issuing Banks pursuant hereto or thereto, shall be deemed to constitute the

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Lenders and the Issuing Banks as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender and each Issuing Bank shall be a separate and independent debt, and each Lender and each Issuing Bank shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender or other Issuing Bank to be joined as an additional party in any proceeding for such purpose.

10.13	Maximum Amount.

A. It is the intention of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Borrowers, each Issuing Bank and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force (including the relevant provisions of the Criminal Code (Canada)), and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders and Issuing Bank, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of the Borrowers to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount (in the case of any such reduction for the purpose of complying with the Criminal Code (Canada), first by reducing the amount or rate of interest and second by reducing any fees, commissions, costs, expenses, premiums and other amounts which would constitute “interest” for purposes of section 347 thereof). For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Notes and the Lenders and Issuing Bank.

B. If under any circumstances any Lender or Issuing Bank shall ever receive an amount which would exceed the Maximum Amount, such amount shall be treated as a voluntary prepayment under Section 2.4A(i) and shall be so applied in accordance with Section 2.4, hereof or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of any Borrower in favor of such Lender or Issuing Bank, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrowers.

10.14	Headings.

Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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10.15	Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that the Lenders’ rights of assignment are subject to Section 10.1). None of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings or any Borrower’s rights or obligations hereunder or any interest therein may be assigned or delegated by Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, or any Borrower without the prior written consent of all Lenders.

10.17	Consent to Jurisdiction and Service of Process.

A. SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ONLY IN SUCH FEDERAL COURT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS). EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS, CANADA HOLDINGS, U.S. HOLDINGS, CANADA INTERMEDIATE HOLDINGS, A CO-BORROWER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. IT IS UNDERSTOOD BY THE PARTIES THAT THE FOREGOING SHALL NOT APPLY TO ANY BANKRUPTCY, INSOLVENCY OR SIMILAR LAW OR ANY PROCEEDING THEREUNDER.

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B. WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.17A. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

C. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

10.18	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON PARTY HERETO HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19	Confidentiality.

Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates’ and their respective partners, directors, officers, employees, advisors, representatives and numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential as provided herein), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.19, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or

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pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and their respective obligations, (g) with the consent of the Co-Borrowers (such consent not to be unreasonably withheld or delayed) or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party or its Affiliates; provided that to the extent any Agent or Lender discloses Information pursuant to any provision of this Section 10.19, it shall (v) use good faith efforts to do so in such a manner as would be reasonably likely to maintain the confidentiality thereof, and (w) in the case of disclosures outside the ordinary course pursuant to clauses (b) or (c) above, to the extent practicable (following the exercise of commercially reasonable efforts) and not prohibited by Applicable Law, notify the Co-Borrowers of such proposed disclosure as far in advance of such disclosure as practicable and, at the request of the Co-Borrowers and the expense of such Agent or Lender, use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment.

For purposes of this Section 10.19, “Information” means all written information received from Holdings or any of its Subsidiaries or any of their respective Affiliates relating to Holdings or any of its Subsidiaries or any of their respective businesses, which to the extent received on or after the Effective Date, is identified as confidential by the Co-Borrowers or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 10.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and Applicable Law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by Holdings, the Co-Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to Holdings, the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and Applicable Law.

10.20	Counterparts; Integration; Effectiveness; Electronic Execution.

A. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter

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hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the Lenders and each of the other parties hereto required pursuant to Section 4, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

B. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21	USA Patriot Act Notification.

The following notification is provided to the Loan Parties pursuant to Section 326 of the USA PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.

What this means for any Loan Party: When a Loan Party opens an account, if the Loan Party is an individual, the Administrative Agent, the Issuing Banks and the Lenders will ask for the Loan Party’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent, the Issuing Banks and the Lenders to identify the Loan Party, and, if the Loan Party is not an individual, the Administrative Agent, the Issuing Banks and the Lenders will ask for the Loan Party’s name, tax identification number, business address, and other information that will allow the Administrative Agent, the Issuing Banks and the Lenders to identify the Loan Party. The Administrative Agent, the Issuing Banks and the Lenders may also ask, if the Loan Party is an individual, to see the Loan Party’s driver’s license or other identifying documents, and, if the Loan Party is not an individual, to see the Loan Party’s legal organizational documents or other identifying documents.

The Administrative Agent, the Issuing Banks and the Lenders may also be required to obtain, verify and record similar information under other applicable anti-money laundering laws, rules and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

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10.22	Agency of the U.S. Borrower for each other Loan Party.

Each of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Canadian Borrower and the other Loan Parties appoints the U.S. Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

10.23	No Fiduciary Duties.

In connection with all aspects of each transaction contemplated hereby, Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings and each of the Borrowers acknowledge and agree that: (a) the extensions of credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (c) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Arranger or any Lender has advised or is currently advising Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to any of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the other Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Holdings, U.S. Holdings, Canada Holdings, Canada Intermediate Holdings, the Co-Borrowers, the other Loan Parties and their respective

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Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

10.24	Judgment Currency.

The obligations of the Borrowers and the other Loan Parties hereunder and under the other Loan Documents to make payments in Dollars or in Canadian Dollars, as the case may be (each, an “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the applicable Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the applicable Obligation Currency (such currency being hereinafter referred to as the “Judgment Currency”) an amount due in the applicable Obligation Currency, the conversion shall be made, as the case may be, at the Canadian Dollar Equivalent or U.S. Dollar Equivalent determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Rate”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the applicable Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Canadian Dollar Equivalent or U.S. Dollar Equivalent or rate of exchange for this Section 10.24, such amounts shall include any premium and costs payable in connection with the purchase of the applicable Obligation Currency.

10.25	Additional Borrowing Subsidiaries.

A. Each Co-Borrower may designate any of its wholly-owned Restricted Subsidiaries organized under the laws of the United States, Canada or any state or province thereof as a Borrower under the Commitments; provided that the Administrative Agent shall have received, at least five Business Days prior to the date on which such Person is proposed to become a Borrower hereunder, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including to the extent applicable, the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement in substantially the form of Exhibit XII annexed hereto executed by such Subsidiary of a Co-Borrower such Subsidiary shall become a Borrower and a party to this Agreement. A Person shall cease to be a Borrower hereunder at such time as no Loans, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Person, no Letters of Credit issued for the

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account of such Person shall be outstanding and such Person and its parent Borrower shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in substantially the form of Exhibit XIII annexed hereto.

B. Notwithstanding the foregoing, no Person shall be added as a Borrower hereunder pursuant to this Section 10.25 unless (i) on the effective date of such addition, the conditions set forth in Section 4 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the applicable potential Borrower or Borrowers and (ii) except as otherwise specified in the applicable Borrowing Subsidiary Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Effective Date.

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156	CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOLDINGS:	TMM HOLDINGS LIMITED PARTNERSHIP, By: TMM Holdings (G.P.) Inc., its General Partner

	By:	/s/ G. Gail Edwards
		Name:	G. Gail Edwards
		Title:	President, Secretary

CANADA HOLDINGS:	0913741 B.C. LTD.,

	By:	/s/ G. Gail Edwards
		Name:	G. Gail Edwards
		Title:	President, Secretary

CANADA INTERMEDIATE HOLDINGS:	0914457 B.C. LTD.,

	By:	/s/ G. Gail Edwards
		Name:	G. Gail Edwards
		Title:	Director

U.S. HOLDINGS:	AYLESBURY ACQUISITION PARENT, INC.,

	By:	/s/ G. Gail Edwards
		Name:	G. Gail Edwards
		Title:	President, Secretary

U.S. BORROWER:	TAYLOR WOODROW HOLDINGS (USA) INC.,

	By:	/s/ STEPHEN J. WETHOR
		Name:	STEPHEN J. WETHOR
		Title:	AUTHORIZED SIGNATORY

CREDIT AGREEMENT

CANADIAN BORROWER:	MONARCH CORPORATION,

	By:	/s/ G. Gail Edwards
		Name:	G. Gail Edwards
		Title:	Director

CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as a Lender, Swing Line Lender and Issuing Bank, and as the Administrative Agent and the Collateral Agent

By:	/s/ BILL O’DALY
	Name:	BILL O’DALY
	Title:	DIRECTOR

By:	/s/ Christopher Reo Day
	Name:	Christopher Reo Day
	Title:	Vice President

CREDIT AGREEMENT

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender,

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Director

CREDIT AGREEMENT

HSBC BANK(USA) N.A., as a Lender,

By:	/s/ Patrick J. McNicholas
	Name:	Patrick J. McNicholas
	Title:	Senior Vice President

CREDIT AGREEMENT